As filed with the U.S. Securities and Exchange Commission on March 11, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LIRUM THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	88-1228824 (I.R.S. Employer Identification Number)
590 Madison Ave, 21st Floor
New York, NY, 10022
(646) 964-1402
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter McDonald
Chief Executive Officer
Lirum Therapeutics, Inc.
590 Madison Ave, 21st Floor
New York, NY 10022
(646) 964-1402
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Matthew W. Mamak, Esq. Alston & Bird LLP 90 Park Avenue New York, NY 10016 (212) 210-1256	Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUSSUBJECT TO COMPLETIONDATED            , 2024
       Shares
Common Stock
Lirum Therapeutics, Inc.

This is an initial public offering of shares of common stock by Lirum Therapeutics, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $        and $       .
We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “LRTX”, and the closing of this offering is contingent upon such listing.
We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced reporting requirements.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)
Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 141 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to        additional shares of common stock solely to cover over-allotments, if any.
The underwriters expect to deliver the shares to purchasers on or about                 , 2024.
ThinkEquity
The date of this prospectus is                 , 2024

LX-101: A New Approach to Targeting IGF-1R

Active payload
Optimized IGF-1R variant
LX-101
IGF-1 receptor

Precision targeting: Optimized IGF-1 variant targeting IGF-1R, enabling precise payload delivery to IGF-1R+ cells

Rational payload: Delivers methotrexate, used to treat cancer and autoimmune disease (including TED), directly to diseased cells

Novel and differentiated: Offers a differentiated mechanism of action compared to past and present IGF-1R targeting agents

Positive clinical experience: Well-tolerated with single agent activity in Phase 1 trials of advanced, pretreated cancer patients

Large market opportunity: Development paths in a wide range of oncologic and autoimmune indications

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering, or the possession or distribution of this prospectus, in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of common stock and the distribution of this prospectus outside the United States.
Through and including           , 2024 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Industry and Market Data
This prospectus includes industry and market data that we obtained from periodic industry publications, third party studies and surveys, filings of public companies in our industry and internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.
Trademarks and Tradenames
We own various U.S. federal trademarks and/or unregistered trademarks, including our company name, logo and solution names and other trade or service marks. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their right thereto.
About this Prospectus
In this prospectus, unless the context suggests otherwise, references to “Lirum Therapeutics,” “Lirum,” the “Company,” “we,” “us” and “our” refer to Lirum Therapeutics, Inc.
This prospectus describes the specific details regarding this offering and the terms and conditions of the common stock being offered hereby and the risks of investing in our common stock. You should read this prospectus, any free writing prospectus and the additional information about us described in the section entitled “Where You Can Find More Information” before making your investment decision.
Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

Prospectus Summary
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto included elsewhere in this prospectus. You should also consider, among other things, the information set forth under the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. Unless the context otherwise requires, we use the terms “Lirum,” “Lirum Therapeutics,” the “Company,” “we,” “us,” “our” and similar designations in this prospectus to refer to Lirum Therapeutics, Inc.
Overview
We are an innovative, clinical-stage biopharmaceutical company focused on the treatment of debilitating diseases through the acquisition, development, and commercialization of novel drug candidates with compelling mechanisms of action, regulatory pathways, and commercial opportunities.
Our lead product candidate, LX-101, is a novel, clinical-stage, next generation, targeted therapy directed to the insulin-like growth factor-1 (“IGF-1”) receptor (“IGF-1R”) with a differentiated payload-bearing mechanism of action. The IGF-1/IGF-1R pathway has been implicated in a host of malignancies and autoimmune diseases and we believe represents a scientifically and medically rational target with a multi-billion-dollar market opportunity. The IGF-1R target has been commercially validated, as Tepezza® (teprotumumab), an IGF-1R-directed, naked, non-payload-bearing, monoclonal antibody developed by one of our competitors, generated $1.97 billion in revenue in 2022. This was Tepezza’s third year on the market, and is approved in just one indication, an autoimmune condition known as thyroid eye disease (“TED”).
LX-101, formerly named 765IGF-MTX, a drug candidate for which Lirum has acquired a license, has been clinically evaluated by the licensor in Phase 1a trials of patients with advanced, pretreated cancer, where it was found to be well-tolerated and demonstrated single agent activity. We are developing LX-101 in certain oncology and autoimmune indications, including TED, and we are seeking to establish LX-101 as the standard of care for treating these diseases.
Our Approach
Our goal is to build a leading biopharmaceutical company. We intend to leverage our experience and expertise in drug development and commercialization to create a pipeline of differentiated therapies for debilitating diseases with high unmet medical need. We plan to advance our agents into and through regulatory pathways for indications with attractive market opportunities and commercialize our products.
Our lead product candidate, LX-101, is a novel, clinical stage, next generation, precision-engineered targeted therapy directed to the IGF-1R. The IGF-1/IGF-1R pathway has been implicated in a host of diseases. Moreover, IGF-1R has been commercially validated, and we believe represents a scientifically and medically rational target with a multi-billion-dollar market opportunity.
LX-101 consists of a proprietary, precision-engineered IGF-1 variant coupled to a cytotoxic payload, methotrexate. Methotrexate is a cytotoxic inhibitor of DNA synthesis, repair, and cellular replication and has been used to treat patients with certain cancers and autoimmune diseases, including TED, making it, we believe, a rational payload to employ in these disease settings.
LX-101 has been clinically evaluated by the licensor in Phase 1a trials of patients with advanced, pretreated cancer, where it was found to be well-tolerated and demonstrated single agent activity. Nineteen patients were enrolled with advanced, pretreated solid or hematologic tumors that expressed some degree of IGF-1R (i.e., IGF-1Rlow-high). We are encouraged that there were patients who experienced disease control, including responses, at the tested doses. This includes a partial response (“PR”) in a patient with basal cell carcinoma that metastasized to the lung who was treated at the highest tested dose. There was also activity and disease control at lower doses, including the following: one bone marrow complete response (“BMCR”) in a patient with advanced myelodysplastic syndrome (“MDS”) and four stable diseases (“SD”), including one with a pathologic complete response, in patients with colon cancer, MDS, endometrial cancer, and Hodgkin’s lymphoma, respectively. Neither a dose limiting toxicity (“DLT”) nor a maximum tolerated dose (“MTD”) were reached and, accordingly, we plan to further dose escalate and optimize the administration schedule.
We believe that leveraging LX-101’s novel and differentiated features, along with the well-documented involvement of IGF-1R in a multitude of diseases, will support our efforts to maximize the therapeutic and commercial potential of LX-101. As a next step, we plan to build upon the Phase 1a clinical experience and advance LX-101 through additional clinical trials in select oncology and TED indications. Positive data in these settings, we believe, will be both value-creating as well as informative for our navigation of LX-101 through potentially expedited development pathways, although we cannot be assured that LX-101 or any future products will qualify, to attractive market opportunities. We also intend to expand our portfolio via acquisitions of additional drug candidates that meet our criteria for successful drug development and commercialization. With this approach, we believe that we can create a positive impact on patients while creating shareholder value.
Our Lead Program: LX-101
We have in-licensed our lead product candidate, LX-101, which is a novel, clinical-stage, next-generation, precision-engineered targeted therapy directed to the IGF-1R. The IGF-1/IGF-1R pathway has been implicated in a host of malignancies and autoimmune diseases and, we believe, represents a scientifically and medically rational target in both oncology and autoimmune indications.
LX-101 is a next generation IGF-1R-directed agent being developed to target diseased cells with high precision and delivers a rational, potent, clinically active payload. LX-101 consists of a proprietary, engineered variant of the IGF-1 ligand covalently conjugated to methotrexate (“MTX”), a drug that has been used to treat patients with a variety of cancers and autoimmune diseases, including TED. Moreover, MTX is a cytotoxic inhibitor of DNA synthesis, repair, and cellular replication, and we believe that targeted, intracellular delivery of MTX by LX-101 holds promise for these indications (see Figure 1).
Figure 1. LX-101: Novel IGF-1R Targeted Therapy
Notably, the Lirum team developed, attained U.S. Food and Drug Administration (“FDA”) approval for, and commercialized ELZONRIS® (tagraxofusp-erzs) at Stemline Therapeutics, Inc. (formerly NASDAQ: STML; now Menarini Stemline), which also utilizes a payload that is cytotoxic when intracellularly delivered in a targeted manner. However, approvals by the FDA for related drugs, may not be indicative of what may be required for approval of LX-101.
LX-101/765IGF-MTX has been clinically evaluated by the licensor in Phase 1a trials of patients with advanced, pretreated solid and hematologic cancers, where it was found to be well-tolerated and provided preliminary evidence of single agent activity. Importantly, no DLT or MTD was reached in these trials, and, accordingly, we plan to explore further dose escalation and schedule optimization.
We plan to build upon this Phase 1a clinical experience by leveraging LX-101’s novel and differentiated features, along with the well-documented involvement of IGF-1/IGF-1R in a multitude of diseases to advance LX-101 through regulatory pathways to attractive market opportunities in oncology and autoimmune disease.
Our Pipeline
As a next step, we plan to advance LX-101 through Phase 1b/2 clinical trials in select oncology indications and Phase 1 clinical trials in select TED indications where in both cases, we believe, positive data will be value-creating as well as informative for our navigation of LX-101 through regulatory pathways to attractive market opportunities (see Figure 2).
Figure 2. Lirum Pipeline

Note: Cancers with “well-established IGF-1/IGF-1R pathway involvement” include those tumor types with genetic alterations relating to the pathway and/or elevated IGF-1R expression.

(1)
Some indications by virtue of certain factors (e.g., unmet medical need, etc.) could lend themselves to the possibility of pivotal phase 2 studies or other expedited development pathways, although we cannot be assured that LX-101 or any future products will qualify.

(2)
This trial, conducted by the licensor with 765IGF-MTX, the former name of LX-101, enrolled patients with multiple cancer types including colorectal, endometrial, pancreatic, breast, basal cell carcinoma, Hodgkin’s lymphoma, and others. IGF-1R expression was assessed on patient tumors via immunohistochemical staining and scored based on the proportion of cells that were positive (PS=proportion score; range 0%-100%) and Q score (range 0-7), which is the combination of PS and intensity score (IS).

(3)
Cancers with “well-established IGF-1/IGF-1R pathway involvement” include those tumor types with genetic alterations relating to the pathway and/or elevated IGF-1R expression.

(4)
Reviewing opportunities in other autoimmune diseases including rheumatoid arthritis, Graves’ disease, Cushing’s syndrome, lupus, Crohn’s disease, and others.

In oncology, we plan to leverage existing clinical dosing, safety, and efficacy data from the previous Phase 1a clinical trials to further evaluate LX-101 in Phase 1b/2 trials enriched for patients with IGF-1/IGF-1R prominent cancers, including those with genetic alterations affecting the IGF-1R pathway and/or with high IGF-1R expression. Our strategy is to focus on indications in which the IGF-1/IGF-1R pathway is known to play a key role in the disease pathogenesis, combined with our assessment of the potential for expedited regulatory pathways and meaningful commercial opportunities. As we continue to develop LX-101 in multiple oncology indications, we will also seek to pursue a broad target-based label, which could open opportunities for even greater commercial expansion.
In TED, we intend to utilize existing clinical dosing and safety data from the previous Phase 1a clinical trials in oncology to advance LX-101 into Phase 1 trials in various segments of patients with TED. The novel mechanism of action of LX-101 could enable more effective and/or complementary targeting of the key effector cells, and this activity may potentially result in more robust and durable responses than available therapies for patients with newly diagnosed, active phase disease, as well as being effective in any one or more of the various patient/market segments of acute and/or chronic TED. We are seeking to identify the most promising patient segments that may present expedited regulatory approval pathways and attractive commercial opportunities. The generation of positive clinical data in one or more of these patient populations, we believe, could represent major value-creating milestones for us and provide regulatory direction. Given the size of the TED market, combined with an increasing pool of patients that may require additional treatment, we envision several potential development paths as well as significant market opportunities for LX-101.
We also intend to expand our portfolio via acquisitions of additional drug candidates that meet our criteria for potential successful drug development and commercialization.
Our History and Leadership Team
We were founded in 2021 and are led by a highly experienced and accomplished team of industry veterans. Our team has a proven track record of shareholder value creation and successful drug development leading to the approvals and launches of new therapies in both oncologic and non-oncologic indications in the United States and abroad.
Peter McDonald, our Chief Executive Officer and Interim Principal Financial and Accounting Officer, has over 20 years of experience in the biotechnology, finance and banking industry. From 2014 until 2022, he served as a key member of the Stemline Therapeutics (“Stemline”) (formerly NASDAQ: STML; now Menarini Stemline) team from the IPO to drug commercialization in both U.S. and ex-U.S. As SVP, Corporate and Business Development at Stemline, he was responsible for critical aspects of the company including operations, finance, business development, investor relations, and scientific and corporate communications. He was an instrumental member of the team that sold Stemline and helped its growth from the initial public offering (“IPO”) to a valuation of almost 10X.
Ivan Bergstein, M.D., our Chairman, is an entrepreneur, innovator, and experienced biopharmaceutical executive and board member with over 25 years in the industry. Dr. Bergstein currently serves as the Chief Executive Officer of Stemline, a company he founded. Stemline was acquired in June 2020 by a global pharmaceutical company. Under Dr. Bergstein’s leadership, Stemline completed a successful IPO and Stemline’s lead drug, ELZONRIS®, received regulatory approval from the FDA and European Medicines Agency (“EMA”) and was commercially launched in both the United States and Europe for the treatment of patients with an orphan hematologic malignancy.
Kenneth Hoberman, our Vice-Chairman, is a seasoned biopharmaceutical executive and has been a key member of the founding/early-stage creation of several companies. Mr. Hoberman currently serves as the Chief Operating Officer of Stemline, where he was an integral member of the management team that obtained US and EU approvals of its lead drug, ELZONRIS®. Mr. Hoberman also co-led efforts to guide Stemline from inception through an IPO and then as a public company, and ultimately through its acquisition by a global pharmaceutical company. He currently serves on the Board of TG Therapeutics, Inc. (NASDAQ: TGTX), which has received FDA approval for Briumvi® in multiple sclerosis, and Nuvectis Pharma, Inc. (NASDAQ: NVCT), a clinical stage company developing drugs for personalized medicine.
Stephen Lichaw, our Vice President of Business Development, has over 25 years of experience in healthcare finance and banking. He has held various positions including Analyst, Head of Institutional Sales/Trading, and Vice President of Investment Banking at Ladenburg Thalmann. He also served as Vice-President in the Investment Banking Group at H.C. Wainwright, Managing Director at the Stern Aegis Group of Aegis Capital, and President of Cayuga Advisors.
Matt Hoberman, our Vice President of Operations, was part of the Stemline team from 2018 until 2022, where he served as a key member of the business and corporate development team. He contributed to all aspects of company activities, including operations, business development (both in and out licensing), investor relations, and scientific communications and strategy. He was also part of the team that headed up the integration of Stemline with its acquirer immediately following the acquisition.

See the section “Management” on page 116 for more information.
Our Strategy
Our goal is to build a leading biopharmaceutical company through the identification, development, and commercialization of innovative therapeutics that address areas of unmet medical need, initially in oncology and autoimmune disease with a primary focus on patients with: (1) cancers in which the role of IGF-1/IGF-1R is well-established; and (2) the autoimmune disease TED, where IGF-1R is a commercially validated target. We intend to leverage our experience in clinical and regulatory strategy and execution to advance LX-101 into potentially expedited regulatory pathways for indications with attractive commercial potential. We also intend to leverage our expertise and experience in target, drug, and indication selection, to continue to build out, through acquisitions, partnerships, and/or in-licensing opportunities, a robust pipeline of additional novel product candidates that also lend themselves to expedited regulatory pathways with meaningful commercial opportunities.
The key elements driving our business strategy are subject to many factors, some known and some unknown, such as securing additional financing, and include our ability, within the environment we find ourselves in, to:
•
Manufacture and advance LX-101 into clinical trials of patients with IGF-1/IGF-1R prominent cancers and TED;

•
Generate meaningful, sustained, value-creating clinical safety and efficacy data with LX-101 in oncology and TED;

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Determine, develop, and pursue registrational pathways in one or more areas of IGF-1/IGF-1R prominent cancers and TED;

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Continue to opportunistically expand our pipeline with novel and exciting product candidates;

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Achieve marketing approval for our product candidates; and

•
Successfully commercialize, or otherwise monetize, our product candidates.

Intellectual Property Overview
In January 2022, we entered into a license agreement with IGF Oncology, LLC (“IGF Oncology”), for 765IGF-MTX, now named LX-101. Under the agreement, IGF Oncology has granted us an exclusive, royalty-bearing, worldwide license under certain patent rights, know-how and materials to research, develop, make, have made, formulate, use, sell, offer to sell and import LX-101 and two other earlier stage compounds, and any products containing or comprising such compounds in finished dosage pharmaceutical form, for the diagnosis, and/or treatment of any disease or condition in humans.
We are required to pay IGF Oncology an upfront payment, which is divided into six payments. To date, Lirum has paid $1,180,378 of the upfront payment to IGF Oncology across payments made in November 2022, January 2023, July 2023, and January 2024. The next payments of the upfront payment are due as follows: (i) $200,000 plus daily compounded interest of 15% from January 12, 2024, upon the earlier of an equity financing totaling at least $10,000,000 or April 12, 2024; and (ii) $200,000 plus daily compounded interest of 15% from January 12, 2024, upon the earlier of an equity financing totaling at least $10,000,000 or July 12, 2024. In addition, IGF Oncology is eligible for milestone payments based on clinical and regulatory events, as well as for sales-based milestones. IGF Oncology is also eligible for a royalty based on all net sales, by us or our sublicensees, of products containing the licensed compound. For additional information, see the section titled “Intellectual Property”.
We have licensed three patent families, including seven issued U.S. patents that we believe provide patent protection for the LX-101 composition or methods of treatment. The first licensed patent family, expiring in 2035, includes composition patents relating to proprietary fusion proteins of IGF-1 (including the IGF-1 variant of LX-101) and conjugates to anti-cancer chemotherapeutic agents (including methotrexate, the LX-101 payload), as well as methods of treating cancer with these agents. This patent family includes four issued U.S. patents, as well as issued or pending patents in Europe, Japan, Canada, Australia, and India. The second licensed patent family, expiring in 2038, covers methods of treating certain diseases including some myeloid malignancies with IGF-1R ligands conjugated to an anti-cancer chemotherapeutic agent. This patent family includes one issued U.S. patent, as well as issued and pending patents in Europe, China, Japan, Australia, Canada, India, and South Korea. The third licensed patent family, expiring in 2025 or 2026, includes composition of matter patents covering other IGF-1 variants conjugated to anti-cancer chemotherapeutic agents, as well as methods of treating cancer with these agents. This patent family includes two issued U.S. patents that protect the LX-101 composition and methods of treatment, as well as issued patents in Europe, Canada, and Japan.
Furthermore, the Company has filed two Patent Cooperation Treaty applications for methods of treating TED and other autoimmune diseases with IGF-1R ligands conjugated to disease-modifying agents. Any patent that grants from these families would have an expiration of 2043, not including future extensions. The Company has also filed two provisional patent applications for methods of treating IGF-1R-related pediatric and adult cancers with IGF-1R ligands conjugated to a cytotoxic agent. Any patent that grants from these families would have an expiration of 2044, not including future extensions.
Other patents and patent applications in the Lirum portfolio are related to IGF-1R ligands conjugated to bacterial toxins or radionuclides for the treatment of cancer expiring in 2025 or 2028 and proprietary fusion proteins of epidermal growth factor receptor ligands, conjugates to anti-cancer chemotherapeutic agents, and methods of treating cancer with these agents expiring in 2035. Lirum’s portfolio also includes three U.S. patents expiring in 2025 or 2027 covering methods of treating certain cancers with agents unrelated to LX-101.
Risk Factors
An investment in our common stock is subject to a broad range of risks and should only be made after a careful consideration of such risks. For a discussion of some of the risks you should consider before purchasing our common stock, you are urged to carefully review and consider the section entitled “Risk Factors.”
Risk Factor Summary
Our business is subject to a number of risks that you should be aware of before making an investment decision. These include risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully in the section entitled “Risk Factors” beginning on page 16 of this prospectus. These risks include the following, among others:
•
We have a limited operating history, have not initiated or completed any clinical trials to date, have no products approved for commercial sale and have not generated any revenue, which may make it difficult for investors to evaluate our current business and likelihood of success and viability.

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We have incurred net losses since our inception and have not generated any revenue. We expect to incur continued losses for the foreseeable future and may never achieve or maintain profitability. Our stock is a highly speculative investment.

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Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve several objectives relating to the discovery or identification, development, regulatory approval and commercialization of our current or future product candidates.

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Even if this offering is successful, we will require substantial additional capital to finance our operations and achieve our goals.

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We are substantially dependent on the success of our lead product candidate, LX-101, for which we have not yet commenced a clinical trial.

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Clinical trials are very expensive, time-consuming and difficult to design and implement, and involve uncertain outcomes. Furthermore, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Our current or future product candidates may not have favorable results in later clinical trials, if any, or receive regulatory approval.

•
Approvals by the FDA for related drugs, such as Tepezza®, may not be indicative of what may be required for approval of LX-101.

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Our competitors have significantly greater resources and experience than we do, which may make it difficult for us to successfully develop our current or future product candidates, or may result in others discovering, developing or commercializing products before or more successfully than us.

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We expect to rely on manufacturing, preclinical and clinical data from a Phase 1 clinical trial conducted by our licensor for our initial regulatory filings and we did not control those efforts or trial operations or the reporting of their results.

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We plan to file our own corporate-sponsored INDs in oncology and TED/autoimmune that may reference the existing IND in oncology that was filed by the licensor which could delay the initiation of our trials.

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If we fail to demonstrate safety and efficacy to our stakeholders, we may need to terminate development programs, our reputation may be harmed, and our business will suffer.

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Pandemics, epidemics, and other major world crises could adversely impact our business, including our clinical trials and clinical trial operations.

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The development and commercialization of pharmaceutical products are subject to extensive regulation, and we may not obtain regulatory approvals for LX-101 or any future product candidates, on a timely basis or at all. While we will look for indications that may qualify for an expedited regulatory pathway in the future, we cannot be assured that LX-101, or any future product candidates, will qualify.

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The manufacture of any of our current or future product candidates is complex. Our third-party manufacturers may encounter difficulties or interruptions in production, which could delay or entirely halt their ability to supply any of our current or future product candidates for clinical trials or, if approved, for commercial sale.

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We are in the process of, but have not yet completed, preparation of LX-101 for clinical use which could delay or entirely halt the ability to supply LX-101 for clinical trials or, if approved, for commercial sale.

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Our future success depends on our ability to retain our executive officers and key employees and to attract, retain and motivate qualified personnel and manage our human capital.

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We currently have 3 full-time employees and we will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth.

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If we are unable to obtain and maintain patent protection or other necessary rights for our products and technology, or if the scope of the patent protection obtained is not sufficiently broad or our rights under licensed patents is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected.

Corporate Information
We were incorporated in November 2021 under the laws of the State of Delaware under the name Lirum Therapeutics, Inc. Our principal executive offices are located at 590 Madison Ave, 21st Floor, New York, NY 10022, and our telephone number is (646) 964-1402. Our website address is www.lirumtx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of being an emerging growth company and a smaller reporting company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

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reduced disclosure about our executive compensation arrangements; and

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not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved; and an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company.
We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (“SEC”). We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.
We have elected not to “opt out” of the exemption for the delayed adoption of certain accounting standards and, therefore, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The Offering
Shares of common stock offered by us
      shares
Shares of our common stock to be outstanding after this offering
        shares (or          shares if the underwriters exercise their option to purchase additional shares in full).
Underwriters’ option to purchase additional shares
We have granted the underwriters a          -day option to purchase up to additional shares of our common stock at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus.
Use of proceeds
We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $      million, or $      million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to fund the manufacturing, preclinical, and clinical development of LX-101 in oncology and thyroid eye disease, working capital, continued in-licensing activities, hiring of additional personnel, capital expenditures, costs of operating as a public company and other general corporate purposes. See “Use of Proceeds.”
Proposed Nasdaq Capital Market symbol
“LRTX”
Risk factors
Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included in this prospectus, before investing in our common stock.
The number of shares of our common stock outstanding after this offering is based on         shares of our common stock outstanding as of           , 2024, and excludes:
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       shares of common stock issuable upon exercise of options outstanding under our 2024 Equity Incentive Plan, (the “Plan”), at a weighted-average exercise price of $      per share as of      ;

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       shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $      per share as of       ; and

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       shares of common stock to be reserved for future issuance under the Plan to be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Except as otherwise noted, all information in this prospectus:
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assumes no exercise of the underwriters’ option to purchase up to additional shares of common stock in this offering; and

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assumes no exercise of the outstanding options and warrants described above.

Summary Financial Data
The following tables summarize our financial data for the periods and as of the dates indicated. The summary statements of operations data for the years ended December 31, 2023 and 2022, are derived from our audited financial statements and related notes included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2023 are derived from our audited financial statements and related notes included elsewhere in this prospectus. You should read the summary financial data together with our financial statements and related notes appearing elsewhere in this prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial data in this section are not intended to replace our financial statements and the related notes and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.
Statements of Operations
	For the Years Ended December 31,
	2023	2022
Operating expenses:
Research and development	$1,702,445	$1,783,812
General and administrative	492,051	124,634
Loss from operations	2,194,496	1,908,446
Interest expense on convertible promissory notes – related party	6,202	10,228
Loss before provision for income taxes	2,200,698	1,918,674
Provision for income taxes	—	—
Net loss	$2,200,698	$1,918,674
Net loss per share, basic and diluted	$(0.07)	$(0.08)
Selected Balance Sheet Data:
December 31, 2023
Cash	$4,008,999
Total assets	4,569,374
Total liabilities	2,179,757
Total liabilities and stockholders’ equity	$4,569,374

Special Note Regarding Forward-Looking Statements
This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed in the section titled “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify some of these forward-looking statements by words or phrases, such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:
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the timing, progress and results of preclinical studies and clinical trials for our product candidates, including our product development plans and strategies;

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the timing, scope and likelihood of regulatory filings and approvals, including opportunities to use expedited regulatory pathways and final regulatory approval of our product candidates;

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the potential benefits and market opportunity for our product candidates;

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expectations regarding the size, scope and design of clinical trials;

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our plans and strategy with respect to our drug development efforts;

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our manufacturing, commercialization, and marketing plans and strategies;

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our plans to hire additional personnel and our ability to attract and retain such personnel;

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our estimates of the number of patients who suffer from the diseases we are targeting and potential growth in our target markets;

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our expectations regarding the approval and use of our product candidates;

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our competitive position and the development and impact of competing therapies that are or may become available;

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expectations and strategies for entering into potential collaborations and additional licensing agreements;

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our intellectual property position, including the scope of protection we are able to establish and maintain for intellectual property rights covering product candidates we may develop, including the extensions of existing patent terms where available, the validity of intellectual property rights held by third parties, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

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the rate and degree of market acceptance and clinical utility of product candidates we may develop;

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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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our future financial performance;

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the period over which we estimate our existing cash on hand will be sufficient to fund our future operating expenses and capital expenditure requirements;

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the impact of laws and regulations;

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pandemics, epidemics, and other major world crises; and

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our anticipated use of the net proceeds from this offering.

You should not rely on forward-looking statements as predictions of future events. These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward- looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Risk Factors
Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all the other information in this prospectus, including our financial statements and the related notes thereto and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making a decision to invest in our common stock. Our business, results of operations, financial condition and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, platform, reputation, brand, results of operations, financial condition and prospects could be materially and adversely affected. In such event, the market price of our common stock could decline, and you could lose all or part of your investment.
Risks Related to Our Financial Condition and Capital Requirements
Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
We are a development-stage biopharmaceutical company with a limited operating history. We were incorporated in Delaware in November 2021 and commenced operations in November 2021.
Since inception, we have devoted substantially all of our financial resources to identify, acquire, license, and develop our product candidate, including manufacturing, conducting preclinical studies, preparing for clinical trials, regulatory strategy, and providing general and administrative support for these operations. To date, we have not generated any revenue from sales of any of our products and we have financed our operations through funding provided by convertible notes with our founders and by a private placement. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations, or grants.
Our lead product candidate is in early clinical development. The licensor had previously manufactured clinical drug candidate supply and conducted clinical trials. We are in the process of, but have not yet completed, manufacturing of drug supply. We have not yet demonstrated our ability to successfully file an IND or equivalent, initiate, conduct or complete clinical trials, obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any predictions about our future success or viability may not be as accurate.
We may need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities related to the full product life cycle. We may not be successful in such a transition.
We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We may never achieve or maintain profitability.
Investment in biopharmaceutical product development is a highly speculative undertaking and entails substantial upfront capital expenditures and significant risk that our current or potential future product candidates will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. We are in the early stages of clinical development for our product candidate, we have not yet commenced clinical studies, nor pivotal clinical studies, for any product candidate and it may be years, if ever, before we complete pivotal clinical studies and have a product candidate approved for commercialization. In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors, such as the COVID-19 and other pandemics. Even if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive approval, and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for our product candidates in those markets.
We have incurred net losses since our inception and have an accumulated deficit of $4,146,163 as of December 31, 2023. Those losses mainly include expenses related to in-licensing of LX-101 and R&D costs.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:
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continue our research and preclinical and clinical development of our current and future product candidates;

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expand the scope of our clinical studies for our current and future product candidates;

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advance our programs into more expensive clinical studies;

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initiate additional preclinical, clinical, or other studies for other product candidates;

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manufacture our drug candidates through third party vendors for both drug substance and drug product;

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change or add additional manufacturers or suppliers, or manufacture additional lots of our product candidates;

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seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

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establish a sales, marketing, and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

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seek to identify, assess, acquire, license, and/or develop other product candidates;

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make milestone or other payments under any license agreements;

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seek to maintain, protect, and expand our intellectual property portfolio;

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seek to attract and retain skilled personnel;

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possibly seek collaborations;

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create infrastructure to support our operations as a company that may be publicly traded in the future and our product development and planned future commercialization efforts; and

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experience any delays or encounter issues with any of the above, including but not limited to failed studies, complex results, manufacturing issues, safety issues, or other clinical or regulatory challenges that require longer follow-up of existing studies, additional major studies, or additional supportive studies in order to pursue marketing approval.

Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.
We have never generated any revenue from product sales and may never be profitable.
We have no products approved for commercialization and have never generated any revenue. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize one or more of our current and future product candidates. We do not anticipate generating revenue from product sales for the foreseeable future. Our ability to generate future revenue from product sales largely depends on our success in many areas, including but not limited to:
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completing research and preclinical and clinical development of our product candidates and meeting preclinical and clinical endpoints;

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obtaining regulatory and marketing approvals for product candidates for which we complete clinical studies;

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developing a sustainable and scalable manufacturing process, that is compliant with FDA or similar foreign regulatory authority, to support development and commercialization of our product candidates and establishing and maintaining supply and manufacturing relationships with third parties that can conduct the process and provide adequate (in amount and quality) products to support clinical development for our product candidates;

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launching and commercializing product candidates for which we obtain regulatory and marketing approval, either directly or with a collaborator or distributor;

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obtaining market acceptance of our products as viable treatment options;

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addressing any competition, including competing technological and market developments;

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identifying, assessing, acquiring and/or developing new product candidates;

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negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter;

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maintaining, protecting, and expanding our portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

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attracting, hiring, and retaining qualified personnel.

Even if one or more of the current or future product candidates we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the EMA, or other regulatory agencies, domestic or foreign, to change our manufacturing processes or assays, or to perform clinical, nonclinical, or other types of studies in addition to those that we currently anticipate. In cases where we are successful in obtaining regulatory approvals to market one or more product candidate, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to receive reimbursement at any price, and whether we own the commercial rights for that territory. If the number of our addressable rare disease patients is smaller than we estimate, the indication approved by regulatory authorities is narrower than we expect, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved. Additionally, if we are not able to generate revenue from the sale of any approved products, we may never become profitable.
Even if this Offering is successful, we expect that we will need to raise significant additional funding before we can become profitable. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit, or terminate our product development efforts or other operations and adversely affect our business.
We expect our expenses to increase in parallel with our ongoing activities, particularly as we continue our discovery, preclinical development activities, and manufacture and initiate clinical trials of, and seek marketing approval for, any of our current or future product candidates. We plan to advance our product candidate, LX-101, and other potential product candidates, through manufacturing, development, including clinical development in specific areas and indications, and are evaluating other potential areas and indications through preclinical development and research. Developing product candidates is expensive, and we expect our research and development expenses to increase substantially, particularly as we advance our product candidates through clinical studies. In addition, if we obtain marketing approval for any of our current or future product candidates, we expect to incur significant pre-commercialization and commercialization expenses related to personnel buildout, product sales, marketing, manufacturing, and distribution.
As of December 31, 2023, we had cash of $4,008,999. We expect that we will require significant additional capital to obtain regulatory approval for, and to commercialize, our product candidates. In addition, our operating plans may change as a result of factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:
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the scope, rate of progress, results and cost of our clinical studies, preclinical testing, and other related activities;

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the cost of manufacturing clinical supplies, and establishing commercial supplies, of our product candidates and any products that we may develop;

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the number and characteristics of product candidates that we pursue;

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the cost, timing, and outcomes of regulatory approvals;

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the cost and timing of establishing sales, marketing, and distribution capabilities; and

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the terms and timing of any collaborative, licensing, and other arrangements that we have established or may establish, including any required milestone and royalty payments thereunder.

Additional financing efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop our product candidates and, ultimately, commercialize our products should they be approved.
Furthermore, we expect to incur significant additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. We cannot be certain that additional funding will be available on acceptable terms, or at all. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of public or private equity offerings, debt financings, governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects. In addition, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.
If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay, or discontinue one or more of our research or development programs of any product candidates, including possible termination and loss of a license to any product or product candidate, or significantly curtail, delay, or discontinue the commercialization of any products or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition, and results of operations.
Risks Related to the Discovery and Development of Our Product Candidates
We are heavily dependent on the success of our product candidates, which are, or may be, in clinical or the early stages of preclinical development. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.
To date, we have invested substantially all of our efforts and financial resources to identify, acquire, license, manufacture, and develop our product candidate, including conducting preclinical studies, preparing for an IND submission and clinical studies, and providing general and administrative support for these operations. Our future success is dependent on our ability to successfully develop, manufacture, obtain regulatory approval for, and then successfully commercialize one or more product candidates. We currently generate no revenue from sales of any drugs, and we may never be able to develop or commercialize a marketable drug.
Our product candidate is in the early stages of development and will require additional clinical development, and in some cases additional preclinical development, management of nonclinical, clinical, and manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization, and significant marketing efforts before we generate any revenue from product sales. We currently have one product candidate that has been tested in Phase 1 clinical studies by the licensor. We have not conducted a clinical study yet and none of our product candidates have advanced into a pivotal study and it may be years before such study is initiated, if at all. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates.

The Company has not submitted any applications, including marketing applications, to the FDA or comparable foreign regulatory authorities. We cannot be certain that any of our product candidates will be successful in initiating or completing clinical studies or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if they are successful in clinical studies. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.
We generally plan to seek regulatory approval to commercialize our product candidates in the United States, EU, and in additional countries where we have commercial rights. To obtain regulatory approval in these and in other countries, we must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical studies, commercial sales, pricing, and distribution of our product candidates. Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions. If we are unable to obtain approval for our product candidates in multiple jurisdictions, our revenue and results of operations could be negatively affected.
We may experience setbacks that could delay or prevent regulatory approval of, or our ability to commercialize, our current or future product candidates, including:
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negative or inconclusive results from our preclinical studies or clinical trials or positive results from the clinical trials of others for product candidates similar to ours leading to their approval, and evolving to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

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product-related side effects experienced by patients or subjects in our clinical trials or by individuals using therapeutics that we, the FDA, other regulators, or others view as relevant and/or problematic to the development of our current or future product candidates;

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delays in submitting Investigational New Drug (“IND”) applications or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

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conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials, including our clinical endpoints;

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delays in enrolling subjects in clinical trials, including due to the COVID-19 and other pandemics or epidemics, and/or delays in completion of clinical trials, including under good clinical practice (“GCP”) or good laboratory practice (“GLP”) requirements;

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inability to maintain compliance with regulatory requirements, including current Good Manufacturing Practices (“cGMP”), and complying effectively with other requirements pertaining to the quality of our current or future product candidates;

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high drop-out rates of subjects from clinical trials;

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inadequate supply or quality of our current or future product candidates or other materials necessary for the conduct of our clinical trials;

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greater than anticipated clinical trial costs;

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inability to compete with other therapies;

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poor efficacy of our current or future product candidates during clinical trials;

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trial results taking longer than anticipated;

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trials being subjected to fraud or data capture failure or other technical mishaps leading to the invalidation of our trials;

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the results of our trials not supporting application for approval, including conditional approval, in the European Union or other areas;

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regulatory approvals taking longer than anticipated;

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unfavorable FDA or other regulatory agency inspection and review of our, or our vendors’, facilities and/or a clinical trial site;

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failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

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delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical development generally or with respect to our technology in particular; or

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varying interpretations of data by the FDA and similar foreign regulatory agencies.

In addition, because we have limited financial and personnel resources and are focusing primarily on developing our lead product candidate, we may forgo or delay pursuit of other future product candidates that may prove to have greater commercial potential and may fail to capitalize on viable commercial products or profitable market opportunities. If we do not accurately evaluate the commercial potential or target market for a future product candidate, we may relinquish valuable rights to those future product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.
The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.
The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical studies, and depends upon numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. We have not obtained regulatory approval for any product candidate, and it is possible that our existing product candidate or any product candidates we may seek to develop in the future will ever obtain regulatory approval.
Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:
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the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical studies;

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we may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a product candidate’s benefit-risk profile for its proposed indication is acceptable;

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the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

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the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical studies;

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the data collected from clinical studies of our product candidates may not be sufficient to support the submission of a New Drug Application (“NDA”), or Biologics License Application (“BLA”), or other submission or to obtain regulatory approval in the United States or elsewhere;

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the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•
the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical studies, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.
In addition, because we have limited financial and personnel resources and are focusing primarily on developing our lead product candidate, we may forgo or delay pursuit of other future product candidates that may prove to have greater commercial potential and may fail to capitalize on viable commercial products or profitable market opportunities. If we do not accurately evaluate the commercial potential or target market for a future product candidate, we may relinquish valuable rights to those future product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.
Clinical drug development involves a lengthy and expensive process with uncertain outcomes, clinical trials are difficult to design and implement, and any of our clinical trials could produce unsuccessful results or fail at any stage in the process.
Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. Additionally, any positive results of preclinical studies and early clinical trials of a drug candidate may not be predictive of the results of later-stage clinical trials, such that drug candidates may reach later stages of clinical trials and fail to show the desired safety and efficacy traits despite having shown indications of those traits in preclinical studies and early-stage clinical trials.
For example, the safety or efficacy results generated in preclinical and clinical studies for LX-101, or previous names, versions or variants of LX-101, e.g., IGF-MTX, do not ensure that later preclinical or clinical studies will demonstrate similar results for the same or similar variants. Non-clinical toxicology studies with 765IGF-MTX were used by the licensor to support an IND application in oncology. We may have to conduct additional non-clinical toxicology studies to support our planned IND applications in oncology or outside of oncology, which carries risks and could delay timelines and increase cost. There is a high failure rate for drug products, including biological products, proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical studies. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in preclinical studies or earlier phases of clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. We do not know whether any Phase 1, Phase 2, Phase 3, or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our drug candidates. The Phase 1 studies of LX-101, formerly named 765IGF-MTX, were not conducted by us, and we rely on the results that were published in peer reviewed journals and/or included in communications including with regulatory authorities. Therefore, the results of any future clinical trials we conduct may not be successful.
Clinical trials may be delayed, suspended or prematurely terminated because costs are greater than we anticipate or for a variety of reasons, such as:
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delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a trial design that we are able to execute;

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delay or failure in obtaining authorization to commence a trial, including approval from the appropriate independent review board (“IRB”) to conduct testing of a candidate on human subjects, or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

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delay in reaching, or failure to reach, agreement on acceptable terms with prospective clinical research organizations (“CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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inability, delay or failure in identifying and maintaining a sufficient number of trial sites, many of which may already be engaged in other clinical programs;

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delay or failure in recruiting and enrolling suitable volunteers or patients to participate in a trial;

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delay or failure in developing and validating companion diagnostics, if they are deemed necessary, on a timely basis;

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failure of patients to complete a trial or return for post-treatment follow-up;

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inability to monitor patients adequately during or after treatment;

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clinical sites and investigators deviating from trial protocols, failing to conduct the trial in accordance with regulatory requirements or dropping out of a trial;

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failure to initiate or delay of or inability to complete a clinical trial as a result of a clinical hold imposed by the FDA or comparable foreign regulatory authority due to observed safety findings or other reasons;

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negative or inconclusive results in our clinical trials, and our decision to or regulators’ requirement that we conduct additional preclinical studies, clinical trials or that we abandon one or more of our product development programs; or

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inability to manufacture sufficient quantities of a drug candidate of acceptable quality for use in clinical trials.

We rely and plan to continue to rely on CROs, contract manufacturing organizations (“CMOs”) and clinical trial sites to ensure the proper and timely conduct of our clinical trials. Although we have and expect that we will have agreements in place with CROs and CMOs governing their contracted activities and conduct, we will have limited influence over their actual performance. As a result, we ultimately do not and will not have control over a CRO’s or CMO’s compliance with the terms of any agreement it may have with us, its compliance with applicable regulatory requirements, or its adherence to agreed-upon time schedules and deadlines, and a future CRO or CMO’s failure to perform those obligations could subject any of our clinical trials to delays or failure. Nevertheless, we will be responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable legal, regulatory, and scientific standards, and our reliance on CROs or CMOs does not relieve us of our regulatory responsibilities.
Further, we may also encounter delays if a clinical trial is suspended or terminated by us, by any IRB or ethics committee, by a Data Safety Monitoring Board, or by the FDA or EMA, or other regulatory authority. A suspension or termination may be due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements, inspection of the clinical trial operations or trial site by the FDA, EMA or other regulatory authorities, exposing participants to health risks caused by unforeseen safety issues or adverse side effects, development of previously unseen safety issues, failure to demonstrate a benefit from using a drug candidate, or changes in governmental regulations or administrative actions. Therefore, we cannot predict with any certainty the schedule for commencement or completion of any currently ongoing, planned or future clinical trials.
Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval for our current or future product candidates.
If we experience delays in the commencement or completion of, or suspension or termination of, any clinical trial for our drug candidates, the commercial prospects of the drug candidate could be harmed, and our ability to generate product revenues from the drug candidate may be delayed or eliminated. In addition, any delays in completing our clinical trials will increase our costs, slow down our drug candidate development and approval process and jeopardize regulatory approval of our drug candidates and our ability to commence sales and generate revenues.
The occurrence of any of these events could harm our business, financial condition, results of operations and prospects significantly.
Because results of preclinical studies and early clinical trials are not necessarily predictive of future results, any product candidate we advance may not have favorable results in later clinical trials or receive regulatory approval. Moreover, interim, “top-line,” and preliminary data from our clinical trials that we announce or publish may change, or the perceived product profile may be negatively impacted, as more patient data or additional endpoints (including efficacy and safety) are analyzed.
Pharmaceutical development has inherent risks. The outcome of preclinical development testing and early clinical trials, including ones conducted by licensors, may not be predictive of the outcome of later clinical trials, including ones conducted by licensees, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval. Once product candidates have displayed sufficient preclinical data to warrant clinical investigation, we will be required to demonstrate, through adequate and well-controlled clinical trials, that our product candidates are effective with a favorable benefit-risk profile for use in populations for their target indications before we can seek regulatory approvals for their commercial sale. Many drug candidates fail in the early stages of clinical development for safety and tolerability issues or for insufficient clinical activity, despite promising pre-clinical results. Accordingly, no assurance can be made that a safe and efficacious dose can be found for these compounds or that they will ever enter into advanced clinical trials alone or in combination with other product candidates. Moreover, success in early clinical trials does not mean that later clinical trials will be successful because product candidates in later-stage clinical trials may be manufactured differently and/or may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. Companies frequently experience significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. There is an extremely high rate of failure of pharmaceutical candidates proceeding through clinical trials.
Individually reported outcomes of patients treated in clinical trials may not be representative of the entire population of treated patients in such studies. In addition, larger scale Phase 2 or 3 studies, which could be conducted with many sites, including internationally, are inherently subject to increased operational risks compared to earlier stage studies, including the risk that the results could vary on a region to region or country to country basis, which could materially adversely affect the outcome of the study or the opinion of the validity of the study results by applicable regulatory agencies.
From time to time, we may publicly disclose top-line or preliminary data from our clinical trials, which is based on a preliminary analysis of available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of such data, and we may not have received or had the opportunity to fully and carefully evaluate all data from the particular study or trial, including all endpoints and safety data. As a result, top-line, or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results once additional data have been received and fully evaluated. Top-line or preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the topline, interim, or preliminary data we previously published. When providing top-line results, we may disclose the primary endpoint of a study before the primary endpoint or other endpoints have been fully analyzed. A trial that meets its primary endpoint does not necessarily translate to all, or any, other endpoints being met. Top-line and preliminary data should be viewed with caution until the final data are available, including data from the full safety analysis and the final analysis of all endpoints.
Further, from time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. For example, time-to-event based endpoints such as duration of response and progression-free survival (“PFS”) have the potential to change with longer follow-up. In addition, as patients continue on therapy, there can be no assurance given that the final safety data from studies, once fully analyzed, will be consistent with prior safety data presented, will be differentiated from other similar agents in the same class, will support continued development, or will be favorable enough to support regulatory approvals for the indications studied. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. The information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and regulators or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line or preliminary data that we report differ from final results, or if others, including regulatory authorities, disagree with the conclusions we have reached, our ability to obtain approval for, or successfully commercialize, our product or product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

We may find it difficult to enroll patients in our clinical studies given the limited number of patients who have the diseases for which our product candidates are being studied. Difficulty in enrolling patients could delay or prevent clinical trials of our current or future product candidates.
Identifying and qualifying patients to participate in clinical studies of our current or future product candidates is critical to our success. The timing of completion of our clinical studies depends, in part, on the speed at which we can recruit patients to participate in testing our current or future product candidates, and we may experience delays in our clinical studies if we encounter difficulties in enrollment. Our clinical trials will compete with other clinical trials for current or future product candidates that are in the same therapeutic areas as our current or future product candidates, which may reduce the number and types of patients available to us.
Some of the conditions for which we plan to evaluate our current product candidate are considered rare diseases. Accordingly, there are limited patient pools from which to draw for clinical studies. For our current product candidate, LX-101, we believe that the oncology indications we plan to pursue are likely orphan indications, including subsets in which the IGF-1/IGF-1R pathway is believed to be active, some of which are pediatric in nature; and we estimate that the incidence of TED to be approximately 25,000 in the United States, which we believe qualifies it as an orphan indication even though we have not yet applied for or received orphan designations. In addition to the rarity of these diseases, the eligibility criteria of our clinical studies will further limit the pool of available study participants as we may require that patients have specific characteristics that we can measure and/or we have to assure that participant’s disease is either severe enough or not too advanced to include them in a study. Additionally, the process of finding and diagnosing patients may prove costly. We also may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients, and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies, and obtaining regulatory approval of potential products may be delayed.
If we experience delays in the completion of, or termination of, any clinical study of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing our clinical studies will increase our costs, slow down our product candidate development and approval process, and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may harm our business, financial condition, and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates.
Clinical trials may be subject to delays as a result of patient enrollment taking longer than anticipated or greater than anticipated subject withdrawal. We may not be able to initiate or continue clinical trials for our current or future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or foreign regulatory authorities. We cannot predict how successful we will be at enrolling subjects in future clinical trials. The enrollment of patients depends on many factors, including:
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patient eligibility and exclusion criteria defined in the protocol;

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the size of the patient population required for analysis of the clinical trial’s primary endpoints and the process for identifying patients;

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potential disruptions caused by the COVID-19 and other pandemics or epidemics, including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of health care resources away from clinical trials, travel or quarantine policies that may be implemented, and other factors;

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the proximity of patients to clinical trial sites;

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the design of the trial;

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our ability to recruit clinical trial investigators with the appropriate competencies and expertise;

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clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

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the availability of competing commercially available therapies and other competing product candidates’ clinical trials;

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our ability to obtain and maintain clinical trial subject informed consents; and

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the risk that subjects enrolled in clinical trials will drop out of the trials before completion.

If we are unable to locate and enroll sufficient eligible patients to participate, as required by the FDA or similar regulatory authorities, we may be unable to initiate, continue, or complete clinical trials for our current or future product candidates. If necessary, we intend to engage third parties to develop companion diagnostics for use in our clinical trials. If such third parties are unsuccessful, our difficulty in identifying patients for our clinical trials would be increased. If we are unable to include patients with well-defined serious unmet medical needs, we may be unable to participate in the FDA’s expedited review and development programs, including breakthrough therapy designation and fast track designation, or otherwise seek to accelerate clinical development and regulatory timelines.
Our preclinical studies and clinical trials may fail to demonstrate adequately the safety, potency, purity, effectiveness or any other necessary pharmacological properties of any of our current or future product candidates, which would prevent or delay development, regulatory approval and commercialization.
Before obtaining regulatory approvals for the commercial sale of our current or future product candidates, including LX-101, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that our current or future product candidates are both safe and effective for use in each target indication. Preclinical and clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the preclinical study and clinical trial processes, and, because our current product candidate is in an early stage of development, there is a high risk of failure.
The results of preclinical studies and early clinical trials of our current or future product candidates may not be predictive of the results of later-stage clinical trials. Although product candidates, and their earlier versions, may demonstrate promising results in preclinical studies and early clinical trials, they may not prove to be predictive or effective in subsequent clinical trials. Additionally, with clinical trials for any of our current or future product candidates, it is likely that there may be side effects associated with their use. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to halt or cease further development of or deny approval of our current or future product candidates for any or all targeted indications. Drug-related side effects could also affect patient recruitment into the study or patient willingness to remain in the study and therefore affect our ability to complete clinical trials. Drug-related side effects could also result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.
Our product candidates may cause undesirable side effects, including death, or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if marketing approval is obtained.
Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay, or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of our studies could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our studies could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny or withdraw approval of our product candidates for any or all targeted indications.
Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the study, or result in potential product liability claims.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including but not limited to:
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regulatory authorities may withdraw approvals of such product;

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we may seek or regulatory authorities may require additional warnings on the label;

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we may be required to create a Risk Evaluation and Mitigation Strategy (“REMS”) plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements to assure safe use;

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we could be sued and held liable for harm caused to patients; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.
Even if we obtain regulatory approval for a product candidate, our products will remain subject to regulatory scrutiny.
If our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current cGMP regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA or BLA. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.
Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have FDA approval. The holder of an approved NDA or BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing clinical studies to verify the safety and efficacy of our products in general or in specific patient subsets. If original marketing approval were obtained via the accelerated approval pathway, we would be required to conduct a successful post-marketing clinical study to confirm the anticipated clinical benefit for our products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. Furthermore, any new applicable U.S. or foreign legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:
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issue warning letters;

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impose civil or criminal penalties;

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suspend or withdraw regulatory approval;

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suspend any of our ongoing clinical studies;

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refuse to approve pending applications or supplements to approved applications submitted by us;

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impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

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seize or detain products, or require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.
A variety of risks associated with marketing our current or future product candidates internationally could materially adversely affect our business.
We plan to seek regulatory approval of our current or future product candidates outside of the United States and expect that we will be subject to additional risks related to operating in foreign countries including: differing regulatory requirements; unexpected changes in tariffs, trade barriers, price and exchange controls; economic weakness, including inflation, or political instability in particular foreign economies and markets; compliance with tax, employment, immigration and labor laws for employees living or traveling abroad; foreign currency fluctuations that result in increased operating expenses, reduced revenue, and other obligations incident to doing business in another country; potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations; and challenges enforcing our contractual and intellectual property rights, especially in countries that do not recognize intellectual property rights to the same extent as the United States.
The FDA and comparable foreign regulatory authorities may not accept data from any preclinical or clinical trials we may conduct in foreign countries.
The FDA’s acceptance of data generated for patients recruited outside the United States from clinical trials conducted in whole or in part outside the United States may be subject to certain conditions, if accepted at all.
Although the FDA has the authority to accept foreign data as part or even the sole basis for marketing approval, the FDA generally does not approve an application on the basis of foreign data alone unless (i) the data is applicable to the U.S. population and U.S. medical practice, (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations, and (iii) the FDA’s clinical trial requirements were met. Many foreign regulatory authorities have similar approval requirements. In addition, any clinical study conducted in whole or in part outside of the United States would be subject to the applicable local laws of the jurisdiction where the trial was conducted. We cannot guarantee that the FDA or comparable foreign regulatory authority will accept data from trials conducted in whole or in part outside of the United States, which may result in the need for additional trials.
We may not be able to submit IND applications to commence clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.
We plan to file our own corporate-sponsored INDs in oncology and TED/autoimmune that may reference the existing IND in oncology that was filed by the licensor which could delay the initiation of our trials.
If we experience manufacturing delays or any other delays, we may be unable to file clinical trial applications (“CTAs”), IND applications or other clinical research authorizations for our product candidates on our expected timelines. We have not obtained CTA or IND approvals, and we cannot be sure that issues will not arise that suspend or terminate clinical trials. Any failure to file CTAs, IND applications or other clinical research authorizations will adversely impact our expected timelines to obtain regulatory acceptance for the commencement of our trials and may prevent us from completing our clinical trials or commercializing our products on a timely basis, if at all.
We currently have no marketing and sales organization and have limited experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell any approved product candidates, we may not be able to generate product revenue.
We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. If we are unable or decide not to establish internal sales, marketing, and distribution capabilities, we may pursue arrangements with third-party sales, marketing, and distribution collaborators regarding the sales and marketing of our products, if approved.
There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas.
We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.
While we believe that our scientific knowledge, technology, and development experience provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceuticals, specialty pharmaceuticals and biotechnology companies, academic institutions and government agencies, and public and private research institutes that conduct research, development, manufacturing, and commercialization. Many of our competitors have significantly greater financial resources and experience in research and development, manufacturing, preclinical testing, regulatory approvals, and product marketing than we do. Our competitors may compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient recruitment for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result, our competitors may discover, develop, license, or commercialize products earlier or more successfully than we do.
If our current or future product candidates, including LX-101, are ultimately approved for the indications for which we are currently or in the future conducting or planning preclinical and clinical trials, they will likely compete with competitor drugs and other drugs that are in development. The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our products. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we do, which could result in our competitors establishing a strong market position before we are able to enter the market.
Risks Related to our Reliance on Third Parties
We rely, may continue to rely, or will rely on third parties to conduct our preclinical and our planned clinical studies and to perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, we may not be able to initiate trials, obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.
We plan to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, CMOs, and strategic partners to conduct and support our preclinical studies and clinical trials under agreements with us. We rely upon, and plan to continue to rely upon, such third-party entities to execute our clinical trials and preclinical studies and to monitor and manage data produced by and relating to those studies and trials. However, in the future we may not be able to establish arrangements with CROs when needed or on terms that are acceptable to us, or at all, which could negatively affect our development efforts with respect to our drug candidates and materially harm our business, operations and prospects. As a result of the use of third-party contractors, we will have only limited control over certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies, including each of our clinical trials, is conducted in accordance with the applicable protocol, legal and regulatory requirements as well as scientific standards, and our reliance on any third-party entity will not relieve us of our regulatory responsibilities.
Based on our present expectations, we and our third-party contractors will be required to comply with GCP regulations for the clinical development of all of our drug candidates. If we or any of these third parties fail to comply with applicable GLP or GCP regulations, the clinical data generated in our preclinical and clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications, which we may not have sufficient cash or other resources to support and which would delay our ability to generate revenue from future sales of such drug candidate. Any agreements governing our relationships with CROs or other contractors with whom we currently engage or may engage in the future may provide those outside contractors with certain rights to terminate a clinical trial under specified circumstances. If such an outside contractor terminates its relationship with us during the performance of a clinical trial, we would be forced to seek an engagement with a substitute contractor, which we may not be able to do on a timely basis or on commercially reasonable terms, if at all, and the applicable clinical trial would experience delays or may not be completed.
Large-scale clinical trials require significant additional financial and management resources and reliance on third-party clinical investigators, CROs, and consultants, which may cause us to encounter delays that are outside of our control. We may be unable to identify and contract with sufficient investigators, CROs, or consultants on a timely basis, if at all.
If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, legal and regulatory requirements or for other reasons, our preclinical or clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval for, or successfully commercialize, our current or future product candidates. In addition, we will be unable to control whether or not they devote sufficient time and resources to our preclinical and clinical programs. These outside contractors may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. As a result, our operations and the commercial prospects for the effected drug candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed. These contractors may also have relationships with other commercial entities, some of whom may compete with us. If our contractors assist our competitors to our detriment, our competitive position would be harmed.
If our relationships with any third parties conducting our studies are terminated, we may be unable to enter into arrangements with alternative third parties on commercially reasonable terms, or at all. Switching or adding third parties to conduct our studies involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Although we carefully manage our relationships with third parties conducting our studies, we cannot assure you that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material and adverse effect on our business, financial condition and results of operations.
We will rely completely on third parties to manufacture our preclinical and clinical drug supplies. Our business could be harmed if those third parties fail to provide us with sufficient quantities of drug substance or drug product, or fail to do so at acceptable quality levels or prices.
We do not currently have, nor do we plan to acquire, the infrastructure or capability internally to manufacture our preclinical and clinical drug supplies for use in the conduct of our clinical studies, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. We will rely on third-party manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our clinical studies. There are a limited number of suppliers for raw materials that we use to manufacture our drugs, and there may be a need to identify alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical studies, and, if approved, ultimately for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Although we generally would not endeavor to begin a clinical study unless we believe we have a sufficient supply of a product candidate to complete such study, any significant delay or discontinuity in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical study due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing, and potential regulatory approval of our product candidates, which could harm our business and results of operations.
Our anticipated reliance on a limited number of third-party manufacturers exposes us to a number of risks, including:
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due to the limited number of potential manufacturers, and because the FDA requires inspection of any manufacturers’ cGMP compliance as part of our marketing application, we may be unable to identify manufacturers on acceptable terms, if at all;

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a new manufacturer would have to be educated in and develop substantially equivalent processes for, the production of our current or future product candidates;

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our third-party manufacturers might be unable to timely manufacture our current or future product candidates or produce the quantity and quality required to meet our clinical and commercial needs due to a variety of potential reasons including failure to achieve drug substance or drug product specifications, batch to batch inconsistencies, site or equipment contaminations, failed regulatory inspections, competition for production capacity and availability from other customers;

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we may not own, or may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our current or future product candidates;

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our third-party manufacturers could breach or terminate their agreements with us;

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our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical and commercial needs, if any;

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our third-party manufacturers may not perform as contractually agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products;

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drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and some state agencies in the United States, as well as foreign regulatory authorities, to ensure strict compliance with cGMP regulations and other regulatory requirements; and

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raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier, may not be available or may not be suitable or acceptable for use due to material or component defects.

Each of these risks could delay or prevent the completion of our preclinical or clinical trials or the approval of any of our current or future product candidates by the FDA or another foreign regulatory authority, result in higher costs or adversely impact commercialization of our current or future product candidates.
Although our agreements with our CMOs require them to perform according to certain cGMP requirements such as those relating to quality control, quality assurance and qualified personnel, we cannot control the conduct of our CMOs to implement and maintain these standards. If any of our CMOs cannot successfully manufacture material that conforms to our specifications and the regulatory requirements of the FDA, EMA or other comparable foreign authorities, we could be prevented from obtaining regulatory approval for our drug candidates unless and until we engage a substitute CMO that can comply with such requirements, which we may not be able to do. Any such failure by any of our CMOs would significantly impact our ability to develop, obtain regulatory approval for or market our drug candidates, if approved.
We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our product candidates.
The process of manufacturing our product candidates is complex, highly regulated, and subject to several risks, including but not limited to:

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the manufacturing process of LX-101 may go awry at one or more steps, including during construction of recombinant protein, during conjugation to methotrexate, or elsewhere. Our licensor manufactured 765IGF-MTX, which we renamed LX-101. We cannot guarantee that our new manufacturing of LX-101 will replicate the manufacturing of 765IGF-MTX and/or be successful;

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the process of manufacturing drug candidates, such as LX-101, is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes for any of our product candidates could result in reduced production yields, product defects, and other supply disruptions. If microbial, viral, or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination; and

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the manufacturing facilities in which our product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures, and numerous other factors.

Any adverse developments affecting manufacturing operations for our product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls, or other interruptions in the supply of our product candidates. We may also have to take inventory write-offs and incur other charges and expenses for product candidates that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.
We expect the drug substance and drug product for our product candidates will be acquired from single-source suppliers. The loss of these suppliers, or their failure to supply us with the drug substance or drug product, could materially and adversely affect our business.
We expect the drug substance and drug product for LX-101 will be created and acquired from third-party suppliers and manufacturers under development and clinical supply agreements and accompanying purchase orders. In several cases, the Company may rely on a sole provider, and we expect that the Company will be required to switch providers in the unforeseen future for later stage development and commercialization. In such case, the process of switching suppliers may be costly and/or time consuming for us and may include the temporary or permanent suspension of a clinical study or commercial sales of our candidate products.
We do not currently have any plans for other suppliers for the drug substance or drug product of our product candidates and, although we believe that there are alternate sources of supply that could satisfy our clinical and commercial requirements, we cannot be sure that identifying alternate sources and establishing relationships with such sources would not result in significant delay in the development of our product candidates. Additionally, we may not be able to enter into supply arrangements with alternative suppliers on commercially reasonable terms, or at all. A delay in the development of our product candidates or having to enter into a new agreement with a different third party on less favorable terms than we have with our current suppliers could have a material adverse impact upon our business.
We and our current or future collaborators and contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates. The manufacturing facilities on which we may rely may not continue to meet regulatory requirements and have limited capacity.
All entities involved in the preparation of therapeutics for clinical studies or commercial sale, including contract manufacturers for our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical studies must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our collaborators, or our contract manufacturers must supply all necessary documentation in support of an NDA, BLA, or Marketing Authorization Application (“MAA”) on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Some of our contract manufacturers have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our collaborators and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.
The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of our collaborators and third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.
If we, our collaborators, or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authority can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, withdrawal of an approval, or suspension of production. As a result, our business, financial condition, and results of operations may be materially harmed.
Additionally, if supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA or BLA supplement or MAA amendment, or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.
These factors could cause us to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals, or commercialization of our product candidates. Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical studies may be delayed or we could lose potential revenue.
Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.
Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements, or other similar agreements with our collaborators, advisors, employees, and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

If our third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.
Although we believe that our manufacturers’ procedures for using, handling, storing, and disposing of hazardous and biological materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury. In the event of an accident, local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. Further, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials.
Risks Related to Commercialization of Our Product Candidates
If the market opportunities for our product candidates are smaller than we believe they are, our potential revenue may be adversely affected, and our business may suffer. Because the target patient populations of our product candidates are small, we must be able to successfully identify patients and achieve a significant market share to maintain profitability and growth.
We focus some of our research and product development on treatments for rare and ultra-rare diseases. Given the small number of patients who have some of the diseases that we are targeting, in order to grow our business and become profitable, it is critical that we continue to successfully identify patients with these rare and ultra-rare diseases. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived, or will be derived, from a variety of sources, including the scientific literature, industry analyst estimates, surveys of clinics, patient foundations, or market research, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for each of our product candidates may be limited or may not be amenable to treatment with our product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business. Drug pricing could also negatively impact the market opportunity for our product candidates. Additionally, competition may further adversely affect commercialization of our product candidates.
We intend to rely on third-party manufacturers to produce our product candidates, but we have not entered into binding agreements with any such manufacturers to support commercialization. Additionally, these manufacturers do not have experience producing our product candidates at commercial levels and may not achieve the necessary regulatory approvals or produce our product candidates at the quality, quantities, locations, and timing needed to support commercialization.
We have not yet initiated manufacturing for commercialization. We may be unable to negotiate binding agreements with the manufacturers to support our commercialization activities at commercially reasonable terms.
Manufacturers may not have the experience or ability to produce our product candidates at commercial levels. We may run into technical or scientific issues related to manufacturing or development that we may be unable to resolve in a timely manner or with available funds. We also have not completed all of the characterization and validation activities necessary for commercialization and regulatory approvals. If our manufacturing partners do not conduct all such necessary activities, our commercialization efforts will be harmed.
Even if we timely develop a manufacturing process and successfully transfer it to the third-party product manufacturers, if such third-party manufacturers are unable to produce the necessary quantities of our product candidates or achieve compliance with cGMP or other pertinent regulatory requirements, and within our planned timeframe and cost parameters, the development and sales of our products, if approved, may be materially harmed.

We face intense competition and rapid technological change and the possibility that our competitors may develop therapies that are similar, more advanced, or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our product candidates.
The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We are currently aware of various existing therapies in the market and in development that may in the future compete with our product candidates.
We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies of varying sizes. Some of the companies we expect to compete with include: (1) companies focused on oncology, including companies developing targeted therapies such as Fusion Pharmaceuticals, Inc., Pierre Fabre SA, and others, (2) companies focused on TED, including Horizon Therapeutics, PLC (“Horizon”), Viridian Therapeutics, Inc. (or “Viridian”), Acelyrin, Inc., Immunovant, Inc., Sling Therapeutics, Inc., Tourmaline Bio, Inc., Lassen Therapeutics, Inc., and others, and (3) additional companies of various sizes focused on autoimmune diseases. Many of our competitors have substantially greater financial, technical, and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring, or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we may develop, or achieve earlier patent protection, regulatory approval, product commercialization, and market penetration than we do. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.
We currently have no marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate revenue.
Although our employees, or future employees, may have launched commercial products in the past while employed at other companies, we as a company have no experience selling and marketing our product candidates, and we currently have no marketing or sales organization. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates in major markets, which will be expensive, difficult, and time consuming. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities would adversely impact the commercialization of our products.
Further, given the Company’s lack of prior experience in marketing and selling biopharmaceutical products, our initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize our product candidates. As such, we may be required to hire substantially more sales representatives to adequately support the commercialization of our product candidates, or we may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, we may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If our future collaborators do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, third-party payors, and others in the medical community.
Even with the requisite approvals from the FDA and comparable foreign regulatory authorities, the commercial success of our product candidates will depend, in part, on the medical community, patients, and third-party payors accepting our product candidates as medically useful, cost-effective, and safe. Any product that we bring to the market may not gain market acceptance by physicians, patients, third-party payors, and others in the medical community. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:
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the efficacy of the product as demonstrated in clinical studies and potential advantages over competing treatments;

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the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

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the clinical indications for which approval is granted;

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relative convenience and ease of administration and/or schedule;

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the cost of treatment, particularly in relation to competing treatments;

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the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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the strength of marketing and distribution support and timing of market introduction of competitive products;

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publicity concerning our products or competing products and treatments; and

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market access, payor sentiment, sufficient third-party insurance coverage and reimbursement.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical studies, market acceptance of the product will not be fully known until after it is launched. Our efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources and may never be successful. If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors, and others in the medical community, we will not be able to generate sufficient revenue to become or remain profitable.
The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and such failure may decrease our ability to generate revenue.
Our target patient populations are small, and accordingly, the pricing, coverage, and reimbursement of our product candidates, if approved, must be adequate to support our commercial infrastructure. Our per-patient prices must be sufficient to recover our development and manufacturing costs and potentially achieve profitability. Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as ours, assuming approval. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid for by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers, and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment.
There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for products such as ours.
Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has and will continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicinal products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.
Risks Related to Government Regulation
Denial of or delay in our receipt of required regulatory approvals may prevent or delay commercialization of our current or future product candidates and our ability to generate revenue may be materially impaired.
The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products are, and will remain, subject to extensive regulation by the FDA in the United States and by the respective regulatory authorities in other countries where regulations differ. We will not be permitted to market our current or future product candidates in the United States until we receive the respective approval of an NDA or BLA from the FDA, or in any foreign countries until we receive the requisite approval from the respective regulatory authorities in such countries. The time required to obtain regulatory approval, if any, by the FDA, EMA and comparable foreign authorities is unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities and the type, complexity and novelty of the product candidates involved. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional nonclinical studies or clinical trials.
Obtaining regulatory approval requires the submission of extensive nonclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process, and in many cases the inspection of manufacturing, processing, and packaging facilities by the regulatory authorities. Our current or future product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use, or there may be deficiencies in cGMP compliance by us or by our CMOs that could result in the candidate not being approved. Moreover, we have not obtained regulatory approval for any drug candidate in any jurisdiction, and it is possible that our existing drug candidate or any drug candidates we may seek to develop in the future will ever obtain regulatory approval.
Our drug candidates could fail to receive, or could be delayed in receiving, regulatory approval for many reasons, including any one or more of the following:

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the FDA, EMA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

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we may be unable to demonstrate to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities that a drug candidate is safe and effective for its proposed indication;

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the results of clinical trials may not meet the level of statistical significance required by the FDA, EMA or comparable foreign regulatory authorities for approval;

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we may be unable to demonstrate that a drug candidate’s clinical and other benefits outweigh its safety risks;

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the FDA, EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of our drug candidates may not be sufficient to support the submission of an NDA, BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

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upon review of our clinical trial sites and data, the FDA or comparable foreign regulatory authorities may find our record keeping or the record keeping of our clinical trial sites to be inadequate;

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the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies may fail to meet the requirements of the FDA, EMA or comparable foreign regulatory authorities;

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the FDA, EMA or comparable foreign regulatory authorities may fail to approve the companion diagnostics we contemplate developing internally or with partners; and

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the change of the medical standard of care or the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner that renders our clinical data insufficient for approval.

The time and expense of the approval process, as well as the unpredictability of future clinical trial results and other contributing factors, may result in our failure to obtain regulatory approval to market LX-101 or any other drug candidates we may seek to develop in the future, which would significantly harm our business, results of operations and prospects. In such case, we may also not have the resources to conduct new clinical trials and/or we may determine that further clinical development of any such drug candidate is not justified and may discontinue any such programs.
In addition, even if we were to obtain regulatory approval in one or more jurisdictions, regulatory authorities may approve any of our drug candidates for fewer or more limited indications than we request, may not approve prices we may propose to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials (referred to as “conditional” or “accelerated” approval depending on the jurisdiction), or may approve a drug candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that drug candidate. Any of the foregoing circumstances could materially harm the commercial prospects for our drug candidates.
Obtaining and maintaining regulatory approval of our current or future product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our current or future product candidates in other jurisdictions.
Obtaining and maintaining regulatory approval of any of our current or future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions. For example, even if the FDA grants regulatory approval of a product candidate, similar foreign regulatory authorities must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Drug product approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.
We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining similar foreign regulatory approvals and compliance with similar foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our current or future product candidates will be harmed.
Even if we receive regulatory approval of our current or future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our current or future product candidates.
If any of our current or future product candidates are approved, activities such as the manufacturing, labeling, packaging, storage, advertising, promotion, sampling, and record keeping for the products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as ongoing compliance with cGMP regulations. Drug manufacturers and any CMOs responsible for any product manufacturing processes are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations and any applicable foreign equivalents. As such, we and our CMOs will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, BLA, other marketing application, and previous responses to inspection observations. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production and quality control.
The FDA or a comparable foreign regulatory authority may also impose requirements for costly post-marketing nonclinical studies or clinical trials (often called “Phase 4 trials”) and post-marketing surveillance to monitor the safety or efficacy of the product. If we or a regulatory authority discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, production problems or issues with the facility where the product is manufactured or processed, such as product contamination or significant not-compliance with applicable cGMP regulations, a regulator may impose restrictions on that product, the manufacturing facility or us. If we or our third-party providers, including our CMOs, fail to comply fully with applicable regulations, then we may be required to initiate a recall or withdrawal of our products.
Later discovery of previously unknown problems with our current or future product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in the following, among other things:
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restrictions on the manufacturing of the product, the approved manufacturers or the manufacturing process;

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restrictions on the labeling or marketing of a product;

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restrictions on product distribution or use;

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requirements to conduct post-marketing studies or clinical trials;

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withdrawal of the product from the market;

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product recalls;

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warning or untitled letters from the FDA or comparable notice of violations from foreign regulatory authorities;

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refusal of the FDA or other applicable regulatory authority to approve pending applications or supplements to approved applications;

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fines, restitution or disgorgement of profits or revenues;

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suspension or withdrawal of marketing approvals;

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suspension of any of our ongoing clinical trials;

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product seizure or detention or refusal to permit the import or export of products; and

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consent decrees, injunctions or the imposition of civil or criminal penalties.

In addition, regulatory authorities’ policies (such as those of the FDA or EMA) may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our current or future product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are otherwise not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.
Non-compliance with European Union requirements regarding safety monitoring or pharmacovigilance can also result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.
The FDA’s policies may change, and additional government regulations may be enacted that could prevent, limit or delay marketing approval of our current or future product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, this may adversely affect, or even lead to the rescission of, the marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.
The insurance coverage and reimbursement status of newly approved products is uncertain. Our current or future product candidates may become subject to unfavorable pricing regulations, third-party coverage and reimbursement practices, or healthcare reform initiatives, which would harm our business. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.
Adverse pricing limitations may hinder our ability to recoup our investment in one or more of our current or future product candidates, even if any such current or future product candidate we may develop obtains marketing approval.
Our ability to successfully commercialize any current or future product candidates will depend in part on the coverage and reimbursement for the products and related treatments from government health administration authorities and third-party payors, such as private health insurers and health maintenance organizations. These organizations decide which medications they will pay for and establish reimbursement levels. If coverage and adequate reimbursement is not available, or the approved reimbursement amount is not high enough, we may be unable to establish or maintain pricing sufficient to generate a return on our investment and may be unable to successfully commercialize our current or future product candidates. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is a covered benefit under its health plan, safe, effective and medically necessary, appropriate for the specific patient, cost-effective, and neither experimental nor investigational. If coverage and adequate reimbursement is not available, or the approved reimbursement amount is not high enough, we may be unable to establish or maintain pricing sufficient to generate a return on our investment and may be unable to successfully commercialize our current or future product candidates.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. In general, the prices of medicines reimbursed outside of the United States can be substantially lower than in the United States.
There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products, and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS. As a result, the coverage determination process is often a time consuming and costly process that may require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. It is difficult to predict what CMS will decide with respect to reimbursement for fundamentally novel products such as ours. Reimbursement agencies in Europe may be more conservative than CMS. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any approved products we may develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize our current or future product candidates, and our overall financial condition.
Healthcare legislative measures and changes in policies, funding, staffing and leadership at the FDA and other agencies could hinder or prevent the commercial success of our products.
In the United States, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations and the future results of operations of our potential customers.
In recent years, there has been heightened governmental scrutiny over the manner in which biopharmaceutical manufacturers set prices for their marketed products, which has resulted in several recent government inquiries as well as federal and state legislation designed to, among other things, increase drug price transparency, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government reimbursement for drug products. Congress and the executive branch have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs, making this area subject to ongoing uncertainty. At the state level in the United States, legislatures have also increasingly passed legislation and implemented regulations designed to control drug product pricing.
While we cannot predict what impact these laws or policies will have in general or specifically on any product we may commercialize in the future, such efforts by the government and payors may result in downward pressure on reimbursement, which could negatively affect market acceptance of new products. Any rebates, discounts, taxes costs or regulatory or systematic changes on healthcare may have a significant effect on our profitability in the future.
Given recent federal and state government initiatives directed at lowering the total cost of healthcare, the executive branch, Congress and state legislatures will likely continue to focus on healthcare reform and the reform of the Medicare and Medicaid programs. While we cannot predict the full outcome of any such government action or legislation, it may harm our ability to market our products and generate revenues.
Furthermore, regulatory authorities’ assessment of the data and results required to demonstrate safety and effectiveness can change over time and can be affected by many factors, such as the emergence of new information, including on other products, changing policies and agency funding, staffing and leadership. We cannot be sure whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.
Our future relationships with customers and third-party payors in the United States and elsewhere may be subject to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings.
Healthcare providers, physicians and third-party payors in the U.S. and elsewhere will play a primary role in the recommendation and prescription of any current or future product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, which may constrain the business or financial arrangements and relationships through which we sell, market and distribute any current or future product candidates for which we obtain marketing approval. In addition, we may be subject to transparency laws and patient privacy regulation by the federal and state governments and by governments in foreign jurisdictions in which we conduct our business. The applicable federal, state and foreign healthcare laws and regulations that may affect our ability to operate include, but are not necessarily limited to:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs, such as Medicare and Medicaid;

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federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations, which impose obligations on covered healthcare providers, health plans, and healthcare clearinghouses, as well as their business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Open Payments program, which requires manufacturers of certain drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS, information related to “payments or other transfers of value” made to “covered recipients,” which include physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors, and teaching hospitals) and applicable manufacturers. Applicable group purchasing organizations also are required to report annually to CMS the ownership and investment interests held by the physicians and their immediate family members. The SUPPORT for Patients and Communities Act added to the definition of covered recipient practitioners including physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse-midwives effective in 2022. Data collection began on August 1, 2013 with requirements for manufacturers to submit reports to CMS by March 31, 2014 and 90 days after the end of each subsequent calendar year. Disclosure of such information was made by CMS on a publicly available website beginning in September 2014; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

In November 2020, the Department of Health and Human Services (“HHS”) finalized significant changes to the regulations implementing the Anti-Kickback Statute, as well as the Physician Self-Referral Law and the civil monetary penalty rules regarding beneficiary inducements, with the goal of offering the healthcare industry more flexibility and reducing the regulatory burden associated with those fraud and abuse laws, particularly with respect to value-based arrangements among industry participants.
Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, which could have a material adverse effect on our businesses. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including our collaborators, is found not to be in compliance with applicable laws, it may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect our businesses.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.
We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations may involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also may produce hazardous waste products. We currently contract with third parties for the conduct of our manufacturing efforts and preclinical studies and clinical trials and such third parties are responsible for disposal of these materials and wastes. However, we cannot eliminate our risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.
Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.
Risks Related to Our Intellectual Property
If we are unable to obtain and maintain effective patent rights for our current product candidate or any future product candidates, we may not be able to compete effectively in our markets.
Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our current or future product candidates, including LX-101, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment and development that are important to our business, as well as successfully defending these patents against third-party challenges. If we do not adequately protect our intellectual property rights, or if the intellectual property rights we are able to obtain are insufficiently broad and exclusive, competitors may be able to erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.
We intend to rely upon a combination of patents, patent applications, confidentiality agreements, trade secret protection and license agreements to protect the intellectual property related to our current or future product candidates and technologies. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. We, or any current or future partners, collaborators, or licensees, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. We may be also unable to exclusively license relevant technology and associated intellectual property developed by others. Therefore, we may miss potential opportunities to establish our patent position.
If we are unable to secure additional patent protection or maintain existing or future patent protection with respect to LX-101, or any other product candidates, products, or technology we develop, our business, financial condition, results of operations, and prospects would be materially harmed.
We have sought to protect our proprietary position by in-licensing, acquiring, or filing patent applications in the United States and abroad related to our product candidates and technologies that are important to our business. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates in the United States or in other foreign countries. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.
We, independently or together with our licensors, have filed several patent applications covering various aspects of our product candidates. We cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.
Although we have a number of patents and patent applications covering methods of use and certain compositions of matter, we do not have complete patent protection for our product candidates, and the protection we do have is limited in time. If we cannot obtain and maintain effective patent rights for our product candidates we may not be able to compete effectively and our business and results of operations would be harmed.
We may not have sufficient patent terms to effectively protect our products and business.
Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from generic drug or biosimilar products.
While patent term extensions under the Hatch-Waxman Amendments in the United States and under supplementary protection certificates in Europe may be available to extend the patent exclusivity term for our product candidates, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long. In addition, upon issuance in the United States any patent term can be adjusted based on certain delays caused by the applicant(s) or the United States Patent and Trademark Office (“USPTO”). For example, a patent term can be reduced based on certain delays caused by the patent applicant during patent prosecution. If we do not have sufficient patent terms or regulatory exclusivity to protect our products, our business and results of operations will be adversely affected.
Changes to patent law in the United States and in foreign jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.
Our success is heavily dependent on intellectual property, particularly patents. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we might obtain in the future.
If we are unable to maintain effective proprietary rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.
In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.
Although we expect all of our employees and consultants to assign their inventions to us, and all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of our trade secrets could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.
Third-party claims of intellectual property infringement, misappropriation or other violations may be costly and time consuming and may prevent or delay our product discovery and development efforts.
Our commercial success depends, in part, on our avoiding infringement of the patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.
Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture, or methods for treatment related to the use or manufacture of our product candidates. We have conducted freedom to operate analyses with respect to only certain of our product candidates, and therefore we do not know whether there are any third-party patents that would impair our ability to commercialize these product candidates. We also cannot guarantee that any of our analyses are complete and thorough, nor can we be sure that we have identified each and every patent and pending application in the United States and abroad that is relevant or necessary to the commercialization of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable.
Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.
Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.
We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.
We currently have rights to the intellectual property, through licenses and acquisitions from third parties and under patents that we own, relating to our product candidate. Because our programs may require the use of additional proprietary rights held by third parties, the growth of our business will likely depend, in part, on our ability to acquire, in-license, or use these proprietary rights. In addition, our product candidates may require specific formulations to work effectively and efficiently and the rights to these formulations may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources, and greater clinical development and commercialization capabilities.
For example, we may collaborate with U.S. and foreign academic institutions to accelerate our preclinical research or development under written agreements with these institutions. Typically, these institutions provide an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.
In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights, we may have to abandon development of that program and our business and financial condition could suffer.
We may face competition from generics or biosimilars, which may have a material adverse impact on the future commercial prospects of our product candidates.
Even if we are successful in achieving regulatory approval to commercialize a product candidate faster than our competitors, we may face competition from generics or biosimilars with respect to our product candidates. With regard to the latter, in the United States, the Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biological products that are demonstrated to be “biosimilar”, to or “interchangeable” with, an FDA-approved biological product. This pathway could allow competitors to reference data from innovative biological products 12 years after the time of approval of innovative biological products. This data exclusivity does not prevent another company from developing a product that is similar to the innovative product, generating its own data, and seeking approval. Data exclusivity only assures that another company cannot rely upon the data within the innovator’s application to support the biosimilar product’s approval.
In Europe, the European Commission has granted marketing authorizations for several biosimilars pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued over the past few years. In Europe, a competitor may reference data supporting approval of an innovative biological product but will not be able to get on the market until 10 years after the time of approval of the innovative product. This 10-year marketing exclusivity period will be extended to 11 years if, during the first eight of those 10 years, the marketing authorization holder obtains an approval for one or more new therapeutic indications that bring significant clinical benefits compared with existing therapies. In addition, companies may be developing biosimilars in other countries that could compete with our products.
If competitors are able to obtain marketing approval for generics or biosimilars referencing our products, our products may become subject to competition from such generics or biosimilars, with the attendant competitive pressure and consequences.
The patent protection and patent prosecution for some of our product candidates is dependent on third parties.
While we normally seek and gain the right to fully prosecute the patents relating to our product candidates, there may be times when patents relating to our product candidates are controlled by our licensors.
In addition, even where we now have the right to control patent prosecution of patents and patent applications that we have licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensors and their counsel that took place prior to us assuming control over patent prosecution.
If we fail to comply with our obligations in our current or future license agreements, or otherwise experience disruptions to our business relationships with our current or future licensors, we could lose license rights that are important to our business.
We are a party to a number of intellectual property license agreements that are important to our business and expect to enter into additional license agreements in the future. Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, milestone payment, royalty, and other obligations on us. If we fail to comply with our obligations under these agreements, or we are subject to a bankruptcy, we may be required to make certain payments to the licensor, we may lose the exclusivity of our license, or the licensor may have the right to terminate the license, in which event we would not be able to develop or market products covered by the license. Additionally, the milestone and other payments associated with these licenses will make it less profitable for us to develop our drug candidates.
In certain cases, we control the prosecution of patents resulting from licensed technology. In the event we breach any of our obligations related to such prosecution, we may incur significant liability to our licensing partners. Licensing of intellectual property is of critical importance to our business and involves complex legal, business, and scientific issues. Disputes may arise regarding intellectual property subject to a licensing agreement, including but not limited to:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

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the sublicensing of patent and other rights;

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our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

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the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

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the priority of invention of patented technology.

If disputes over intellectual property and other rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates and our business would be adversely affected.
We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming, and unsuccessful.
Competitors may infringe our patents or the patents of our licensors. If we or one of our licensing partners were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.
Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our product candidates to market.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the value of our company.
We may be subject to claims that our future employees, current and future consultants, or current and future independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
We employ or may employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.
Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Some jurisdictions may refuse to honor intellectual property rights due to legislation or geopolitical reasons, such as Russia recently stating that it will not honor patent rights of companies from countries that have imposed sanctions on Russia in response to the war in Ukraine. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our marks of interest and our business may be adversely affected.
Our trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. We intend to rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. If we are unable to obtain a registered trademark or establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.
Risks Related to Our Business Operations
Our future success depends, in part, on our ability to recruit and then retain our senior management team and to attract, retain, and motivate other qualified personnel.
Recruiting and retaining other qualified employees, consultants, and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled personnel in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical or clinical studies may make it more challenging to recruit and retain qualified personnel. The inability to recruit and retain qualified personnel, or the loss of the services of our management team without proper replacement, may impede the progress of our research, development, and commercialization objectives. We currently have a board of directors, consultants and vendors, but no full-time employees. Following the completion of this financing, we intend to hire employees and build out the management team.
Our business depends on the continued contributions made by Peter McDonald, our Chief Executive Officer and Interim Principal Financial and Accounting Officer, the loss of whom may result in a severe impediment to our business.
Our success is dependent upon the continued contributions made by our Chief Executive Officer and Interim Principal Financial and Accounting Officer, Peter McDonald. We rely on Mr. McDonald’s leadership and extensive expertise in the biopharmaceutical industry as well as the financial industry. If Mr. McDonald cannot serve the Company or is no longer willing to do so, we may not be able to find alternatives in a timely manner or at all. This would likely damage our business operations and could have an adverse material impact on our financial position and operational results.
We will need to grow the size of our organization, and we may experience difficulties in managing this growth.
We contract for various services through consulting and vendor agreements. We intend to hire new employees to conduct our research and development activities in the future. Any delay in hiring such new employees could result in delays in our research and development activities and would harm our business. As our development and commercialization plans and strategies develop, and if we transition into operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel, as well as additional facilities to expand our operations.
If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, or we are not able to effectively build out new facilities to accommodate this expansion, we may not be able to successfully implement the tasks necessary to further develop and commercialize our current or future product candidates and, accordingly, may not achieve our research, development and commercialization goals.
A Breakthrough Therapy or Fast Track designation by the FDA, if obtained, may not actually lead to a faster development or regulatory review or approval process.
We may seek Breakthrough Therapy or Fast Track designation for some of our drug candidates. If a drug is intended for the treatment of a serious or life-threatening condition, and the drug demonstrates the potential to address an unmet medical need for this condition, the sponsor may apply for Fast Track designation or Breakthrough Therapy designation, the latter of which has more significant requirements. The FDA has broad discretion whether to grant these designations, so even if we believe a particular drug candidate is eligible for such a designation, we cannot be sure that the FDA would decide to grant it. Even if we receive Breakthrough Therapy or Fast Track designation for a drug candidate, we may not experience a faster development process, review or approval compared to conventional FDA procedures. A drug that receives Fast Track designation is eligible for more frequent interactions with the FDA, priority review if relevant criteria are met, and rolling submission of the BLA or NDA. Even if rolling review is allowed, there is no guarantee that the FDA will have commenced or completed review of the BLA or NDA modules submitted earlier in the rolling review process. Neither Breakthrough Therapy nor Fast Track designation guarantees Priority Review of an NDA or BLA application. Currently, LX-101 is in early development and there can be no assurance that the FDA will approve any form of application for accelerated review of LX-101 or any other product candidate. Further, FDA accelerated approval pathways do not guarantee accelerated review by the FDA and even if a product candidate were granted such a designation or qualified for expedited development, such designation or qualification would not necessarily increase the likelihood that the product candidate will receive approval.

If we fail to obtain or maintain orphan drug exclusivity for our products, our competitors may sell products to treat the same conditions and our revenue will be reduced.
One aspect of our business strategy focuses on the development of drugs that are eligible for FDA and EU orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the European Union, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union community. Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the EU would be sufficient to justify the necessary investment in developing the drug or biological product.
In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity. In the EU, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following drug or biological product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.
Because the extent and scope of patent protection for our products may in some cases be limited, orphan drug designation is especially important for our products for which orphan drug designation may be available. For eligible drugs, we plan to rely on the exclusivity period under the Orphan Drug Act to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products and biological products that do not have broad patent protection, our competitors may then sell the same drug to treat the same condition sooner than if we had obtained orphan drug exclusivity and our revenue will be reduced.
We may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same disease or condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same disease or condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.
As our development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial, legal, and other resources. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.
We may not be successful in our efforts to identify, license, or discover additional product candidates.
Although a substantial amount of our effort will focus on the continued clinical testing, potential approval, and commercialization of our existing product candidate, the success of our business also depends upon our ability to identify, license, or discover additional product candidates. Our research programs or licensing efforts may fail to yield additional product candidates for clinical development for a number of reasons, including but not limited to the following:
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our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

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we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

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our product candidates may not succeed in preclinical or clinical testing;

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our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

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competitors may develop alternatives that render our product candidates obsolete or less attractive;

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product candidates we develop may be covered by third parties’ patents or other exclusive rights;

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the market for a product candidate may change during our program so that such a product may become unreasonable to continue to develop;

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a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

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a product candidate may not be accepted as safe and effective by patients, the medical community, or third-party payors.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license, or discover additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.
We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance activities and initiatives.
Upon the closing of this offering, we will be operating as a public company and we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We are now subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which requires, among other things, that we file with the SEC, annual, quarterly, and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act of 2002 (“SOX”), as well as rules subsequently adopted by the SEC and the Nasdaq Capital Market to implement provisions of SOX, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices.
Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors (“Board”), our Board committees or as executive officers.
SOX requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. As a result, we are required to periodically perform an evaluation of our internal control over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404 of SOX. These efforts to comply with Section 404 will require the commitment of significant financial and managerial resources. The material weaknesses in internal control over financial reporting relating to our financial close and reporting and entity level control environments identified in accordance with Section 404 of the SOX could have a material adverse effect on our business, financial condition, and results of operations if they are not remediated. While we anticipate maintaining the integrity of our internal control over financial reporting and all other aspects of Section 404, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal control, which could have an adverse effect on the market price of our stock.
Our business and operations would suffer in the event of computer system failures, cyber-attacks, or deficiencies in our or third parties’ cybersecurity.
We are increasingly dependent upon information technology systems, infrastructure, and data to operate our business. In the ordinary course of business, we may collect, store, and transmit confidential information, including, but not limited to, information related to our intellectual property and proprietary business information, personal information, and other confidential information. We have outsourced elements of our operations to third party vendors, who each have access to our confidential information, which increases our disclosure risk. Although we have implemented internal security and business continuity measures, our information technology and other internal infrastructure systems may breakdown, incur damage or be interrupted by system malfunctions, natural disasters, terrorism, war, or telecommunication and electrical failures, as well as by inadvertent or intentional security breaches by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties, each of which could compromise our system infrastructure or lead to the loss, destruction, alteration, disclosure, or dissemination of, or damage or unauthorized access to, our data or other assets. Such a security breach may cause loss, damage, or disclosure of proprietary or confidential information, which could in turn result in significant legal and financial exposure and reputational damage that could adversely affect our business. Furthermore, the loss or corruption of clinical trial data from future clinical trials may result in delays in our regulatory approval efforts and could significantly increase our costs to recover or reproduce the data.
The costs related to significant security breaches or disruptions could be material and our insurance policies may not be adequate to compensate us for the potential losses arising from any such security breach. In addition, such insurance may not be available to us on economically reasonable terms, if at all, may not cover all claims made against us, and may have high deductibles. Furthermore, if the information technology systems of our third-party vendors and other contractors and consultants become subject to disruptions or security breaches, we may have insufficient recourse against such third parties, and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.
International expansion of our business exposes us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States.
We currently have limited international operations, but our business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of our product candidates. We plan to maintain sales representatives and conduct physician and patient association outreach activities, as well as clinical trials, outside of the United States. Doing business internationally involves a number of risks, including but not limited to:
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multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

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failure by us to obtain regulatory approvals for the use of our products in various countries;

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additional potentially relevant third-party patent rights;

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complexities and difficulties in obtaining protection and enforcing our intellectual property;

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difficulties in staffing and managing foreign operations;

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complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

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limits in our ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

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natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

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certain expenses including, among others, expenses for travel, translation, and insurance; and

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regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its books and records provisions, or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.
If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our current or future product candidates.
We face an inherent risk of costly and time-consuming product liability lawsuits as a result of the planned clinical testing of our current or future product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our current or future product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our current or future product candidates. Failure to obtain or retain sufficient product liability insurance at an acceptable cost may prevent or inhibit the commercialization of products we may develop. Although we have clinical trial insurance, our insurance policies have various exclusions, and we may be subject to a claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that are not covered by or which exceed our insurance coverage, and we may not have sufficient capital to pay such amounts.
Risks Relating to this Offering and Ownership of our Common Stock
An investment in our common stock is speculative and there can be no assurance of any return on any such investment.
An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.
Future sales of our securities could have a dilutive effect.
If we raise capital in the future by issuing additional equity securities, investors may experience a decline in the value of our securities purchased in this Offering. In addition, such securities may have rights senior to the rights of the securities purchased in this Offering.
Our growth is subject to economic and political conditions.
Our business is affected by global and local economic and political conditions as well as the state of the financial markets, inflation, recession, financial liquidity, currency volatility, growth, and policy initiatives. There can be no assurance that global economic conditions and financial markets will not worsen and that we will not experience any adverse effects that may be material to our cash flows, results of operations, financial position or our ability to access capital, such as the adverse effects resulting from a prolonged shutdown in government operations both in the United States and internationally. Political changes, including war or other conflicts, some of which may be disruptive, could interfere with our supply chain, our customers and all of our activities in a particular location.
We do not intend to pay dividends on our common stock in the foreseeable future, so any returns will be limited to the value of our stock, which may be volatile.
We plan to retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will be limited to the appreciation of their stock, which may never occur. Further, the trading price of our common stock is likely to be highly volatile and may be subject to wide fluctuations in response to various factors, some of which are beyond our control. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.
If equity research analysts do not publish research or reports about our business or if they publish negative evaluations of or downgrade our common stock, the price of our common stock could decline.
The trading market for our common stock relies in part on the research and reports that equity research analysts publish about us or our business. We do not control these analysts. We may never obtain research coverage by industry or financial analysts. If no or few analysts publish research reports on the Company or if analysts publish negative research reports about the Company, our stock price may significantly decline.
Raising additional capital may cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to our current or future technologies or product candidates.
We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. Any equity or equity-related financing may dilute our stockholders and/or may subject us to restrictive covenants and interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to our current product candidate or any future product candidates that we may develop.
Additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our operations. If we are unable to raise additional capital as needed or on acceptable terms, we may be required to delay or discontinue any research, development or commercialization programs and may be unable to expand our operations or otherwise capitalize on our business opportunities. Further, we may be required to seek collaborators for potential product candidates earlier, or on less favorable terms, than might otherwise be desired, or to relinquish or license our rights to potential product candidates in markets where we otherwise would seek to pursue development or commercialization. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.
Future issuances of our common stock or securities convertible into our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding stock, could cause the market price of our common stock to decline and would result in the dilution of your shareholding.
Future issuances of our common stock or securities convertible into our common stock or the trading of outstanding stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of the exercise of future issuances of our common stock or securities convertible into our common stock on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your shareholding.
Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant influence over matters subject to stockholder approval.
As of March 5, 2024, our executive officers, directors, and 5% stockholders beneficially owned approximately 79% of our voting stock and anticipate that the same group will hold a significant portion of our outstanding voting stock for the foreseeable future. These stockholders will have the ability to influence us through their ownership position. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock.

Our failure to meet the continuing listing requirements of the Nasdaq Capital Market could result in a de-listing of our common stock.
If we fail to satisfy the continuing listing requirements of Nasdaq, such as the corporate governance, stockholders’ equity or minimum closing bid price requirements, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair our stockholders’ ability to sell or purchase our common stock. In the event of a delisting, we would likely take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.
We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.
We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including: exemption from the auditor attestation requirements of Section 404 of SOX, as amended; being permitted to provide only two years of our audited financial statements and correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; exemption from any Public Company Accounting Oversight Board requirement regarding audit firm rotation or an auditor report supplement providing additional information about the audit and financial statements; reduced disclosure obligations regarding executive compensation; and exemption from the nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We have elected to take advantage of certain of the reduced reporting obligations. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile.
We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.
We may invest or spend these proceeds in ways with which you do not agree and in ways that may not yield a return on your investment. Our management will have considerable discretion in the application of the net proceeds of this offering, including for any purpose described in the section of this prospectus entitled “Use of Proceeds”. However, our needs may change as our business and industry evolve and, as a result, the proceeds we receive from this offering may be used in a manner substantially different from our current expectations. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our common stock to decline and delay the development of our product candidates. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately and, as a result, you will be relying on our management’s judgment.
Provisions in our certificate of incorporation, our bylaws, and Delaware law may discourage, delay, or prevent a change in control of our Company or changes in our management and, as a result, depress the trading price of our stock.
Provisions of our certificate of incorporation, our bylaws and Delaware law may deter unsolicited takeovers and/or delay or prevent a change in control of our Company, including transactions in which our stockholders might otherwise receive a premium for their shares.
In addition, the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, defined as a person who owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
The foregoing provisions and anti-takeover measures may limit the price that investors might be willing to pay in the future for shares of our common stock and may deter potential acquirers of our Company.
Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.
Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Key national economies, including the United States, have been affected from time to time by economic downturns or recessions, supply chain constraints, rising inflation, restricted credit, poor liquidity, reduced corporate profitability, debt, equity and foreign exchange market volatility, bankruptcies, rising interest rates, and overall uncertainty with respect to the economy. Increasing interest rates in the United States to respond to inflationary pressures and market volatility could negatively impact our results of operations and financial condition. In addition, increased interest rates or a general economic downturn or recession could reduce our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy, supply disruptions or international trade disputes could also strain our third-party suppliers, possibly resulting in supply disruption.
Furthermore, the COVID-19 pandemic has caused extreme volatility and disruptions in the capital and credit markets. Likewise, the capital and credit markets may be adversely affected by the recent conflicts between Russia and Ukraine and Israel and Gaza, the possibility of a wider European or global conflict, and global sanctions imposed in response thereto. A severe or prolonged economic downturn could result in a variety of risks to our business, including, weakened demand for our drug candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our marketed product and services. We cannot anticipate all of the ways in which the foregoing, and the current economic climate and financial market conditions, could adversely impact our business.
We are currently operating in a period of economic uncertainty and capital markets disruption, which may be significantly impacted by inflation and/or geopolitical instability due in part to the ongoing military conflict between Russia and Ukraine.
U.S. and global markets have experienced, and may continue to experience, volatility and disruption for a variety of reasons which may include inflation and/or geopolitical tensions, such as the military conflict between Russia and Ukraine. In February 2022, Russia launched a full-scale military invasion of Ukraine. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets. Additionally, Russia’s prior annexation of Crimea, recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. There is also the potential for broader global ramifications. Any of the abovementioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

Use of Proceeds
We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be $      million, or $      if the underwriters exercise in full their option to purchase additional shares, assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $      million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
As of December 31, 2023, we had cash of $4,008,999. We currently intend to use the net proceeds from this offering as follows:
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approximately $      million to fund the manufacture of LX-101 API and drug product for use in clinical trials;

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approximately $      million to conduct Phase 1 trials for LX-101 in indications, including Ewing sarcoma, desmoplastic small round cell tumors, and other cancers with well-established ties to IGF-1/IGF-1R;

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approximately $      million to conduct Phase 1 trials for LX-101 in connection with head and neck cancers, bladder cancer, and other cancers with well-established ties to IGF-1/IGF-1R;

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approximately $      million for the preclinical studies and research and development, including sponsored research, related to our product candidates; and

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the remaining proceeds will be used for hiring additional personnel, capital expenditures, costs of operating as a public company and other general corporate purposes, including the possibility of in-licensing additional drug candidates and platforms as well as acquiring other assets.

Based on our current plans, we believe our existing cash, together with the net proceeds from this offering, will be sufficient to fund our operations and capital expenditure requirements through the next months.
This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the progress of our development, the status of and results from preclinical studies or clinical trials we may commence in the future, as well as any collaborations that we may enter into with third parties for our product candidates or strategic opportunities that become available to us, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.
Pending our use of proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

Dividend Policy
We have never declared or paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Capitalization
The following table sets forth our cash and capitalization as of December 31, 2023:
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on an actual basis; and

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on a pro forma as-adjusted basis to give further effect to the sale and issuance by us of shares of our common stock in this offering at an assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table below with our financial statements and the related notes appearing elsewhere in this prospectus and the “Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.
	December 31, 2023 Actual	Pro Forma As Adjusted
Cash	$4,008,999
Stockholders’ equity:
Preferred stock, Series A $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and on a pro forma as adjusted, respectively	—
Common stock, $0.001 par value – 100,000,000 shares authorized, 32,066,431 and [ ] shares issued and outstanding as of December 31, 2023 and on a pro forma adjusted, respectively	32,066
Additional paid-in capital	6,503,714
Accumulated deficit	(4,146,163)
Total stockholders’ equity	2,389,617
Total Capitalization	$2,389,617
A $1.00 increase (decrease) in the assumed initial public offering price of $       per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $       million, assuming no change in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The table above excludes each of the following:
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      shares of common stock issuable upon the exercise of warrants to purchase common stock at the exercise price of $1.00 per share as of      ; and

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shares of common stock to be reserved for future issuance under the Plan to be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Dilution
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of December 31, 2023, our historical net tangible book value was $2,389,617, or $0.08 per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by 32,066,431 shares of common stock outstanding as of December 31, 2023.
Our pro forma net tangible book value as of       was $      million, or $      per share of common stock, after giving effect to (i) the issuance and sale of       shares of preferred stock in      , and (ii) the settlement of our derivative liabilities upon the closing of this offering due to all outstanding warrants to purchase shares of common stock. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares of common stock outstanding as of      , after giving effect to the pro forma adjustment described above.
After giving further effect to our issuance and sale of       shares of our common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of       would have been $      million, or $      per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $      per share to existing stockholders and an immediate dilution of $      in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share
Historical net tangible book value (deficit) per share as of December 31, 2023,	$2,389,617
Increase in Pro forma net tangible book value per share attributable to the pro forma adjustments described above
Pro forma net tangible book value per share as of ,
Increase in Pro forma net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors in this offering
Pro forma as adjusted net tangible book value per share after giving further effect to our issuance and sale of       shares of our common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as well as    % of the gross amount of the initial public offering, payable to IGF Oncology in connection with the LX-101 license agreement (see “Intellectual Property” for more information), our pro forma as adjusted net tangible book value as of      , would have been $      , or $      per share of common stock.
The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value by $      per share and the dilution to investors purchasing common stock in this offering by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. An increase of 1,000,000 shares in the number of shares offered by us in this offering would increase the pro forma as adjusted net tangible book value by $      per share and would

decrease the dilution per share to new investors purchasing common stock in this offering by $      per share, assuming no change in the assumed initial public offering price of $      per share and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. A decrease of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma as adjusted net tangible book value per share after this offering by $      and increase the dilution per share to new investors purchasing common stock in this offering by $      , assuming no change in the assumed initial public offering price of $      per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional shares in full, our pro forma as adjusted net tangible book value per share after this offering would be $      , representing an immediate increase in pro forma as adjusted net tangible book value per share of $      to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value per share of $      to new investors purchasing common stock in this offering, assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes, on a pro forma as adjusted basis as of December 31, 2023, the total number of shares of common stock purchased from us on an as converted basis, the total consideration paid or to be paid and the average price per share paid, or to be paid by existing stockholders and by new investors in this offering, based on the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover of this prospectus before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors
Total		100.0%	$	100.0%
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $      million, would increase (decrease) the total consideration paid by new investors by $      million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by       percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by       percentage points, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us in this offering would increase (decrease) the total consideration paid by new investors in this offering by $      million, and, in the case of an increase, would increase the percentage of total consideration paid by new investors by       percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by       percentage points, assuming no change in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters exercise their option to purchase additional shares of our common stock in full, the number of shares of our common stock held by existing stockholders would be reduced to    % of the total number of shares of our common stock outstanding after this offering.
The foregoing tables and calculations exclude:
•
      shares of common stock issuable upon exercise of options outstanding under the Plan at a weighted-average exercise price of $      per share as of      ;

•
     shares of common stock issuable upon the exercise of warrants to purchase common stock at the exercise price of $1.00 per share as of      ; and

•
shares of common stock to be reserved for future issuance under the Plan to be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

To the extent that outstanding stock options or warrants are exercised, new stock options are issued, or we issue additional shares of common stock in the future, there will be further dilution to existing stockholders and new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
All references in this management’s discussion and analysis of financial condition and results of operations, or MD&A, to the “Company”, “Lirum”, “we”, “us”, or “our” refer to Lirum Therapeutics, Inc., unless otherwise indicated or the context requires otherwise. The following MD&A is prepared for the years ended December 31, 2023 and 2022, and should be read in conjunction with the audited financial statements for the years ended December 31, 2023 and 2022, which have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) as issued by the Financial Accounting Standards Board (“FASB”).
Overview
We are an innovative, clinical stage biopharmaceutical company focused on the treatment of debilitating diseases through the acquisition, development and commercialization of novel drug candidates with compelling mechanisms of action, regulatory pathways and commercial opportunities.
Since our inception in 2021, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, acquiring and discovering product candidates, securing relevant intellectual property rights, conducting research, development, and manufacturing activities for our programs, and developing and implementing our clinical, regulatory, and commercial strategies. We do not have any products approved for sale and have not generated any revenue from product sales. We may never be able to develop or commercialize a marketable product. The licensor had previously manufactured clinical drug candidate supply and conducted clinical trials. We are in the process of, but have not yet completed, manufacturing of drug supply in an effort to initiate our clinical trials. We have not yet successfully initiated or completed any clinical trials, including pivotal clinical trials, nor have we obtained any regulatory approvals, manufactured a clinical or commercial-scale drug supply, or conducted sales and marketing activities.
We have incurred significant operating losses since inception. Our net losses were $2,200,698 and $1,918,674 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we had an accumulated deficit of $4,146,163. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates.
We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

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continue manufacturing, preclinical studies, and initiate clinical trials for LX-101 and potentially other product candidates;

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advance the development of our product candidate pipeline;

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obtain, maintain, expand and protect our intellectual property portfolio;

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seek marketing approvals for our product candidates that successfully complete clinical trials, if any;

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hire additional clinical, scientific and commercial personnel;

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acquire or in-license additional product candidates;

•
expand our infrastructure and facilities to accommodate our growing employee base; and

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add operational, financial and management information systems and personnel, including personnel to support our research and development programs, any future commercialization efforts and our transition to operating as a public company following the completion of this offering.

Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.
As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.
Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.
As of December 31, 2023, we had cash of $4,008,999. We believe that our existing cash along with the proceeds we anticipate receiving in connection with this offering will allow us to fund our operating expenses and capital expenditure requirements through at least twelve months from the date of issuance. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “Liquidity and Capital Resources.” Our future viability beyond that point is dependent on our ability to raise additional capital to finance our operations.
Without giving effect to the net proceeds from this offering, we expect that our cash balance as of December 31, 2023, will still allow us to fund our operating expenses and capital requirements through at least twelve months from the date of issuance, or the first quarter of 2025. To finance our operations beyond that point, we may need to raise additional capital, which cannot be assured. If we are unable to raise additional capital insufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives.
Results of Operations
Revenue
To date, we have not generated any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future, including from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.
Operating Expenses
Research and Development Expenses
Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts, manufacturing, and the development of our product candidates. We expense research and development costs as incurred, which include:

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expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

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expenses incurred under agreements with CROs that are primarily engaged in the oversight and conduct of our drug discovery efforts and preclinical studies, clinical trials and CMOs that are primarily engaged to provide preclinical and clinical drug substance and product for our research and development programs;

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other costs related to acquiring and manufacturing materials in connection with preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services; payments made in cash under third-party licensing agreements;

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consultant-related and employee-related expenses, including salaries and benefits, and travel expense for employees engaged in research and development functions;

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costs related to compliance with regulatory requirements; and

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allocated facilities-related costs and other expenses, which include rent and utilities.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Any nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.
Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. Our direct research and development expenses also include fees incurred under license, acquisition and option agreements. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to managing our preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.
Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses, including manufacturing, will increase substantially over the next several years as we commence our planned clinical trials for LX-101, as well as conduct other preclinical and clinical development, including submitting regulatory filings for other potential product candidates. In addition, we expect our discovery research efforts and our related personnel costs will increase and, as a result, we expect our research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, we may incur additional expenses related to milestone and royalty payments payable to third parties with whom we may enter into license, acquisition and option agreements to acquire the rights to future product candidates.
At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

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the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

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establishing an appropriate safety and efficacy profile with IND enabling studies;

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successful patient enrollment in and the initiation and completion of clinical trials;

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the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

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the extent of any required post-marketing approval commitments to applicable regulatory authorities;

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establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make drug supply successfully; development and timely delivery of clinical-grade and commercial-grade drug substance and drug formulations that can be used in our clinical trials and for commercial launch;

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obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights; significant and changing government regulation;

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launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

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maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries, consultant fees, vendor fees, travel expense for third-party consultants and executive personnel, business development, finance, human resources, legal, information technology, pre-commercial and support personnel functions. General and administrative expenses also include direct and allocated facility-related costs as well as insurance costs and professional fees for legal, patent, consulting, investor and public relations, accounting and audit services.
We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates and prepare for potential commercialization activities. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of that product candidate.
Results of Operations for the Years Ended December 31, 2023 and 2022
The following table summarizes our results of operations for the periods presented:
	For the Years Ended December 31,
	2023	2022	Change
Operating expenses:
Research and development	$1,702,445	$1,783,812	(81,367)
General and administrative	492,051	124,634	367,417
Loss from operations	2,194,496	1,908,446	286,050
Interest expense on convertible promissory notes – related party	6,202	10,228	(4,026)
Net loss	$2,200,698	$1,918,674	282,024

Research and Development Expenses
The following table summarizes the year-over-year changes in research and development expenses for the periods presented:
	For the Years Ended December 31,
	2023	2022	Change
Research and development expenses:
License fees	$41,686	$1,538,692	(1,497,006)
Manufacturing	1,544,623	181,838	1,362,785
Preclinical	81,611	16,311	65,300
Regulatory	34,525	42,118	(7,593)
General	—	4,853	(4,853)
Total research and development expenses	$1,702,445	$1,783,812	(81,367)
Research and development expenses decreased by $81,367 for the year ended December 31, 2023 compared to 2022. The decrease in research and development expenses is primarily attributable to the decrease in license fees of $1,497,006 which is due to the difference in timing related to the recognition of the initial upfront payment amount upon entering into the IGF License Agreement, as opposed to the payment period. Decreases in regulatory and general expenses of $7,593 and $4,853, respectively, also contributed to the overall decrease in total general and administrative expenses. These decreases were partially offset by increases in manufacturing expense of $1,362,785 and preclinical expense of $65,300. Manufacturing expenses represent costs incurred with our contract research manufacturers, consultants, and other third-party vendors, which increased in line with the capital received from our private placement financing.
General and Administrative Expenses
The following table summarizes the year-over-year changes in research and development expenses for the periods presented:
	For the Years Ended December 31,
	2023	2022	Change
General and administrative expenses:
Professional services	$238,681	$13,997	224,684
Director insurance	19,934	1,805	18,129
Share-based compensation	—	—	—
Office expense	—	2,862	(2,862)
General	233,436	105,970	127,466
Total general and administrative expenses	$492,051	$124,634	367,417
General and administrative expenses increased by $367,417 for the year ended December 31, 2023 compared to 2022. The increase in general and administrative expenses is primarily attributable to the increase in professional services of $224,684, director insurance of $18,129 and other general expenses of $127,466. These increases were partially offset by a decrease in office expense of $2,862. Professional services consist of accounting, auditing and legal related fees relating to our anticipated IPO. Other general expenses consist of business development costs, rent, and bank fees.
Interest Expense on Convertible Promissory Notes — Related Party
Interest expense on convertible promissory notes with related parties decreased by $4,026 for the year ended December 31, 2023 compared to 2022. The decrease represents the reduction in accrued interest expense on our convertible promissory notes which were issued in 2022 and January 2023 and converted in

February of 2023. Refer to Note 4 in the accompanying audited financial statements for a discussion on the conversion of the promissory notes and the related effects on these financial statements.
Liquidity and Capital Resources
Sources of Liquidity
We are a development stage company as we have not generated any product revenues to date and do not expect to have significant revenues until we are able to sell a product candidate after obtaining applicable regulatory approvals or we establish collaborations that provide funding, such as licensing fees, milestone payments, royalties, research funding or otherwise. To date, operations have been funded through equity financing and convertible notes. Our objectives, when managing capital, are to ensure there are sufficient funds available to carry out our research, development and eventual commercialization programs. We do not hold any asset-backed commercial paper and our cash is not subject to any external restrictions. We manage liquidity risk by frequently monitoring actual and projected cash flows. The Board reviews and approves the Company’s operating and capital budgets, as well as any material transactions not in the ordinary course of business. The majority of our accounts payable and accrued liabilities have maturities of less than six months. We are dependent on our ability to generate revenues from our future products or secure additional financing to continue our research and development activities and meet our ongoing obligations.
On February 8, 2023, the Company issued 6,300,000 shares of common stock (the “Private Equity Financing”) for gross proceeds of $6,300,000. After factoring in certain related expenses, the Company received net cash proceeds of $5,835,860 from the Private Equity Financing, of which $91,510 is accrued for as future amounts due to legal upon completion of the anticipated IPO. Additionally, on February 8, 2023, the Company converted the related party convertible promissory notes with an outstanding principal balance of $750,000 and accrued interest of $16,430 into 766,431 shares of common stock. In connection with the Private Equity Financing, the Company issued warrants to placement agent to purchase 504,000 shares of common stock of the Company equal to 8% of the aggregate number of shares placed in the private placement. The warrants have an exercise price of $1.25 per share and may be exercised at any time for five years or until February 8, 2028. The Company accounts for the warrants as equity-classified.
We believe the cash balance available as of the date of this filing will be sufficient to fund any working capital needs for the next 12 months after the date of this filing.
Cash Flows
The following table summarizes our sources and uses of cash for the periods presented:
	For the Years Ended December 31,
	2023	2022	Change
Net cash used in operating activities	$(2,241,274)	$(305,587)	(1,935,687)
Net cash provided by financing activities	6,075,860	480,000	5,595,860
Net change in cash	$3,834,586	$174,413	3,660,173
Cash Flows from Operating Activities
Cash used in operating activities was $2,241,274 for the year ended December 31, 2023, which consists of a net loss of $2,200,698 partially offset by a change in our net operating assets and liabilities of $40,576, which is further broken down into an increase in accounts payable of $532,425 and a decrease in accrued expenses of $573,001.
Cash used in operating activities was $305,587 for the year ended December 31, 2022, which consists of a net loss of $1,918,674 partially offset by a change in our net operating assets and liabilities of $1,613,087, which is further broken down into an increase in accounts payable of $232,770 and a decrease in accrued expenses of $1,380,317.

Cash Flows from Financing Activities
Cash provided by financing activities was $6,075,860 for the year ended December 31, 2023, which consists of $250,000 from the proceeds received through the convertible promissory notes to related parties as well as $5,835,860 in net proceeds received from the issuance of common stock for cash; partially offset by the payment of $10,000 in deferred financing costs related to the Company’s anticipated IPO.
Cash provided by financing activities was $480,000 for the year ended December 31, 2022, which consists of $500,000 from the proceeds received through the convertible promissory notes, partially offset by the payment of $20,000 in deferred financing costs related to the Company’s anticipated IPO.
Funding Requirements
We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and clinical trials of our product candidates. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The timing and amount of our operating expenditures will depend largely on our ability to:

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advance development of our LX-101 clinical programs;

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acquire additional product candidates;

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manufacture, or have manufactured on our behalf, our preclinical and clinical drug material and develop processes for late clinical stage and commercial manufacturing;

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seek regulatory approvals for any product candidates that successfully complete clinical trials;

•
establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

•
hire additional clinical, quality control and scientific personnel;

•
expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company; and

•
obtain, maintain, expand and protect our intellectual property portfolio.

As of December 31, 2023, we had cash of $4,008,999. We believe that the anticipated net proceeds from this offering, together with our existing cash will allow us to fund our operating expenses and capital expenditure requirements through at least twelve months from the expected issuance date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. We anticipate that we will require additional capital as we advance our programs, seek regulatory approval of our product candidates, and pursue in-licenses or acquisitions of other product candidates. If we receive regulatory approval for LX-101 or other potential product candidates, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution, depending on where we choose to commercialize.
Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

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the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical trials;

•
the costs, timing and outcome of regulatory review of our product candidates;

•
the costs, timing and ability to manufacture our product candidates to supply our preclinical development efforts and our clinical trials;

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the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

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the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

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the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

•
the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

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the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing our intellectual property rights and defending intellectual property-related claims;

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our ability to establish and maintain collaborations on favorable terms, if at all; and

•
the extent to which we acquire or in-license other product candidates and technologies.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance operations through a combination of public or private equity offerings, debt financings, governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, debt financing would result in fixed payment obligations.
If we raise additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Contractual Obligations and Commitments
We enter into contracts in the normal course of business with clinical research organizations, contract manufacturing organizations, and other third parties for clinical trials, preclinical research studies, and testing and manufacturing services. These contracts are cancelable by us upon prior written notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are not known.
License Agreements
We are a party to a license agreement, which includes contingent payments. These payments will become payable if and when certain development, regulatory and commercial milestones are achieved. As of December 31, 2023, the satisfaction and timing of the milestones is uncertain and not reasonably estimable.
On January 12, 2022, we entered into a license agreement with IGF. Under the agreement, IGF owns or possesses certain intellectual property rights, know-how, and tangible materials with respect to proprietary compounds.
The Company recorded the total consideration for the IGF License Agreement of $1,538,692 on January 12, 2022 (the “Effective Date”) for the upfront payments to be paid to IGF. The Company paid $250,000 in October 2022 and $250,000 in January 2023 for the upfront payments under the IGF License Agreement. The remaining upfront payment under the IGF License Agreement of $1,038,692 was due upon the earlier of an equity financing completed by the Company totaling at least $10,000,000 or no later than18 months from the Effective Date. The $1,538,692 was recorded as a component of “Research and development” expenses in the accompanying statements of operations during the year ended December 31, 2022.
On July 11, 2023, the IGF License Agreement was amended to modify the consideration amounts and due dates which increased the total consideration for the IGF license agreement to $1,580,378 and replaced it with (i) a payment of $500,000 upon the earlier of an equity financing totaling at least $10,000,000 or within eighteen (18) months of the Effective Date; and (ii) $580,378 upon the earlier of an equity financing totaling at least $10,000,000 or no later than twenty-four (24) months from the Effective Date. On July 12, 2023, the Company made a payment of $500,000 to IGF in accordance with the amended agreement terms. The cost associated with the amendment of $41,686 was recorded as a component of “Research and development expenses” in the accompanying statements of operations during the year ended December 31, 2023.
On January 12, 2024, the IGF License Agreement was further amended to modify the consideration amounts and due dates by replacing the previous remaining terms with (i) $180,378 due upon the execution of the Third Amendment; (ii) $200,000 due plus daily compounded interest of 15% commencing on January 12, 2024, upon the earlier of equity financing totaling at least $10,000,000 or April 12, 2024; and (iii) $200,000 due plus daily compounded interest of 15% commencing on January 12, 2024, upon the earlier of equity financing totaling at least $10,000,000 or July 12, 2024.
As of the date of this filing, the Company has paid a total of $1,180,378 in total upfront fees in November 2022, January 2023, July 2023, and January 2024 related to the IGF License Agreement and has remaining upfront fees payable of approximately $400,000 plus related daily compounded interest.
CMOs and CROs
We enter into contracts in the normal course of business with CMOs, CROs and other third parties for the manufacture of our product candidates and to support clinical trials and preclinical research studies and testing. These contracts are generally cancelable by us. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are to be determined.
Critical Accounting Policies and Estimates
Our MD&A is based on our financial statements, which have been prepared in accordance with U.S. GAAP and on a basis consistent with those accounting principles followed by us and disclosed in Note 2 to our audited financial statements for the years ended December 31, 2023, and 2022. The preparation of these financial statements in conformity with U.S. GAAP requires our management to make certain judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgement about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and judgments include, but are not limited to, accruals for research and development expenses. Accordingly, actual results may differ from these judgments and estimates under different assumptions or conditions and any such difference may be material.
At this stage in our operations, management has not identified any critical accounting policies or matters that should be considered for disclosure so as to assist the reader of the financial statements with better understanding the data provided.
Accrued Research and Development Expenses
As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice using arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of the estimates with the service providers and adjust if necessary. Examples of estimated accrued research and development expenses include fees paid to:

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vendors, including research laboratories, in connection with preclinical development activities;

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CROs and investigative sites in connection with preclinical studies and clinical trials; and

•
CMOs in connection with drug substance and drug product formulation of preclinical studies and clinical trial materials.

We base our expenses related to preclinical studies and clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that supply, conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 of the audited financial statements accompanying this prospectus.
Off-balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.
Emerging Growth Company and Smaller Reporting Company Status
The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to not “opt out” of this provision and, as a result, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Business
Overview
Lirum Therapeutics, Inc. is an innovative, clinical-stage biopharmaceutical company focused on the treatment of debilitating diseases through the acquisition, development, and commercialization of novel drug candidates with compelling mechanisms of action, regulatory pathways, and commercial opportunities.
Our lead product candidate, LX-101, formerly 765IGF-MTX, is a novel, clinical-stage, “next generation,” precision-engineered targeted therapy directed to the IGF-1R. The IGF-1/IGF-1R pathway has been implicated in a host of malignancies and autoimmune diseases and we believe represents a scientifically and medically rational target with a multi-billion-dollar market opportunity. The IGF-1R target has been commercially validated, as Tepezza® (teprotumumab), a naked, non-payload-bearing, monoclonal antibody targeting IGF-1R, generated $1.97 billion in revenue in 2022. This was Tepezza’s third year on the market and is approved in a single indication, an autoimmune condition known as thyroid eye disease (“TED”).
LX-101 is a novel IGF-1R-directed compound with a differentiated mechanism of action. LX-101 consists of an optimized, precision-engineered IGF-1 variant, with high affinity to IGF-1R and reduced affinity to IGF binding proteins (“IGFBPs”), coupled to the cytotoxic payload, methotrexate. Methotrexate is a cytotoxic inhibitor of DNA synthesis, repair, and cellular replication and has been used to treat patients with certain cancers and autoimmune diseases, including TED, which we believe makes it a rational payload to employ in these disease settings.
LX-101 has been clinically evaluated by the licensor in Phase 1a trials of patients with advanced, pretreated cancer, where it was found to be well-tolerated and provided preliminary evidence of single agent activity.
We believe that leveraging LX-101’s novel and differentiated features, along with the well-documented involvement of IGF-1R in a multitude of diseases, will support our efforts to maximize the therapeutic and commercial potential of LX-101. As a next step, we plan to build upon the Phase 1a clinical experience and advance LX-101 into Phase 1b/2 trials of patients with select oncology indications where IGF-1/IGF-1R is well-established. We also plan to advance LX-101 into Phase 1 trials which enroll multiple TED patient segments. We believe that positive data in one or more of these areas should be both value-creating as well as informative for our navigation of LX-101 through potentially expedited development pathways to attractive market opportunities (see Figure 3), although we cannot be assured that LX-101 or any future products will qualify.
Figure 3. Lirum Pipeline

Note: Cancers with “well-established IGF-1/IGF-1R pathway involvement” include those tumor types with genetic alterations relating to the pathway and/or elevated IGF-1R expression.

(1)
Some indications by virtue of certain factors (e.g., unmet medical need, etc.) could lend themselves to the possibility of pivotal phase 2 studies or other expedited development pathways, although we cannot be assured that LX-101 or any future products will qualify.
(2)
This trial, conducted by the licensor with 765IGF-MTX, the former name of LX-101, enrolled patients with multiple cancer types including colorectal, endometrial, pancreatic, breast, basal cell carcinoma, Hodgkin’s lymphoma, and others. IGF-1R expression was assessed on patient tumors via immunohistochemical staining and scored based on the proportion of cells that were positive (PS=proportion score; range 0%-100%) and Q score (range 0-7), which is the combination of PS and intensity score (IS).

(3)
Cancers with “well-established IGF-1/IGF-1R pathway involvement” include those tumor types with genetic alterations relating to the pathway and/or elevated IGF-1R expression.

(4)
Reviewing opportunities in other autoimmune diseases including rheumatoid arthritis, Graves’ disease, Cushing’s syndrome, lupus, Crohn’s disease, and others.

We also intend to expand our portfolio via acquisition/in-licensing of additional drug candidates with attractive mechanisms of action, regulatory pathways, and commercial opportunities.
Our History and Team
Lirum was founded in 2021 and is led by a highly experienced and accomplished team of industry veterans. Our team has a proven track record of shareholder value creation and successful drug development leading to the approvals and launches of new therapies in both oncologic and non-oncologic indications in the United States and abroad.
LX-101: A Next Generation Approach and Renaissance to Targeting IGF-1R
Our lead product candidate, LX-101, is a novel, clinical-stage, next generation, precision-engineered, payload-bearing targeted therapy directed to the IGF-1R. The IGF-1/IGF-1R pathway has been implicated in a host of malignancies and autoimmune diseases, including TED, and we believe represents a scientifically and medically rational target in many oncology and autoimmune indications.
Past therapeutic approaches to targeting IGF-1R in cancer and autoimmune disease, including TED, have largely focused on the blockade of ligand-receptor signaling using naked monoclonal antibodies or small molecule inhibitors. However, we believe these non-payload-bearing approaches may carry suboptimal potency while allowing for multiple avenues of cell escape including utilization of unblocked redundant signaling pathways which may not only remain active, but in some cases may become more activated as a compensatory mechanism, thereby providing target cells with a resistance mechanism. As a result, we believe there is room for alternative, improved, and potentially more definitive and/or complementary approaches, such as LX-101 that we are developing to be, relative to past approaches, more potent and to overcome the escape routes utilized by redundant signaling pathways.
LX-101 is being developed as a next generation IGF-1R-directed agent designed to target diseased cells with high precision and to deliver a rational, potent payload. LX-101 consists of an optimized, proprietary, engineered variant of the IGF-1 ligand, covalently conjugated to MTX, a drug that has been used to treat patients with a variety of cancers and autoimmune diseases, including TED. Moreover, MTX is a cytotoxic inhibitor of DNA synthesis, repair, and cellular replication, and we believe that targeted, intracellular delivery of MTX by LX-101 could make this approach ideal for certain cancer and autoimmune indications (see Figure 4).

Figure 4. LX-101 is a novel next generation targeted therapy directed to IGF-1R
Notably, the Lirum team developed, attained FDA approval for, and commercialized ELZONRIS® (tagraxofusp-erzs) at Stemline Therapeutics, Inc. (formerly NASDAQ: STML; now Menarini Stemline), which also utilizes a payload that is cytotoxic when intracellularly delivered in a targeted manner. However, approvals by the FDA for related drugs, may not be indicative of what may be required for approval of LX-101.
LX-101 was designed to include additional binding sites, via a proprietary N-terminal leader sequence, to allow for the conjugation of an increased number of MTX molecules, in an effort to potentially increase potency while ensuring safety by enabling delivery of more payload (~6 – 10 molecules of payload per molecule of drug candidate) in a directed fashion to the targeted immune and effector cells. In addition to potentially enhancing efficacy, via elevated potency while also overcoming redundant pathway resistance, we believe the targeted delivery of MTX directly to the immune and effector cells of interest should avoid the toxicities that can be seen with systemically administered MTX. Notably, the IGF-1 variant used in LX-101 is also designed to have reduced binding affinity to circulating serum IGFBPs. Given that IGFBPs can interfere with IGF-1 binding to IGF-1R, this construction was intended to enhance LX-101’s bioavailability and delivery of its payload to target cells.
IGF-1/IGF-1R Pathway in Cancer and Autoimmune Disease, including Thyroid Eye Disease: Role, Rationale for Targeting, History, and Room for Improvement
The IGF-1/IGF-1R signaling pathway plays an important role in normal development, growth, aging, as well as certain diseases, when aberrantly functioning, including cancer and autoimmune disorders.
IGF-1R belongs to a family of related receptors that includes: IGF-1R homodimer, insulin receptor (“IR”) homodimer, IGF-1/IR hybrid/heterodimeric receptors, and IGF-2R. There is extensive redundancy in this system, as IGF-1R can be activated not only by the IGF-1 ligand, but also by other ligands in this system, e.g., insulin and/or IGF-2. Also, IGF-1 can act not only via IGF-1R but also via IGF-1/IR hybrid/heterodimeric receptors, e.g., when IGF-1R is blocked, thereby providing multiple potential opportunities for redundancy and escape from signaling blockade.
In oncology, aberrant IGF-1/IGF-1R involvement has been demonstrated in a wide variety of tumor types. This includes detection of IGF-1R expression, to varying degrees, in a variety of cancers, including breast, lung, colon, prostate, ovary, endometrium, stomach, head and neck, esophagus, bladder, kidney, pancreas, and others. These and other related data have provided the rationale for the development of IGF-1R-targeting agents for patients with cancer. While some clinical activity of previous IGF-1R inhibitors, consisting largely of naked monoclonal antibodies and small molecules (all non-payload-bearing agents), had been demonstrated in certain cancers, these agents ultimately fell short of approval. Possible reasons offered for these agents falling short of approval include the complexity and redundancy of the IGF-1/IGF-1R pathway, leaving parallel growth and survival (i.e., redundant) pathways intact, as well as a general lack of patient and tumor type selection and enrichment strategies. Indeed, it has also been suggested that the level of signaling complexity/redundancy within the IGF-1/IGF-1R pathway “has been grossly ignored when targeted therapies against IGF-1R were developed” (Scotlandi 2012). Accordingly, we believe this past clinical experience can be improved upon. As such, we see a new opportunity to introduce LX-101, a novel payload-bearing agent, to increase potency while also preventing cellular escape, as well as to also do so in a more focused patient and tumor-focused manner, i.e., by targeting and enriching for those cancer types with the most well-established ties to the IGF-1/IGF-1R pathway (see “LX-101: Next Steps in Oncology”).
In autoimmune disorders, IGF-1R expression has been reported in a number of conditions, including TED, rheumatoid arthritis, lupus, Grave’s disease, systemic sclerosis, Cushing’s disease, inflammatory bowel disease, and others. In TED, IGF-1R is expressed at high levels on key immune effector cells, including both T cells and B cells driving the autoimmune process/cascade, as well as orbital fibroblasts. Horizon Therapeutics’ teprotumumab (Tepezza®), a naked monoclonal antibody directed to IGF-1R, is FDA approved for the treatment of patients with TED. While Tepezza® has been commercially successful, generating $1.97 billion in revenue for 2022, we believe there still remains a tremendous appetite, need, and opportunity for additional agents. Case in point, Viridian Therapeutics (NASDAQ: VRDN) is developing pre-commercial naked monoclonal antibodies to IGF-1R and carries a market capitalization of over $1 billion as of January 2024. Notably, similar to the signaling pathway overlap/redundancies in cancer, the various cell types involved TED including the key immune effector T cells and B cells as well as orbital fibroblasts all appear capable of survival from IGF-1R signaling blockade alone. In particular, the effector immune cells have multiple potential escape routes and orbital fibroblasts may utilize the untargeted the thyroid stimulating hormone receptor (“TSHR”) signaling pathway for continued aberrancy. Accordingly, we believe there continues to be room for improvement in this area, especially with LX-101 that is directed towards a commercially validated target, but in a novel, differentiated and potentially more definitive manner.
Oncology: IGF-1R Targeting Opportunity
IGF-1R/IGF-1R pathway activity is well-established in oncology
The important role of the IGF-1/IGF-1R pathway in cancer is well-established. In particular, increased pathway activity has been shown to promote cancer cell proliferation, migration, and invasion and is associated with tumor metastasis, treatment resistance, poor prognosis, and shortened survival in certain cancers. In some instances, circulating IGF-1 levels have been associated with an increased risk of malignancy. Moreover, alterations of IGF-1/IGF-1R pathway activity, including IGF-1R overexpression, has been reported, to varying degrees, in a wide variety of cancer types, including cancers of the breast, lung, colon, prostate, ovary, endometrium, stomach, head and neck, esophagus, bladder, kidney, pancreas, Ewing’s sarcoma and others. As such, IGF-1R has been considered a promising therapeutic target in oncology.
Effectively targeting IGF-1R has been a challenge
Given the important role that IGF-1/IGF-R signaling plays in malignancy, there have been previous clinical attempts with agents that inhibit IGF-1R signaling for patients with cancer. Prior IGF-1R-targeting drug candidates that entered clinical trials were largely either monoclonal antibodies without payloads (known as “naked antibodies”) or small molecule tyrosine kinase inhibitors, also without payloads.
A wide range of clinical outcomes was observed in these clinical trials, including some partial and complete responses, including in the pediatric cancer Ewing’s sarcoma and related sarcomas. However, none of these previous IGF-1R targeting agents generated sufficient or consistent enough data to gain approval in the oncology setting. The inability of historical, non-payload-bearing, IGF-1R targeting agents to provide the necessary potency while also overcoming redundant signaling pathways, and other escape routes, combined with the lack of a patient enrichment strategy or focus on cancers with the strongest biologic rationale, may have been key contributors for the inability of these agents to generate robust enough data to warrant approval. Importantly, we believe this learning experience also creates a tremendous opportunity for LX-101’s next generation mechanism of action coupled with our employment of an innovative clinical and regulatory approach (see Figures 5, 6, and 7).

Figure 5. IGF Signaling in Cancer — Redundant Pathways and Other Escape Mechanisms
IGF-1R belongs to a family of related receptors that includes IGF-1R homodimer, IR homodimer, IGF-1/IR hybrid/heterodimeric receptors, and IGF-2R. There is extensive redundancy in this system, as IGF-1R can be activated not only by the IGF-1 ligand, but also by other ligands in this system, e.g., insulin and/or IGF-2. IGF-1 acts not only via IGF-1R, but also via IGF-1R and IR hybrid/heterodimeric receptors, e.g., when IGF-1R is blocked, thereby providing multiple potential opportunities for redundancy and escape from signaling blockade. In particular, IR may be upregulated in the presence of IGF-1R inhibition. In this case, IGF pathway activation via IR and/or via the IGF-1R/IR, could potentially lead to redundant escape pathways and resistance to IGF-1R inhibition.
The IGF-1R pathway also shares downstream effectors with other receptor tyrosine kinases (“RTKs”), including epidermal growth factor receptor (“EGFR”), among others. When an RTK such as IGF-1R is inhibited, another RTK can compensate for the loss of signaling, which could render therapeutic inhibition of a single receptor ineffective at killing cancer cells. Additionally, experiments have shown that IGF-1R inhibition can lead to paradoxical over-production of IGF ligands by the microenvironment of cancer cells. These proteins can then signal via the aforementioned alternative pathways, thus promoting cancer cell proliferation and survival.
Figure 6. IGF-1R Directed Therapy: Historical Approach

Figure 7. Next Generation LX-101 Targeted Therapy Directed to IGF-1R
Accordingly, we believe that LX-101, a next generation targeted therapy that intracellularly delivers a cytotoxic payload to IGF-1R-bearing cells, offers a new and potentially more effective IGF-1R-targeted approach to patients whose cancers have well-established IGF-1/IGF-1R involvement.
Preclinical Support for LX-101
Preclinical Activity with an Earlier Version of LX-101
IGF-MTX, an earlier version of LX-101/765IGF-MTX with approximately 40%-50% fewer MTX molecules than LX-101/765IGF-MTX, demonstrated preclinical in vivo activity in human cancer xenograft models. IGF-MTX and LX-101/765IGF-MTX are comprised of the same IGF-1 variant which has reduced binding affinity to IGFBPs. The leader sequence of these molecules was designed to facilitate proper folding. This was then further redesigned in LX-101/765IGF-MTX to increase the number of conjugation sites for MTX from 4-5 molecules of MTX (in IGF-MTX) to 8-10 molecules of MTX (in LX-101/765IGF-MTX) such that LX-101/765IGF-MTX would contain approximately 1.5 to 2.5 times the number of MTX molecules per IGF-1 protein as IGF-MTX.
IGF-MTX inhibited the proliferation of MCF7 and MCF7L breast cancer cells as well as LNCaP prostate cancer cells in vitro. IGF-MTX also inhibited the growth of these tumor types in vivo in human xenograft models (see Figure 8). Notably, the anti-tumor effects of IGF-MTX were observed at doses that were 4-6-fold lower than doses of free MTX, and IGF-MTX demonstrated anti-tumor activity not only against breast cancer cells, where systemic MTX has been used clinically, but also against prostate cancer cells, where systemic MTX is not typically used (see Figure 8).

Figure 8.
In these experiments, IGF-MTX had a stronger in vivo inhibition of tumor growth than free MTX even at a 6.25-fold lower dose. Mice bearing MCF7L breast cancer xenografts received 10 nmol/g IGF-MTX or 40 nmol/g free MTX intravenously on days 0 and 5 (indicated by carets). The dose of IGF-MTX is expressed in terms of nmoles of MTX molecules per gram body weight. Significant tumor growth inhibition was observed with both IGF-MTX and free MTX compared to untreated mice. A difference in tumor volumes between the IGF-MTX-treated group versus the untreated group was observed at day 22. While there was no significant difference in tumor growth in animals treated with IGF-MTX or free MTX, notably, the dose of IGF-MTX administered was 4-fold lower than the dose of free MTX.
IGF-MTX also demonstrated activity in vivo in a cancer type (prostate) that is not normally treated with MTX. Mice bearing LNCaP prostate cancer xenografts received a single intravenous injection of free MTX at 8, 20, or 50 nmol/g or IGF-MTX at 1.28, 3.2, or 8 nmol/g on day 5 (indicated by caret). The doses of IGF-MTX are expressed in terms of nmoles of MTX molecules per gram body weight. Substantial tumor growth inhibition was observed following treatment with IGF-MTX at 3.2 and 8 nmol/g dose levels compared to treatment with free MTX at any dose. A difference in tumor volumes for the 8 nmol/g IGF-MTX-treated group versus the 50 nmol/g free MTX-treated group was observed at day 98. In addition, there was a difference in tumor volumes observed for the 3.2 and 8 nmol/g IGF-MTX-treated groups combined versus the 20 and 50 nmol/g free MTX-treated groups combined.
Preclinical Activity with LX-101 (part 1 of 2)
After in-licensing this asset, we manufactured a small scale batch of LX-101 and conducted preclinical experiments focused on select groups of cancer types that we believe have very strong ties to the IGF-1/IGF-1R pathway and carry compelling regulatory and commercial opportunities. LX-101 demonstrated in vitro activity against a host of these malignancies, including certain adult cancers of the head and neck, breast, and bladder as well as a variety of pediatric cancers including Ewing’s sarcoma and others. For more details on these results, see section entitled: “Preclinical Activity with LX-101 (part 2 of 2).”
LX-101: Preliminary Phase 1a Clinical Experience
LX-101, formerly named 765IGF-MTX, was previously evaluated in Phase 1a trials conducted by the licensor in patients with advanced, pretreated solid and hematologic cancers (first trial: 2014-2016, second trial: 2018). LX-101 was shown to be well-tolerated and provided evidence of potential single agent activity. Importantly, no DLT or MTD was reached in these trials, and, accordingly, we plan to explore further dose escalation and schedule optimization.

A total of nineteen patients with advanced, pretreated solid or hematologic tumors were enrolled in the two trials. In the dose escalation trial, LX-101 was administered to seventeen patients with tumors that expressed some degree of IGF-1R (i.e., IGF-1Rlow-high). This includes two patients who were dose escalated due to disease stability lasting greater than two cycles. The eligibility criteria included IGF-1R expression on tumors of ≥ 10% IGF-1R by immunohistochemistry (“IHC”) or ≥ 0.1% by flow cytometry. IGF-1R expression was assessed on patient tumors via IHC staining and given a Q score (range 0-7) based on the sum of the proportion score (“PS”; range 0-4: 0%-9% = 0; 10%-24% = 1; 25%-49% = 2; 50%-74% = 3; 75%-100% = 4), which is based on the percent of cells with IGF-1R-positivity and intensity score (“IS”, range 0-3: 0 = no stain; 1 = weak stain; 2 = intermediate stain; 3 = strong stain), which quantifies the expression level of IGF-1R. Analyses were independently performed by two experienced board-certified pathologists. LX-101 was administered as an intravenous infusion on days 1, 8 and 15 of a 28-day cycle, and five dose levels were tested: 0.05, 0.10, 0.20, 0.40, and 0.80 uEq/kg (higher doses of 1.6 and 2.5 uEq/kg were planned but not enrolled due to funding constraints of the previous sponsor and have not yet been tested); the doses of LX-101 are expressed in terms of micromoles of MTX molecules per kilogram body weight. Two additional patients were treated in a separate trial at the 0.20 uEq/kg dose. The primary objectives of these trials were safety-related and the secondary endpoints were efficacy-related. In the first trial, the primary objective was determination of the MTD in patients with advanced solid tumors, and secondary objectives included evaluating clinical benefit by determining response rates, progression free survival and overall survival in this patient population, and the characterization of the adverse event profile. The second trial was conducted in patients with previously treated MDS and was designed to determine the safety and tolerability of LX-101 in this patient population, and secondary objectives included evaluating clinical benefit by determining overall response rates, including complete and partial remission rates, relapse-free survival and overall survival in this patient population. Patients in this trial were not specifically tested for IGF-1R expression, although IGF-1R has been shown to be significantly overexpressed in malignant bone marrow nucleated cells in MDS. As Phase 1 trials, these trials were not designed nor powered to demonstrate statistical significance.
Phase 1 Safety
Overall, LX-101 was well-tolerated. In the trial, adverse events (“AEs”), were defined and graded using Common Terminology Criteria for AEs (CTCAE) version 4.0. The CTAE grades AEs based on their severity using 5-point scale, from Grade 1 (mild, asymptomatic or with few associated symptoms, clinical observation no intervention required, preventative treatment if available) to Grade 5 (death).
The most common adverse events AEs were chills/rigors, hypoglycemia, nausea, and vomiting. These were largely grades 1-2 and typically resolved within 1-2 hours post-infusion. There was one grade 2 peripheral neuropathy. Grade 3 AEs, on an event basis, included the following: abdominal pain (n=6), back pain (n=1), bradycardia (n=1), hypotension (n=2), hypoglycemia (n=1), hypertension (n=1), hyperglycemia (n=1), a class side effect of IGF-1R targeting, lymphopenia (n=1), anemia (n=1), syncope (n=1). Additional analysis is ongoing. Abdominal pain or cramping was common but appeared limited to patients with abdominal/colon cancer. There was one serious adverse event, a case of grade 4 hypotension. There were no grade 5 events.
Expansion cohorts occurred at the 0.20 and 0.80 uEq/kg dose levels. No DLT or MTD was reached. We intend to further dose escalate and optimize the schedule.
Phase 1 Efficacy
Given our plans to further dose escalate and schedule optimize, we are encouraged that in the licensor conducted Phase 1a trial there were patients who experienced disease control, including responses, at the tested doses. This includes a PR in a patient with basal cell carcinoma that metastasized to the lung who was treated at the highest tested dose, 0.80 uEq/kg. There was also activity/disease control at lower doses, including: one BMCR in a patient with advanced MDS (0.20 uEg/kg); three SDs including one with a pathologic complete response, in MDS, endometrial cancer and Hodgkin’s lymphoma, respectively (0.20 uEg/kg); and one SD in colon cancer 0.40 uEq/kg. Notably, although the numbers are small, there does appear to be an early trend toward dose-benefit (see Figure 9), which we plan to more fully explore as we continue to dose escalate and schedule optimize.

Figure 9. LX-101: Trend Toward Dose-Benefit

Dose (uEq/kg)	n (evaluable)	Cancer	Disease Control
2.5	-		
1.6	-		
0.80	7 (4)	• BCC with lung metastases	• PR
0.40	3 (3)	• Colon cancer	• SD
0.20	9 (7)	• MDS • Hodgkin's lymphoma • Endometrial cancer • MDS	• BMCR • SD (with pathologic CR) • SD • SD
0.1	1 (1)		
0.05	1 (1)		

Not yet dosed

Dose/Benefit Trend

PR = partial response; BMCR = bone marrow complete response; SD = stable disease

Moreover, we also plan to institute an enrichment strategy for cancer types with well-established roles for the IGF-1/IGF-1R pathway, including ones with genetic alterations that affect IGF-1/IGF-1R and/or with high IGF-1R expression (i.e., “with well-established IGF-1R pathway involvement”). Although the numbers are small, there does appear to be early evidence that patients with higher IGF-1R expressing tumors can benefit from LX-101. In the Phase 1a trials conducted by the licensor, there were four patients that we determined were “high IGF-1R expressers” based on our own post-hoc analysis. Our review considered Q scores of greater than or equal to 6 and high PS of >90% to constitute high IGF-1R expression. Notably, one of these patients was treated at the highest tested dose (0.80 uEq/kg) and this was the only patient in that cohort (n=7) that achieved an objective response. The other three high IGF-1R expressers, of which two were evaluable for response, were treated at lower doses and included a patient who achieved SD with pathologic complete response at the 0.20 uEq/kg dose (see Figure 10).
Figure 10. High IGF1-R Expressers Appear Sensitive to LX-101

Overall, we believe the safety and efficacy data from these trials indicate an on-target effect and activity. Additionally, there appears to be promising, yet early, signals for a dose-benefit trend and that higher IGF-1R expressers may benefit from LX-101.
Accordingly, we plan to further dose escalate and optimize the administration schedule, while pursuing and focusing on those indications where the IGF-1/IGF-1R pathway is the most well-established, including in patients with tumors with known genetic alterations that affect IGF-1/IGF-1R and/or high IGF-1R expression levels in planned Phase 1b/2 trials.
LX-101: Next Steps in Oncology
We plan to leverage existing LX-101 clinical dosing, safety, and efficacy data and employ a speed-to-market strategy by developing LX-101 in high unmet medical need indications with the potential for expedited regulatory pathways and meaningful commercial opportunities. We intend to focus on those indications where genetic alterations (e.g., fusions, amplifications) of the IGF-1/IGF-1R pathway and/or IGF-1R overexpression are well-established and advance LX-101 through Phase 1b/2 clinical trials.
With this in mind, we have identified a number of select cancer types on which we intend to initially focus (see Figure 11). Group 1 indicates areas, or areas with notable subsets, of high unmet medical need and well-established ties to IGF-1/IGF-1R, which we believe may lend themselves to expedited pathways to approval with meaningful commercial outcomes. Group 1 consists largely of pediatric indications, but also includes some adult cancers. Also listed are the relevant altered IGF-1/IGF-1R components including genetic alterations that affect the IGF-1/IGF-1R pathway. We intend to initially focus on Groups 1 and 2 and then plan to expand the clinical utility of LX-101 into additional indications with additional upside (Group 3) that have a strong underlying scientific, regulatory, and commercial rationale (see Figure 11).
Figure 11. LX-101: Potential Areas of Clinical Development

GIST — Gastrointestinal stromal tumor, DSRCT — Desmoplastic small round cell tumor, H&N cancer HPV(-) — head and neck cancer not associated with human papillomavirus
As we continue to develop LX-101 in multiple indications, we anticipate pursuing a broad target-based label, which could open opportunities for even greater commercial expansion.
LX-101: Addressing Unmet Medical Needs with Compelling Regulatory Pathways and Commercial Opportunities
We plan to initially develop LX-101 in areas of high unmet medical need that also have clear ties to IGF-1/IGF-1R. Groups 1 and 2 (see Figure 11), we believe, represent such indications and thus we expect will be our primary focus in the near-term, with Group 3 constituting a longer-term upside goal. Notably, given that many cancers in Group 1 are pediatric in nature, we believe that this could afford us with the operational benefit of consolidation, i.e., being able to enroll patients with a variety of cancer types into one trial with a limited number of sites and investigators, thereby constituting a “basket trial.” Importantly, many of the key opinion leaders in this space specialize in treating a number of these diseases, which could further enhance trial recruitment and speed.
Below is an overview of our current indications of focus.
Group 1
Ewing’s Sarcoma
Ewing’s sarcoma (“ES”) is an aggressive bone and soft tissue cancer. ES is characterized by the presence of a genetic fusion between the Ewing’s sarcoma breakpoint region 1 (“EWSR1”) and a gene encoding a member of the E-twenty-six family of transcription factors. The most common fusion is EWSR1-FLI1 (Friend leukemia virus integration 1), which accounts for between 85-90% of ES. EWS-FLI1 induces the signaling via IGF-1R through its effects on IGFBP expression. Signaling through the IGF-1/IGF-1R pathway is involved in pathogenesis of ES and has been implicated in the growth, proliferation, and development of metastatic disease. Notably, higher expression of IGF-1R in ES patients is correlated with higher rates of tumor proliferation and poor patient outcomes. As such, IGF-1R presents as a rational therapeutic target for treatment.
ES accounts for 2% of all childhood malignancies, totaling around 400-500 new patients per year in the United States and a prevalent pool of about 4,000 patients. Although about a quarter of these patients present with metastatic disease at diagnosis, local treatments have a high rate of relapse, which has led researchers to believe that the majority of patients have some form of micrometastases at diagnosis.
There are no approved targeted therapies for ES. The most common treatment options are chemotherapy (most often alternating regimens of [1] vincristine, doxorubicin, and cyclophosphamide and [2] ifosfamide and etoposide) and surgery, when possible. While outcomes can be positive in patients with local disease, an estimated 35% of patients with local disease end up relapsing after response on treatment. Recurrent and/or metastatic disease has a 5-year survival rate of 10-15% and represents around 40-50% of patients. These patients have very limited treatment options and represent a serious unmet medical need.
Past trials targeting IGF-1R in patients with ES utilized naked monoclonal antibodies or small molecules to inhibit IGF-1R signaling. Although these agents showed signs of efficacy, including tumor responses, none were ultimately approved. Interestingly, some ES patients treated with IGF-1R targeted monoclonal antibodies had initial tumor shrinkages followed by tumor progression, which we believe could be due to the escape mechanisms outlined in the previous sections, including and especially by compensatory pathways involving the related receptors and pathways.
Rhabdomyosarcoma
Rhabdomyosarcoma (“RMS”) is a pediatric soft tissue sarcoma with two major subtypes: embryonal rhabdomyosarcoma (“ERMS”), which accounts for ~60% of RMS and is primarily a malignancy of early childhood, and alveolar rhabdomyosarcoma (“ARMS”), which accounts for ~30% of RMS and is primarily a malignancy affecting patients aged 10-20 years. The genetic alteration paired box 3-forkhead box O1A (“PAX3-FOXO1”), or more generally PAX3/7-FKHR/FOXO1, has been reported in the large majority of ARMS and in some ERMS and produces a fusion protein that affects the IGF signaling pathway. More generally, the IGF pathway has been associated with both types of RMS, with a large majority of cases expressing IGF-1R and almost all cases overexpressing IGF2.
More specifically, over 80% of all RMS cases are known to express IGF-1R, and approximately one third of RMS patients harbor either of the fusion proteins PAX3-FOXO1 or PAX7-FOXO1, which have been shown to induce both IGF2 and IGF-1R expression. In addition, some patients have amplifications in the gene encoding IGF-1R, and many patients have a loss of heterozygosity involving the gene encoding IGF2, all of which lead to overactivation of the IGF pathway in almost all cases. In RMS tumors, IGF-2 may function as an autocrine and motility growth factor, and IGF-1R is one of the targets for the PAX3-FOXO1 fusion protein. The IGF2 protein interacts with IGF-1R to promote cancer cell survival and proliferation, with higher expression levels of IGF-1R correlating with shorter survival.
Approximately 700 new cases of RMS are diagnosed every year in the United States. There are no approved targeted therapies for RMS. Chemotherapy regimens (usually vincristine sulfate, actinomycin-D, and cyclophosphamide, or VAC) are often used, with initial response rates between 20 and 40%. However, relapse rates are high — greater than 70%. For patients presenting with local disease, standard of care is a combination of surgery, chemotherapy, and radiation therapy. These modalities see response rates between 70-85%, but a third of patients relapse after initial response, and treatment outcomes mirror that of the metastatic population. Notably, patients with the above-mentioned genetic alterations/fusions generally have worse outcomes with standard therapies than those without fusion positive disease. At least 15-20% of patients are metastatic at diagnosis, which is a setting where treatment options are lacking and largely ineffective. Metastatic and relapsed/refractory disease represents a major unmet medical need, with very limited treatment options, and makes up for about 25-30% of the RMS population.
Gastrointestinal Stromal Tumors
Gastrointestinal stromal tumors (“GISTs”) are mesenchymal neoplasms derived from the GI system. Approximately 6,000 patients are diagnosed with GIST per year, with 90% of patients harboring a gain of function mutation in either the KIT or PDGFRA proto-oncogenes. The remaining 10% of patients that do not have either of these mutations are considered to have wildtype disease and consist almost entirely of pediatric patients. While most GISTs strongly express IGF-1R, higher expression is linked to wildtype disease and younger patients. In these patients, IGF-1R is expressed at 10- to 30-fold higher levels than in mutated disease. Amplifications in the IGF-1R gene are also common in wildtype disease.
Many treatments are approved and available to target the common mutations in GIST, such as imatinib, sunitinib, and other chemotherapies, but wildtype disease is historically much more difficult to treat. However, and importantly, patients whose disease does not harbor these mutations (i.e., wildtype disease) are typically the pediatric patients and represent a major unmet medical need, as they are generally not sensitive to approved treatments, including chemotherapy.
Synovial Sarcoma
Synovial sarcoma (“SS”) is a soft tissue sarcoma originating from primitive mesenchymal cells and generally arises in the lower extremities. Over 95% of SS cases are characterized by the gene fusion SS18-SSX, which has been shown to de-regulate IGF signaling, possibly through the overproduction of IGF2, helping SS cells proliferate and avoid apoptosis. Analyses of SS patient tumor samples have shown that ~60% of cases express IGF-1R, with expression being correlated to worse outcomes. In the U.S., 1,000 patients are diagnosed with SS per year, with ~40% of those cases being pediatric patients. Although 5-year survival rates are between 60 and 75%, responses on treatment are scarce, and late metastases are common, as ~60% of patients end up with metastatic disease. There is no standard of care for SS, and treatment options are limited, with surgery (sometimes amputation), chemotherapy, and radiation being the leading options. While no treatments have been approved specifically for SS, many therapies have been approved under the umbrella of soft tissue sarcomas. Most of these approvals have been based on response rates <20% and median PFS <5 months.
Neuroblastoma
Neuroblastoma is a pediatric malignancy that has a well-documented connection to the IGF pathway. Approximately 90% of neuroblastoma cases express IGF-1R, with higher expression rates correlating with metastases and inferior survival. Although there is limited clinical experience with IGF-1R inhibition, pre-clinical studies have shown that downregulation of IGF-1R activity can have anti-tumor effects in neuroblastoma cells. Approximately 60% of the ~750 patients diagnosed with neuroblastoma every year in the United States present with high-risk disease, where survival is less than 50%, compared to low and intermediate risk disease, where survival is close to 90%. Current treatment for high-risk patients consists of chemotherapy, surgery (when possible), radiation therapy, stem cell transplant therapy, and dinutuximab (directed to the GD-2 disialoganglioside) combined with GM-CSF and isotretinoin. Response rates on these treatments are ~30%, with 3-year event free survival rates of ~45%. Most recently in November 2020, naxitamab, another anti-GD-2 antibody, received accelerated approval in combination with GM-CSF for relapsed/refractory high-risk neuroblastoma following two single-arm studies of 22 and 38 patients. The approval was based on response rates of 45% and 34%, with 30% and 23% of responders, respectively, having durations of response of at least 6 months.
Osteosarcoma
Osteosarcoma is the most common malignant bone tumor in children and adolescents. There are about 1,000 patients diagnosed with osteosarcoma per year, with ~10% of patients harboring a genetic amplification of IGF-1R. Notably, IGF-1R expression has been associated with poor prognosis. Metastatic patients have particularly poor outcomes and account for up to 30% of diagnoses. Only 20-30% of patients with metastatic disease have durable responses to first-line treatment with chemotherapy and surgery.
Wilms’ Tumor and other Beckwith Wiedemann Syndrome associated tumors
There are also other cancer types that harbor oncogenic gene fusions or other defining characteristics that relate to IGF-1/IGF-1R signaling and/or high expression of IGF-1R. For example, a childhood disease called Beckwith Wiedemann Syndrome, leads to hyperactivation of the IGF pathway and is associated with the development of many different malignancies, including some of the ones mentioned above, as well as Wilms’ tumors, hepatoblastoma, and others that overexpress the IGF-1R.
Desmoplastic Small Round Cell Tumor
Desmoplastic small round cell tumors (“DSRCT”) are extremely aggressive sarcomas driven by a genetic translocation resulting in the gene fusion EWS-WT1. This fusion upregulates expression of IGF-1R, leading to overexpression of IGF-1R in DSRCT patients. Approximately 100-150 patients are diagnosed with DSRCT in the United States each year. While most patients are adolescents and young adults, the disease occurs at all ages. Treatment outcomes for these patients are dismal with 5-year survival rates reported between 5 and 18%, and 3-year event free survival reported between 7 and 10%. The most commonly used treatment is intense chemotherapy combined with radiation, which yields responses in 50% of patients that are ultimately not durable, as almost all patients relapse. 50% of patients present with metastatic disease, representing a population with an even worse prognosis. DSRCT represents an indication that could lend itself towards an expedited regulatory path to approval for a therapy that provides benefit to these patients.
Adrenocortical Carcinoma
Adrenocortical carcinoma (“ACC”) is a cancer that arises from the cortex, or the outer layer, of the adrenal gland. ACC is characterized by an overexpression of IGF2 — which has been reported in almost 90% of patients. It is hypothesized that IGF2 signals through IGF-1R to promote ACC cell proliferation and survival. In pediatric ACC (10-15% of the patient population), IGF2 is reportedly expressed at 20-fold higher levels than in healthy tissue.
Approximately 400-600 patients are diagnosed with ACC every year, of which 50-100 are children or young adults. The only approved systemic therapy for ACC is mitotane, which was approved in 1970. However, mitotane has shown modest efficacy (published response rates are as low as 7%) and is associated with significant toxicities that limit its use. The only curative treatment is surgery, but for most patients this is not an option. In patients that are eligible for surgery, up to 70% of patients will eventually relapse even after successful surgery. In the relapsed/refractory disease setting, combination chemotherapy consisting of gemcitabine and metronomic capecitabine is often used. In a study of 145 ACC patients, this treatment yielded a 4.9% response rate and a median PFS of 3 months. Approximately 30-50% of patients present with metastatic disease, where treatment options are extremely limited and 5-year survival rates are less than 20%. Despite the availability of an approved treatment, treatment options for ACC remain limited.
Adenoid Cystic Carcinoma
Adenoid cystic carcinoma (“AdCC”) is a malignancy mainly of the secretory glands. As with many of the pediatric cancers previously mentioned, AdCC is driven by a genetic translocation resulting in the MYB-NFIB fusion protein. MYB-NFIB interacts with the IGF-1R pathway and induces an oncogenic transcriptional program that drives AdCC progression and proliferation. Almost 90% of AdCC patients present with this fusion. In addition, IGF2 is overexpressed in AdCC and thought to be the ligand through which IGF-1R signaling occurs in this disease.
Almost 1,700 patients are diagnosed with AdCC every year in the United States, with 5- and 16-year prevalence pools of 5,000 and 10,500 patients, respectively. Due to the slow but relentless progression of the disease, tumor recurrence is the biggest challenge with the limited currently available therapies. This is evinced by the decline of overall survival rates. Five, ten, and fifteen-year overall survival rates for AdCC are 60%, 50%, and 29%, respectively, due to the high incidence of metastases and recurrence.
Currently, the standard of care for AdCC is surgery, sometimes combined with radiation therapy. While this surgery can help prolong survival, over half of patients have metastatic or relapsed disease, including 30% of patients that have distant metastases after recurrence, where surgery is not an option and treatments are extremely limited. There are no approved systemic therapies for AdCC. The most common chemotherapy combinations used, cisplatin, doxorubicin, and cyclophosphamide, and cisplatin and vinorelbine, yield overall response rates (“ORRs”) between 18% and 31%. Many targeted therapies have been tested in AdCC with dismal results and no approvals.
Notably, IGF-1R targeting naked antibodies, figitumumab and teprotumumab, have been tested in a limited number of AdCC patients. Of 3 patients tested with the combination of figitumumab and the EGFR inhibitor dacomitinib, there was 1 partial response that lasted over 18 months and 2 stable diseases, with a disease control rate of 100%. Additionally, one heavily pretreated AdCC patient treated with teprotumumab had a stable disease lasting longer than a year. These promising results have led researchers to believe IGF-1R could be an important target in the treatment of AdCC.
Group 1 Summary
Together, the market for those cancers in Group 1 represents an aggregate of over 6,500 cases (United States incidence) with a range of 100 to 1,700 per indication. Given the high unmet medical need, potential for an expedited regulatory approval path, meaningful commercial opportunity, and well-established role of the IGF-1/IGF-1R pathway, including genetic alterations and/or IGF-1R overexpression, across these cancers, we believe that pursuing the indications in Group 1 will be a key near-term focus for us. Moreover, given that many of the indications in Group 1 are pediatric in nature, we believe there is an operational benefit as many of the medical centers that specialize in pediatric cancers may be able to enroll multiple cancer types in a “basket trial,” thereby improving efficiency and limiting the number of sites and cost involved.
Group 2
Similar to the cancers in Group 1, there are several subsets of adult cancers listed in Group 2 that have strong ties to the IGF-1/IGF-1R pathway. These subsets also largely represent areas of unmet medical need that may offer expedited regulatory pathways with meaningful commercial opportunities. These cancers include human papillomavirus (“HPV”) negative (-) head and neck cancer, invasive bladder cancer, and triple negative breast cancer.
HPV(-) Head and Neck Squamous Cell Carcinoma
Squamous cell carcinomas of the head and neck region (“HNSCC”) are categorized by the presence or absence of HPV. Patients with HNSCC that is associated with HPV, or HPV(+), are generally younger, have better responses to chemotherapy and radiation, and have an overall better prognosis than patients with HPV(-) disease. HPV(-) disease has been found to correlate with higher levels of IGF-1R expression. In particular, one study of 346 HNSCC samples found a significant association between high IGF-1R expression and HPV(-) status. A correlation was also observed between IGF-1R expression and adverse survival. A separate study of 59 patient samples observed that 70% of HPV(-) cases overexpress IGF-1R. Of the approximately 50,000 patients diagnosed with HNSCC in the United States each year, an estimated 30% have HPV(-) disease.
Treatment for HPV(-) HNSCC includes chemotherapy, radiation therapy, and surgery. The systemic therapies most often used include pembrolizumab, 5-FU, and nivolumab. These treatments have historically led to a 5-year overall survival rate of 45% for HPV(-) cases, compared to ~80% for disease associated with HPV(+). Despite these efforts, clinical trials with new treatment modalities are still considered the best option for HPV(-) HNSCC treatment, per the National Comprehensive Cancer Network guidelines, if surgery is not an option. Other targeted therapies currently being tested include tipifarnib, an FTase inhibitor, ficlatuzumab, an HGF inhibitor, and SCT200, an EGFR inhibitor.
Muscle-Invasive Bladder Cancer
Approximately 80,000 new cases of bladder cancer are diagnosed in the United States annually. These cancers range from non-invasive, slow-progressing tumors to highly aggressive, rapidly proliferating malignancies. One of the key defining characteristics of bladder cancer is whether or not the tumor has invaded the muscle around the bladder. Cancer that has stayed within the muscle walls of the bladder is considered non-muscle-invasive bladder cancer. These patients account for approximately 70% of cases and respond well to current treatment options, although recurrence is common (literature shows anywhere from 30-65%). The other 30% of cases are cancers in which the tumor has invaded the muscle around the bladder or metastasized beyond the muscle, which is referred to as muscle-invasive bladder cancer (“MIBC”). MIBC patients historically have a poorer response to available therapies and worse outcomes.
IGF-1R has been widely studied in bladder cancer and has been found to be highly overexpressed on cancerous tissue compared to healthy bladder tissue. A study of 120 samples found approximately 75% of all bladder cancers overexpress IGF-1R, with an even higher percentage of MIBC cases overexpressing the receptor. Higher expression of IGF-1R was also found to be correlated with worse prognosis and invasive disease.
Standard of care for MIBC is currently multi-modal chemotherapy followed by surgery. This treatment regimen has proven inadequate, as 5-year overall survival rates, even with successful surgery, are still as low as 40% for these patients. Due to disease heterogeneity, however, MIBC does have many other treatment options targeting various potential weaknesses in the malignancy with varying success.
Importantly, many of the recent regulatory approvals in MIBC have been based on single-arm, nonrandomized studies with overall response rates (“ORR”) end points. Four checkpoint inhibitors, Opdivo, Keytruda, Bavencio, and Imfinzi, were approved in the second-line setting following clinical studies of approximately 200 patients each and ORRs ranged from 13-29% (some have since conducted larger studies to obtain full approvals and/or remove the restriction to second-line disease on their labels). In addition, three targeted therapies, Balversa, Trodelvy, and Padcev, were approved in the third-line setting following clinical studies of approximately 100 patients each and ORR ranging from 28-44%. Single-arm studies in advanced and heavily pretreated patients present an opportunity for an expedited path to the market for new entrants, and we believe there is a compelling rationale for IGF-1R targeting in this indication.
Triple-Negative Breast Cancer
Triple-negative breast cancer (“TNBC”) is a type of breast cancer that has no or little expression of estrogen receptor (“ER”), progesterone, and human epidermal growth factor receptor-2 (“HER-2”). Compared to other breast cancer subtypes, patients with TNBC have more aggressive disease, limited treatment options and a higher frequency of recurrence and metastases, leading to poorer outcomes and inferior survival rates. Approximately 15-20% of all breast cancers are triple negative, amounting to an incidence of around 45,000 patients per year in the United States. Of these patients, approximately 22% to 46% have high expression of IGF-1R, which correlates with poor survival.
In the past decade, progress has been made in treatment options for certain patients with TNBC. The main treatment option remains chemotherapy, including taxanes and anthracyclines. Patients with BRCA-mutated disease, which accounts for approximately 10% — 15% of patients, have had some success with the targeted therapies Lynparza and Talzenna, with 52% and 50% response rates and median PFS of 7.0 and 8.6 months, respectively. In 2020, Trodelvy received FDA accelerated approval in pretreated, metastatic TNBC based on an ORR of 33.3% and median duration of response of 7.7 months in a single arm study of 108 patients. Other approvals in certain subsets of TNBC include Keytruda for patients expressing programmed death ligand 1, and Rozlytrek or Vitrakvi for patients harboring a NTRK mutation. Single-arm studies in advanced and heavily pretreated patients present an opportunity for an expedited path to the market for new entrants. Further, we believe there is a strong rationale to introduce a payload-bearing IGF-1R directed agent into this indication.
Group 3
Other cancers involving the IGF-1/IGF-1R pathway
In addition to the cancers described above (Groups 1 and 2), many additional cancers, and cancer subsets, have been linked, to varying extents, to the IGF-1/IGF-1R pathway (Group 3). These include, to varying extents, certain cancer subsets of lung, colorectum, prostate, pancreas, liver, esophagus, ovary, kidney, stomach, and others. Together, these patient population subsets represent a sizable upside potential for further commercial expansion.
We plan to continue to evaluate opportunities in the IGF-1/IGF-1R pathway space, including the possibility of target-based labeling, and consider measures to capture markets that make sound business sense.
Preclinical Activity with LX-101 (part 2 of 2)
We investigated the preclinical anti-tumor activity of LX-101 against select cancer types with well-established ties to the IGF-1/IGF-1R pathway. Cell lines were incubated with LX-101 at protein concentrations ranging from 1.6 to 2500 nM. Cell viability was assessed by CellTiter-Glo® Luminescent Cell Viability Assay. In this assay, a reagent is added directly to cells in culture that results in cell lysis and generation of a luminescent signal proportional to the amount of adenosine triphosphate (ATP) present. ATP is an indicator of metabolically active cells, and the amount of ATP is directly proportional to the number of viable cells present in the culture. A decrease in the luminescent signal (i.e., cell viability) in response to LX-101 treatment compared to the control indicates anti-tumor activity induced by LX-101.
Figure 12 shows a summary of LX-101 IC50s, or concentration at which cell viability is reduced by 50%, in select pediatric cancer cell lines, and Figure 13 shows LX-101 dose-response curves for select adult cancer cell lines.
In certain pediatric cancers of interest, LX-101 demonstrated in vitro anti-tumor activity. LX-101 was active against Ewing’s sarcoma driven by different genetic fusion genes, including EWSR1-FLI1+ (RD-ES, IC50 = 10 nM; A-673, IC50 = 14 nM; SK-ES-1, IC50 = 29 nM) and EWSR1-ERG+ (CADO-ES1, IC50 = 14 nM) cell lines. LX-101 also demonstrated anti-tumor activity against PAX3-FOXO1+ alveolar rhabdomyosarcoma (SJCRH30, IC50 = 23 nM), osteosarcoma (143B, IC50 = 6 nM; HOS, IC50 = 7 nM, U2OS, IC50 = 32 nM), neuroblastoma (SK-N-AS, IC50 = 16 nM; IMR-32, IC50 = 20 nM, SH-SY5Y, IC50 = 30 nM), and adrenocortical carcinoma (SW-13, IC50 = 9 nM) cell lines.
In certain adult cancers of interest, LX-101 demonstrated in vitro anti-tumor activity, including against the pharyngeal (head and neck) squamous cell carcinoma cell line FaDu (IC50 = 9 nM), the triple-negative breast cancer cell line BT-20 (IC50 = 17 nM), and the bladder cancer cell lines 5637 (IC50 = 4 nM) and T24 (IC50 = 61 nM). Taken together, these results provide evidence that LX-101 displays preclinical anti-tumor activity against adult and pediatric cancer cell lines tied to the IGF-1/IGF-1R pathway.

Figure 12. LX-101: Activity in IGF-1 / IGF-1R Prominent Pediatric Tumor Types

MCF7 was used as reference (*average of two independent experiments).
(1)
Absolute IC50s based on MTX content in LX-101, as measured by absorbance at 305 nm.

(2)
Absolute IC50s based on LX-101 derived by dividing the IC50s based on MTX content by the average number of MTX groups conjugated per IGF-1 variant protein (i.e., 8), as determined by MALDI-TOF (matrix-assisted laser desorption/ionization time of flight mass spectrometry).

Figure 13. LX-101: Activity in IGF-1 / IGF-1R Prominent Adult Tumor Types
Next Steps, Milestones and Timeline
We plan to leverage the Phase 1a clinical experience to date and re-focus LX-101 development on certain new cancer types, pediatric and adult, that have well-established ties to the IGF-1R pathway (as outlined in previous section). We are currently manufacturing clinical supply of LX-101 and plan to file an IND that may reference the existing IND in oncology held by the licensor to advance through Phase 1b/2 clinical trials. Over the next 12-18 months, we anticipate the following events and milestones:
•
Initiate Phase 1b/2 trials in IGF-1R prominent cancers in both adult and pediatric patients;

•
Generate potential value-creating clinical data in one or more indications;

•
Regularly present updates at major medical conferences; and

•
Open expansion cohorts in our trials that are registration-directed in one or more of the indications.

Thyroid Eye Disease
TED is an autoimmune disease characterized by progressive inflammation and damage to tissues around the eyes and can lead to vision impairment. TED consists of an active inflammatory stage (also known as acute, or active, TED) that can last between 1 to 3 years, followed by a chronic fibrotic stage that can persist for many years (known as chronic TED).
The signs and symptoms of TED include proptosis/exophthalmos (bulging eyes), diplopia (double vision), lid retraction, eyelid and conjunctival redness, and are the result of inflammation and orbital tissue remodeling. The severity of symptoms ranges from mild to severe, and repeated exacerbations can occur. Many patients with TED report a reduced quality of life due to disfigurement, eye pain, dry eye, and poor vision. TED can lead to vision impairment, and at times vision loss, due to pressure on the optic nerve or from corneal ulcers that form if the eyelids are unable to close completely.
In the U.S., the annual incidence of active TED is estimated to be 16 cases per 100,000 women and 3 cases per 100,000 men, or over 25,000 cases per year, while chronic TED has an estimated prevalence of over 70,000 cases.
Horizon Therapeutics (now part of Amgen, Inc., NASDAQ: AMGN) markets Tepezza® (teprotumumab), a naked monoclonal antibody that targets IGF-1R, which was approved by the FDA in January 2020. Tepezza® generated net sales of approximately $1.7 billion in 2021 and $1.97 billion in 2022, with year over year growth of approximately 16%. The market opportunity in TED is currently estimated to be over $3.5 billion globally and may continue to grow due to a host of factors including increased disease awareness, likely driven in part by a large direct-to-consumer advertising campaign and the availability of a treatment option (see Figure 14). In October 2023, Amgen completed its acquisition of Horizon for $27.8 billion.
Figure 14. TED: Overview and Market Opportunity
Despite an available treatment, there are number of patient segments in the TED market that we believe are underserved and/or could benefit from new treatment options and modalities. These include patients who are ineligible for available therapy, patients who are unable to tolerate available therapies, patients who have safety issues on available therapy, patients who do not respond to available therapy, patients who are no longer benefiting from available therapy, patients who are refractory to therapy, patients who have recurrent disease, and patients who are either very early or very late in their disease. In addition, patients with chronic disease may benefit from novel treatment options at some point in their course.
As such, we believe the TED market represents a global opportunity of greater than $3.5 billion and offers attractive development and commercial opportunities for new market entrants. Based on Tepezza’s sales and analyst estimates, combined with multiple available and untapped market segments, we believe that TED offers significant commercial potential, especially for a new market entrant like LX-101 that possesses a novel, differentiated, and potentially more potent, durable, and definitive mechanism of action.
TED and the Rationale for IGF-1R Targeting
The signs and symptoms of TED are the result of inflammation and tissue remodeling within the orbit of the eye, and several of the cell types contributing to the pathophysiology of TED have well-documented IGF-1R expression: e.g., T cells, B cells, fibrocytes, and orbital fibroblasts.
The frequencies of IGF-1R+ T and B cells are increased in TED patients. T cells can activate autoreactive B cells and contribute to inflammation and tissue damage. Additionally, T cells have been shown to activate orbital fibroblasts through CD40-CD40L interactions or via production of proinflammatory cytokines, thereby perpetuating orbital inflammation. B cells can produce pathogenic autoantibodies that can cause tissue damage and/or dysregulate cellular signaling, Orbital fibroblasts have been shown to produce cytokines, such as IL-6 and IL-8, and chemokines, such as IL-16 and RANTES (regulated on activation, normal T expressed and secreted), which can activate and recruit T cells into the retro-orbital space and perpetuate orbital inflammation. IGF-1R expression has also been found on fibrocytes, which are fibroblast-like progenitors derived from the bone marrow that circulate in the periphery and have both tissue remodeling and immune activation properties. The numbers of circulating fibrocytes are elevated in TED patients, and fibrocytes are thought to infiltrate the orbit, differentiate into orbital fibroblasts, and contribute to the pathophysiology of TED.
T cell-mediated and B cell-mediated autoimmune activity leads to activation of orbital fibroblasts. When activated, such as by autoantibodies or possibly ligands to receptors including the IGF-1R or the TSHR, orbital fibroblasts proliferate and may differentiate into adipocytes and myofibroblasts and secrete inflammatory cytokines and extracellular matrix proteins, such as hyaluronan, which leads to enlarged muscle and expanded orbital tissue and fat. These processes result in proptosis and other clinical manifestations of TED (see Figure 15).
Figure 15. TED Pathogenesis: IGF-1R+ Cell Involvement
IGF-1R-Targeting for TED
In TED, IGF-1R is a clinically and commercially validated target. Horizon Therapeutics’ Tepezza® (teprotumumab), a naked monoclonal antibody targeting IGF-1R, is FDA approved. In addition, several other companies are developing related compounds, including other non-payload-bearing naked monoclonal antibodies and small molecules, that target IGF-1R.

Historically, approaches to targeting IGF-1R, e.g. via naked monoclonal antibodies, have relied on blocking receptor signaling. However, these non-payload-bearing approaches may lack maximal potency while also leaving room for redundant signaling pathways to act, thereby providing cells with an escape mechanism. (see Figure 16).
Figure 16. TED Treatment: Historical and Current Approaches
Accordingly, we believe that conventional approaches may have limitations, thereby providing an opportunity for alternative therapeutic strategies. LX-101 represents a novel approach to targeting IGF-1R+ cells in TED. LX-101 delivers a rational payload, one that has been systemically used in a number of autoimmune diseases including TED, directly to IGF-1R+ cells. Multiple IGF-1R+ cell types are drivers of TED including immune cells (T cells and B cells) that play a critical role in initiating and amplifying the inflammatory response of TED while also activating orbital fibroblasts. In this way, LX-101 has the potential to positively modify the overall pathological autoimmune response that drives disease manifestation in TED. (see Figure 17).
Figure 17. TED Treatment: Lirum Approach
LX-101 is designed to potently target multiple cell types and disease pathways in TED, thereby offering a potentially more definitive and effective approach to treating patients with TED. As such, LX-101 could have unique clinical utility across one or more of the various TED segments. Many of these segments represent sizable market opportunities in their own right, where the conventional non-payload bearing approach may be untested, unproven, and/or suboptimal at the outset or over time. Additionally, there are multiple regions outside of the U.S., e.g., Europe, Australia, Japan, etc., where no IGF-1R targeted agents have been approved and thus may provide additional commercial upside.

Market Opportunity and Clinical Development Plan in TED
LX-101: TED Patient Populations
Based on published epidemiology data in the literature, TED has an estimated annual incidence of approximately 16 per 100,000 in women and 3 per 100,000 in men, or over 25,000 patients in the U.S. annually. Outside the U.S., the estimated incidence of disease is over 40,000 patients in Europe and 12,000 patients in Japan.
There is currently one approved therapy in the U.S. for patients with TED, Horizon Therapeutics’ Tepezza, which is indicated for the treatment of TED.
Market Segments: TED
Based on the literature, data presented by Horizon and Viridian, as well as our estimates, we believe there is a significant population of patients that could benefit from a new treatment modality.
In the active/acute disease setting, this population includes those patients that are ineligible, or are not candidates, for available therapies; or in areas where Tepezza is not approved. In addition, there is an increasing pool of “post-Tepezza” patients, which includes patients:
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who do not respond to treatment;

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have progressed/failed or otherwise not derived sustained benefit or have residual disease from treatment, including those who relapse after completing treatment;

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who experience a disease flare after treatment; and

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who do not tolerate therapy due to side effects.

We also intend to evaluate LX-101 in patients that could be considered too early in their disease course or with less severe disease to warrant available therapies.
In addition, we also intend to evaluate LX-101 in chronic disease. There are estimated to be over 70,000 patients with chronic TED in the U.S. and over 150,000 patients in Europe. In patients with chronic TED, symptoms, including proptosis and diplopia, can continue to persist.
Notably, in chronic TED, signaling may be reduced, with disease taking the form of expanded fibrotic tissue, theoretically reducing the potential effect of IGF-1R inhibitors that rely on active signaling. However, the expression of IGF-1R in these patients may persist, thereby allowing a payload-bearing agent to potentially be effective in this stage of disease, representing a large market segment.
Overall, we believe any one or more of these segments could offer attractive development pathways as well as significant market potential.
Additionally, there are multiple areas outside of the U.S., e.g., Europe, Australia, Japan, etc., where no IGF-1R targeted agents have been approved and thus may provide additional commercial upside.
Competitive Landscape — TED
Horizon markets the only FDA-approved therapy for patients with TED, Tepezza. Additionally, several companies are developing treatments for patients with TED, including Viridian (VRDN-001, an anti-IGF-1R mAb); Acelyrin (lonigutamab, an anti-IGF-1R mAb); argenx (efgartigimod, an antibody fragment targeting FcRn); Immunovant and Harbour BioMed (IMVT-1402, an anti-RcRn mAb); Tourmaline Bio (TOUR006, an anti-IL-6 antibody); Lassen Therapeutics (LASN01, an anti-IL-11R antibody); and Sling Therapeutics (linsitinib, a small molecule IGF-1R inhibitor). In addition, other therapeutic approaches, such as corticosteroids, methotrexate, surgery, and radiation, have been used to manage patients with TED.
Development Plans: TED
We plan to leverage existing clinical dosing and safety data from the previous clinical trials to advance LX-101 into trials in patients with TED, for signal detection and to establish proof of concept, which we believe can also serve as meaningful value-creating milestones, and to inform our regulatory direction in one or more segments of TED. The novel mechanism of action of LX-101 could enable more effective targeting of the key effector cells. This activity may potentially result in more robust and durable responses than available therapies for patients with newly diagnosed, active phase disease, as well as being effective in any one or more of the previously mentioned patient/market segments, e.g., in which current approaches are untested, unproven, or generate safety issues or sub-optimal responses.
We are seeking to identify the most promising patient segments that offer potential for expedited regulatory approval pathways and attractive commercial opportunities. The generation of positive clinical data in one or more of these patient populations, would represent major value-creating milestones for the Company. Given the size of the TED market, combined with an increasing pool of patients that may require additional treatment, we envision several potential development paths as well as significant market opportunities for LX-101, a novel, differentiated therapeutic directed to a commercially validated target.
Next Steps, Milestones and Timeline
We plan to leverage LX-101’s clinical experience to date to support development in TED. We are currently manufacturing clinical supply of LX-101 and plan to file an IND in TED that may reference the existing IND in oncology held by the licensor. Over the next 12-18 months, we anticipate the following events and milestones:
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Initiate clinical trials in patients with various subsets of TED

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Generate potential value-creating clinical data in one or more patient segments

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Regularly present updates at major medical conferences

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Identify one or more subsets of TED to pursue in a registration-directed manner

Our Corporate Strategy
Our goal is to build a leading biopharmaceutical company through the identification, development, and commercialization of innovative therapeutics that address areas of unmet medical need, initially in oncology and autoimmune disease with a primary focus on patients with: 1) cancers in which the role of IGF-1/IGF-1R is well-established; and 2) the autoimmune disease TED, where IGF-1R is a commercially validated target. We intend to leverage our experience in clinical and regulatory strategy and execution to advance LX-101 into potentially expedited regulatory pathways for indications with attractive commercial opportunity. We also intend to leverage our expertise and experience in target, drug, and indication selection, to continue to build out, through acquisitions, partnerships, and/or in-licensing opportunities, a robust pipeline of additional novel product candidates that also lend themselves to expedited regulatory pathways with meaningful commercial opportunities.
The key elements driving our business strategy are subject to many factors, some known and some unknown, such as securing additional financing, and include our ability, within the environment we find ourselves in, to:
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Leverage existing manufacturing, preclinical, and clinical data to advance LX-101 into clinical trials of patients with IGF-1/IGF-1R prominent cancers and TED;

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Generate meaningful, sustained, value-creating clinical safety and efficacy data with LX-101 in oncology and TED;

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Determine, develop, and pursue registrational pathways in one or more areas of IGF-1/IGF-1R prominent cancers and TED;

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Continue to opportunistically expand our pipeline with novel and exciting product candidates;

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Achieve marketing approval for our product candidates; and

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Successfully commercialize, or otherwise monetize, our product candidates.

LX-101 License Agreement
In January 2022, we entered into a license agreement with IGF for LX-101. Under the agreement, IGF has granted us an exclusive, royalty-bearing, worldwide license under certain patent rights, know-how and materials to research, develop, make, have made, formulate, use, sell, offer to sell and import LX-101 and two other earlier stage compounds, and any products containing or comprising such compounds in finished dosage pharmaceutical form, for the diagnosis, and/or treatment of any disease or condition in humans.
We are required to pay IGF Oncology an upfront payment, which is divided into six payments. To date, Lirum has paid $1,180,378 of the upfront amount to IGF through payments made in November 2022, January 2023, July 2023, and January 2024. The next payments of the upfront payment are due as follows (i) $200,000 plus daily compounded interest of 15% from January 12, 2024, upon the earlier of equity financing totaling at least $10,000,000 or April 12, 2024; and (ii) $200,000 plus daily compounded interest of 15% from January 12, 2024, upon the earlier of equity financing totaling at least $10,000,000 or July 12, 2024. In addition, IGF is eligible for milestone payments based on clinical and regulatory events, as well as for sales-based milestones. Milestones in connection with clinical and regulatory events include: (i) treating a specified number of patients in a clinical trial for a specified condition, (ii) demonstration of favorable efficacy and safety during specified clinical trial phases, (iii) achieving either a specified clinical trial with respect to a relevant compound or filing a NDA with the FDA, (iv) successful trials in a specified phase with respect to a relevant compound, and (v) certain approvals by specified regulatory agencies with respect to a relevant compound. In connection with the development of LX-101, the agreement provides for clinical and regulatory milestones in the aggregate up to $20,000,000, the agreement provides for a total of up to $61,000,000 in clinical and regulatory milestones if additional compounds are developed. Sales based milestone payments include: (i) a $5,000,000 payment upon achieving annual net sales for a relevant compound of $75,000,000, (ii) a $10,000,000 payment upon achieving annual net sales for a relevant compound of $150,000,000, (iii) a $20,000,000 payment upon achieving annual net sales for a relevant compound of $250,000,000, and (iv) a $30,000,000 payment upon achieving annual net sales for a relevant compound of $500,000,000. Each sales based milestone may be achieved and incur payment for separate compounds.
IGF is also eligible for a royalty based on all net sales, by us or our sublicensees, of products containing the licensed compound. The royalty rates for each product are tiered based on annual sales and range from mid-single digits to 10%. Tiers for royalty payments are: (i) between zero and $250,000,000 of annual worldwide sales for certain products, (ii) in excess of $250,000,000 and up to $500,000,000 of annual worldwide sales for certain products, and (iii) in excess of $500,000,000 of annual worldwide sales for certain products. Royalties may be achieved and incur payments for separate compounds.
We may terminate the license in whole or on a country-by-country and product-by-product basis upon prior written notice to IGF. If either we or IGF breach a material obligation under the agreement, and such obligation is not cured within a specified period of time following written notice from the other party, then the non-breaching party may terminate the agreement on a product-by-product basis.
Under the license agreement with IGF, Lirum also gained the rights to two other drug candidates: CPE-54 and EGF-bendamustine. CPE-54 is a patented variant of Clostridium perfringens enterotoxin that binds to gap junction proteins claudin-3 and claudin-4, two proteins that are overexpressed in late-stage ovarian cancer. An IND for the treatment of ovarian cancer with CPE-54 is currently open. EGF-bendamustine is a covalent conjugate of a patented EGF ligand variant linked to the approved chemotherapy drug bendamustine.
License Term
The royalty term for each licensed product in each country is the period commencing with first commercial sale of the applicable licensed product in the applicable country and ending on the expiration of the last to expire of any patent specified by the expiration of any extended exclusivity period in the relevant country. In addition, we are continuing our in-licensing activities in an effort to expand our portfolio of product candidates.
Consulting Agreement
On July 12, 2023, the Company entered into a consulting agreement with the founder and President of IGF Oncology, with respect to ongoing services to the Company during the term of the license agreement.

For these services, the consultant will be paid (i) $150,000 in cash or (ii) $150,000 in the value of the Company’s stock at the time of the offering or upon an equity financing totaling at least $10,000,000, in the Company’s discretion.
On January 12, 2024, the consulting agreement was amended to increase the total consideration to (i) $225,000 in cash or (ii) $225,000 in the value of the Company’s stock at the time of the offering at the Company’s discretion.
Chemistry, Manufacturing and Controls
The manufacturing process for the LX-101 drug substance includes creation and purification of recombinant IGF-1 protein variant, conjugation to methotrexate, followed by formulation into the final buffer. The IGF-1 variant is expressed as an inclusion body protein by a bacterial host that has been stably transfected with a plasmid encoding the IGF-1 variant gene and an antibiotic-resistance gene. The protein is produced by bacterial fermentation and purified by multiple chromatography steps as well as a refolding step. The IGF-1 variant protein is then coupled to methotrexate in a reaction mediated by 1-ethyl-3-(3-dimethylaminopropyl) carbodiimide and subsequently purified through a sequence of ultrafiltration, chromatography, and concentration adjustment procedures to produce the final drug substance. The manufacturing process for the LX-101 drug product involves sterile filtration and fill/finish. The initial supply of LX-101, formerly 765IGF-MTX, that was used in prior Phase 1 clinical trials conducted by the licensor, was manufactured by the licensor at academic facilities.
Following the in-licensing of LX-101, we have worked to re-start the manufacturing process for the LX-101 drug substance and drug product. We plan to utilize a similar manufacturing process, with some variation, and third-party contract manufacturers to create and supply our clinical material. We have performed small-scale runs and plan to initiate a large-scale run to produce clinical material in the first half of this year. We have also initiated method development work with a third-party analytical vendor for the testing and release of LX-101 drug substance and drug product. In addition, we plan to work with a third-party clinical supply chain vendor to label, manage, and distribute our clinical supply.
Preclinical Pharmacokinetic and Toxicology
Formal GLP repeat-dose toxicity studies were completed by the licensor in Beagle dogs and Sprague-Dawley rats, in which 765IGF-MTX, now named LX-101, was administered intravenously as a single infusion weekly for 5 or 6 weeks, respectively. Dogs were determined to be the most relevant toxicology species for the purposes of determining the first-in-human dose and schedule. These studies were used to support an IND filing in oncology by the licensor.
Analysis of all generated data, including clinical observations, clinical pathology, hematology, clinical chemistry, and histopathology revealed no significant drug/treatment-related toxicities in dogs treated by intravenous infusion with LX-101, in 5% dextrose at 0.2 and 0.5 μEq/kg. In the 0.2 μEq/kg group, there was only transient dyspnea noted, while in the animals treated at 0.5 μEq/kg, reversible vomiting and diarrhea were noted. Treatment of dogs in these two groups was well tolerated, and any reaction to the treatment was transient and resolved by itself. In animals dosed at 2 μEq/kg, mild-to-moderate anaphylactoid and hives-type reactions, transient anorexia and weight loss, and hypoglycemia were noted as occurrences in some animals. Toxicities in animals dosed at 4 μEq/kg were similar to the toxicities at 2 μEq/kg, but they were more severe and lasted longer. No significant cytopenias were observed at any dose level, and all noted toxicities were transient and reversible after dosing. No abnormalities in ophthalmology or cardiac parameters, were noted in any dose group. The no observed adverse effect level in beagles was determined as 0.5 μEq/kg, which has a human equivalent dose of 0.3 µEq/kg.
Preclinical pharmacokinetics were assessed in both rats and Beagle dogs. In Beagle dogs, which was determined to be the most relevant toxicology species, LX-101 has a plasma terminal half-life of 4.6-5.5 hours and the area under the curve (AUC0-∞) and highest blood concentration (“Cmax”) were dose proportional. AUC0-∞ and Cmax plasma concentrations ranged from 448-4397 ng*hr/mL and 71.6-511.9 ng/mL, respectively.

Competition
The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products, and subject to rapid and significant technological changes. We face competition with respect to our current product candidate and will face competition with respect to future product candidates, from segments of the pharmaceutical, biotechnology and other related markets. Additionally, there has been an increase in development of oncology therapeutics, including those targeting orphan and rare oncologic indications, and a product is approved and a number of products are in development for treating patients with TED and other autoimmune indications.
Some of the pharmaceutical and biotechnology companies we expect to compete with include Fusion Pharmaceuticals, Inc., Pierre Fabre SA, Repare Therapeutics, Cullinan Oncology, Kura Oncology, as well as other companies developing targeted therapies for cancer or with similar mechanisms of action or indications that we are pursuing. Within thyroid eye disease, we expect to compete with a number of companies. Horizon markets the only FDA-approved therapy for patients with TED, Tepezza. Additionally, several companies are developing treatments for patients with TED, including Viridian (VRDN-001, an anti-IGF-1R mAb); Acelyrin (lonigutamab, an anti-IGF-1R mAb); argenx (efgartigimod, an antibody fragment targeting FcRn); Immunovant and Harbour BioMed (IMVT-1402, an anti-RcRn mAb); Tourmaline Bio (TOUR006, an anti-IL-6 antibody); Sling (linsitinib, a small molecule IGF-1R inhibitor); Regeneron Pharmaceuticals, Inc.; and Novartis, Inc. In addition, other therapeutic approaches, such as corticosteroids, methotrexate, surgery, and radiation, have been used historically and continue to be used off-label to manage patients with TED.
Our competitors may obtain regulatory approval of their products more rapidly than us or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more convenient, more widely used and less costly, or have a better safety profile than our products; and these competitors may also be more successful than us in manufacturing and marketing their products.
In addition, we may need to develop our product candidates in collaboration with diagnostic companies, and we will face competition from other companies in establishing these collaborations. Our competitors will also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
Furthermore, we also face competition more broadly across the market for cost-effective and reimbursable treatments. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy, or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While our product candidates, if any are approved, may compete with these existing drug and other therapies, to the extent they are ultimately used in combination with, or as an adjunct to, these therapies, our product candidates may not be competitive with them. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or specific branded products. We expect that if our product candidates are approved, they will be priced at a significant premium over competitive generic and branded generic products. As a result, obtaining market acceptance of, and gaining significant share of the market for, any of our product candidates that we successfully introduce to the market will pose challenges. In addition, many companies are developing new therapeutics, and we cannot predict what the standard of care will be as our product candidates progress through clinical development.
The acquisition or licensing of pharmaceutical products is also very competitive. If we seek to acquire or license products, we will face substantial competition from a number of more established companies, some of which have acknowledged strategies to license or acquire products and many of which are bigger than us and have more institutional experience and greater cash flows than we have. These more established companies may have competitive advantages over us, as may other emerging companies taking similar or different approaches to product licenses and/or acquisitions. Furthermore, a number of established research-based pharmaceutical and biotechnology companies may acquire products in late stages of development to augment their internal product lines, which may provide those companies with an even greater competitive advantage. For more information regarding the risks related to our competition, please see “Risk Factors — Risks Related to the Discovery and Development of Our Product Candidates, Risks Related to Commercialization of Our Product Candidates and Risks Related to Our Intellectual Property.”
Commercialization
Subject to receiving marketing approvals, we expect to commence commercialization activities by building a focused sales and marketing organization in the United States to sell our products. We believe that such an organization will be able to address the community of doctors who are the key specialists in treating the patient populations for which our product candidates are being developed and potentially approved. Outside the United States, we may choose to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.
We may also choose to build a marketing and sales management organization to create and implement marketing strategies for any products that we market through our own sales organization and to oversee and support our sales force. The responsibilities of the marketing organization would include developing educational initiatives with respect to approved products and establishing relationships with researchers and practitioners in relevant fields of medicine.
Intellectual Property
Our intellectual property (“IP”) portfolio includes multiple issued patents and pending applications in the U.S. and worldwide of both in-licensed and assigned inventions.
We seek to protect the intellectual property and proprietary technology that we consider important to our business, including by pursuing patent applications that cover our product candidates and methods of using the same, as well as any other relevant inventions and improvements that are considered commercially important to the development of our business. To that end, we are prepared to file additional patent applications should our intellectual property strategy require such filings and/or where we seek to adapt to competition or seize business opportunities. Further, we are prepared to file patent applications relating to the other products in our pipeline soon after the experimental data necessary for a strong application become available and our cost-benefit analyses justify filing such applications. We also rely on trade secrets, know-how, and continuing technological innovation to develop and maintain our proprietary and intellectual property position. Our commercial success depends, in part, on our ability to obtain, maintain, enforce and protect our intellectual property and other proprietary rights for the technology, inventions and improvements we consider important to our business, and to defend any patents we may own or in-license in the future, prevent others from infringing any patents we may own or in-license in the future, preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating, or otherwise violating the valid and enforceable patents and proprietary rights of third parties.
As with other biotechnology and pharmaceutical companies, our ability to maintain and solidify our proprietary and intellectual property position for our product candidates and technologies will depend on our success in obtaining effective patent claims and enforcing those claims if granted. However, our current patent applications, and any patent applications that we may in the future file or license from third parties, may not result in the issuance of patents and any issued patents we may obtain do not guarantee us the right to practice our technology in relation to the commercialization of our products. We also cannot predict the breadth of claims that may be allowed or enforced in any patents we may own or in-license in the future. Any issued patents that we may own or in-license in the future may be challenged, invalidated, circumvented, or have the scope of their claims narrowed. For example, we cannot be certain of the priority of inventions covered by pending third-party patent applications. If third parties prepare and file patent applications in the United States that also claim technology or therapeutics to which we have rights, we may have to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention, which could result in substantial costs to us, even if the eventual outcome is favorable to us, which is highly unpredictable. In addition, because of the extensive time required for clinical development and regulatory review of a product candidate we may develop, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby limiting the protection such patent would afford the respective product and any competitive advantage such patent may provide.
The term of individual patents depends upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent or may be shortened if a patent is terminally disclaimed over an earlier filed patent. Under the Hatch-Waxman Amendments, the term of a patent claiming a new drug product may also be eligible for a limited patent term extension when FDA approval is granted, provided statutory and regulatory requirements are met, as compensation for the loss of patent term during the FDA regulatory review process. The restoration period granted on a patent covering a product is typically one-half the time between the effective date of a clinical investigation involving human beings is begun and the submission date of an application, plus the time between the submission date of an application and the ultimate approval date. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. Only one patent applicable to an approved product is eligible for the extension, and only those claims covering the approved product, a method for using it, or a method for manufacturing it may be extended. Additionally, the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension or restoration in consultation with the FDA. Similar provisions are available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved drug. In the future, if our product candidates receive approval by the FDA, we intend to apply for patent term extensions on any issued patents covering those products, where applicable, depending upon the length of the clinical studies for each product and other factors, to extend the term of patents that cover the approved drug candidates. It is possible that issued U.S. patents covering our product candidates, including LX-101, may or will be entitled to patent term extensions. We also intend to seek patent term extensions in any jurisdictions where they are available; however, there is no guarantee that the applicable authorities, including the FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.
There can be no assurance that our pending provisional or PCT patent applications will issue or that we will benefit from any patent term extension or favorable adjustments to the terms of any patents we may own or in-license in the future. In addition, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Patent term may be inadequate to protect our competitive position on our products for an adequate amount of time.
In addition to patent protection, we also rely on trade secret protection for our proprietary information that is not amenable to, or that we do not consider appropriate for, patent protection, including certain aspect of our manufacturing processes. However, trade secrets can be difficult to protect. Although we take steps to protect our proprietary information, including restricting access to our confidential information, as well as entering into non-disclosure and confidentiality agreements with our employees, consultants, independent contractors, advisors, contract manufacturers, CROs, hospitals, independent treatment centers, suppliers, collaborators and other third parties, such parties may breach such agreements and disclose our proprietary information including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. In addition, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information. For more information regarding the risks related to our intellectual property please see “Risk Factors — Risks Related to Our Intellectual Property.”
Patents and Proprietary Rights Covering Lirum’s Product Candidates
Our IP portfolio includes 20 patents and 9 patent applications. We have an exclusive worldwide license to three patent families, including seven issued U.S. patents, as well as issued or pending patents in Europe,

Japan, Canada, Australia, and India, that we believe provides patent protection for the LX-101 composition or methods of treatment. The first licensed patent family, expiring in 2035, includes composition patents relating to proprietary fusion proteins of IGF-1 (including the IGF-1 variant of LX-101) and conjugates to anti-cancer chemotherapeutic agents (including methotrexate, the LX-101 payload), as well as methods of treating cancer with these agents. This patent family includes four issued U.S. patents, as well as issued patents in Europe, Japan, Canada, Australia, and India.
The second licensed patent family, expiring in 2038, relates to methods of treating certain diseases including some myeloid malignancies, with IGF-1R ligands conjugated to an anti-cancer chemotherapeutic agent. This patent family includes one issued patent in the U.S., as well as issued and pending patents in Europe, China, Japan, Australia, Canada, India, and South Korea. The third licensed patent family, expiring in 2025 or 2026, includes composition of matter patents relating to other IGF-1 variants conjugated to anti-cancer chemotherapeutic agents, as well as methods of treating cancer with these agents. This patent family includes two issued U.S. patents that protect the LX-101 composition and methods of treatment, as well as issued patents in Europe, Canada, and Japan.
The Company owns two filed PCT applications covering methods of treating TED and autoimmune diseases with LX-101. Any patent that grants from this family would have an expiration of 2043, not including future extensions. The Company also owns two filed provisional patent applications for methods of treating IGF-1R-related pediatric and adult cancers with IGF-1R ligands conjugated to a cytotoxic agent. Any patent that grants from these families would have an expiration of 2044, not including future extensions.
Other licensed patents and patent applications in the Lirum portfolio relate to IGF-1R ligands conjugated to bacterial toxins or radionuclides for the treatment of cancer expiring in 2025 or 2028.
Our portfolio also includes licensed patents covering proprietary fusion proteins of epidermal growth factor receptor ligands, conjugates to anti-cancer chemotherapeutic agents, and methods of treating cancer with these agents expiring in 2035. Lirum’s portfolio also includes three licensed U.S. patents expiring in 2025 or 2027 relating to methods of treating certain cancers with a proprietary variant of Clostridium perfringens enterotoxin.
Government Regulation
Government regulation of drugs in the United States
The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, contract research organizations and contract manufacturers, will be required to navigate the various preclinical, clinical, manufacturing and commercial requirements of the FDA, as well as of any other governing regulatory agency of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.
In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act of 1938 and its subsequent enactments, its implementing regulations, and other laws. None of our product candidates have been approved by the FDA for marketing in the United States. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other legal requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, the issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

The process required by the FDA before product candidates are approved as drugs for therapeutic indications in the United States generally involves the following:
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completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP requirements;

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submission to the FDA of an IND application;

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approval by an IRB or independent ethics committee at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

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submission to the FDA of a NDA or BLA;

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a decision by the FDA to accept the NDA or BLA for review;

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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality, and purity;

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potential FDA audit of the clinical trial sites that generated the data supporting the NDA or BLA;

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payment of user fees for FDA review of the NDA or BLA;

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FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States; and

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The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Preclinical and clinical trials for drugs
Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of drug chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and address use concerns. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data must be submitted to the FDA as part of an IND application. An IND application is a request for authorization from the FDA to administer an investigational product to humans and must be approved and become effective before clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA unless the FDA raises concerns or questions about any portion of the IND application and imposes a clinical hold. In such a case, the IND sponsor and the FDA need to resolve any outstanding concerns before the clinical trial can begin. Submission of an IND application may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND application. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development of a product candidate, and the FDA must grant permission, either explicitly or implicitly by not objecting, before each clinical trial can begin.
The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND application. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable related to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries.
A sponsor who wishes to conduct a clinical trial outside of the United States may obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor must submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA may accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.
Clinical development of drug candidates to support NDAs or BLAs are typically conducted in three sequential phases, which may overlap:
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Phase 1:   Phase 1 clinical trials involve initial introduction of the investigational product into healthy human volunteers or patients. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism, excretion and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of efficacy.

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Phase 2:   Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase 3:   Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to provide significant evidence of clinical efficacy and to further test for safety, generally at multiple and often geographically dispersed clinical trial sites. These clinical trials are intended to provide the primary basis for the overall risk/benefit ratio of the investigational product and to enable regulatory decision-making of product approval and physician labeling.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.
Concurrent with clinical trials, additional animal studies are often completed and additional information about the chemistry and physical characteristics of the product candidate, including finalization of the process for manufacturing the drug or biological product in commercial quantities in accordance with cGMP requirements is generated. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
Marketing Approval in the United States
Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. An NDA or BLA is a request for approval to market a new drug or biological product for one or more specified indications and must demonstrate the drug’s safety and effectiveness. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. Approval of a marketing application, e.g., an NDA or BLA, must be obtained before a drug or biological product may be marketed in the United States.
The FDA performs a preliminary review of the NDA or BLA before it agrees to file it (filing is the acceptance of the application for review) and may request additional information instead of filing the NDA or BLA. Following the preliminary review, the FDA decides whether or not to file the NDA or BLA. If the NDA or BLA is filed, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews an NDA (or BLA) to determine, among other things, whether the drug is safe and effective (or safe, pure, and potent) and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, as amended (“PDUFA”), the FDA sets target dates to make a decision on whether a proposed drug or biological product application should receive approval. The PDUFA goal dates are not always met, and the review process is often extended by requests for additional information or clarifications.
Further, under PDUFA each NDA and BLA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the application includes a non-orphan indication.
The FDA also may require submission of a REMS plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk-minimization tools.
The FDA may refer an application to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved, and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA or BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the new drug product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.
After evaluating the NDA or BLA and all related information, the FDA may issue an approval letter or a complete response letter. A complete response letter generally contains details on specific conditions that must be met to support approval of the NDA or BLA, often requiring additional clinical or preclinical testing in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA may issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.
Even if the FDA approves a product, depending on the specific risk(s) to be addressed, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan drug designation and exclusivity
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, but there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting an NDA or BLA. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.
If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances. However, competitors may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before we do, unless we are able to demonstrate that our product is superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Expedited development and review programs
The FDA maintains several programs intended to facilitate and expedite development and review of new drug and biological products to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to facilitate and expedite the development and review of drugs for serious conditions to get them approved and to patients as soon as it can be concluded that the drugs’ benefits justify their risks.
A new drug or biological product is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need for such disease or condition. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review of a marketing application once a marketing application is filed, meaning that the agency may review portions of the application before the sponsor submits the complete application, as well as Priority Review, discussed below. In addition, a new drug or biological product may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient drug development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.
A drug or biological product submitted to the FDA for approval may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and accelerated approval. A product is eligible for Priority Review if it has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, the FDA reviews and acts on an application in six months compared to ten months for a standard review. Additionally, qualifying products may be eligible for accelerated approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.
Accelerated approval is contingent on a sponsor’s agreement to conduct additional post-approval studies to confirm and describe the product’s anticipated clinical benefit. The FDA may withdraw approval of a drug or biological product, or an indication of a drug or biological product, approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, unless otherwise informed by the FDA, the FDA currently requires that all advertising and promotional materials that are intended for dissemination or publication within 120 days following marketing approval be submitted to the agency for review during the pre-approval review period, and that after 120 days following marketing approval, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval but may expedite the development or review process.
Pediatric information and pediatric exclusivity
Under the Pediatric Research Equity Act, certain NDAs and BLAs, and certain supplements to an NDA or BLA, must contain data to assess the safety and efficacy of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FDA Safety and Innovation Act amended the Federal Food Drug & Cosmetic Act to require that a sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan (“PSP”) within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs.
A drug can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
Post-approval requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to extensive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug and biological product promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biological product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or BLA, or NDA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials. The FDA may also impose a number of post-approval requirements as a condition of approval of an NDA or BLA.
In addition, drug manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our contract manufacturers. Failure to comply with statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual prescription drug product program user fee.
Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

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fines, warning letters or holds on post-approval clinical trials;

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refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

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product seizure or detention, or refusal to permit the import or export of products;

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injunctions or the imposition of civil or criminal penalties; and

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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or mandated modification of promotional materials and labeling and issuance of corrective information.

Other regulatory matters
Manufacturing, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the CMS, other divisions of the Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.
Other healthcare laws
Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our business operations and any current or future arrangements with third-party payors, healthcare providers and physicians may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we develop, market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations. For a description of these risks, please see the section entitled “Risk Factors.”
Insurance coverage and reimbursement
In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for the product. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. No uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.
In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, our operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.
The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Current and future healthcare reform legislation
In the United States and some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare. For example, in March 2010, the United States Congress passed, and the President signed into law, the Affordable Care Act (“ACA”), which, among other things, includes changes to the coverage and payment for products under government health care programs.
The ACA includes provisions of importance to our potential product candidates that:

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created an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic products, apportioned among these entities according to their market share in certain government healthcare programs;

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expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

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expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program administered by the Office of Pharmacy Affairs (“OPA”), which is located within the Health Resources and Services Administration in the HHS. Under section 340B of the Medicaid Drug Rebate Program, the OPA can change the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

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addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

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expanded the types of entities eligible for the 340B drug discount program;

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established the Medicare Part D coverage gap discount program by requiring manufacturers to provide point-of-sale-discounts off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

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created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been executive, judicial, and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Executive and Congressional challenges to the ACA depend largely on party control. Former President Trump signed several Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been enacted. For example, in 2017, Congress enacted the Tax Cuts and Jobs Act, which eliminated the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, a process that is commonly referred to as the “individual mandate.” In addition, the Consolidated Appropriations Act, 2020 permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax; and, effective January 1, 2021, it also eliminated the health insurance tax.
Additionally, parties continue to bring challenges to the ACA to the courts, yielding varied results following appeals. For example, on December 14, 2018, a U.S. District Judge in Texas ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. The U.S. Court of Appeals for the Fifth Circuit affirmed in part, holding that plaintiffs had standing, and that the ACA’s minimum essential coverage provision was unconstitutional, but declined to affirm the district court’s holding that the entire act was unconstitutional. The Supreme Court later reversed the Fifth Circuit, finding that no plaintiffs had standing to bring this case. In a more recent case, on September 7, 2022, a judge in the U.S. District Court for the Northern District of Texas struck down the ACA’s requirement that private insurance plans cover recommended preventive care services. The federal government appealed and successfully sought a stay of the district court’s ruling; an appeal is currently pending before the U.S. Court of Appeals for the Fifth Circuit. Litigation related to the ACA are likely to continue, with unpredictable and uncertain results.
Changes to the ACA have continued under the administration of President Biden. On January 28, 2021, President Biden issued Executive Order 14009, “Strengthening Medicaid and the Affordable Care Act,” directing HHS, and the heads of all other executive departments and agencies with authorities and responsibilities related to the ACA, to review all existing regulations, orders, guidance documents, policies, and any other similar agency actions to determine whether such agency actions are inconsistent with this administration’s policy to protect and strengthen the ACA and to make high-quality health care accessible and affordable for every American. Additionally, President Biden and Congress extended enhanced subsidies for individuals buying coverage through the ACA marketplace in the Inflation Reduction Act (“IRA”). We will continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030 with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2022. However, Congress partially alleviated these cuts for 2023 and 2024 in the Consolidated Appropriations Act, 2023.
Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. For example, President Biden signed an Executive Order on Promoting Competition in the American Economy that, in part, directs the HHS Secretary to take steps to lower the prices of and improve access to prescription drugs and biologicals.
Further, Congress passed, and the President signed into law multiple drug spending provisions in the IRA. The IRA requires the HHS Secretary to negotiate drug prices for a limited number of single-source brand-name drugs or biologics without generic or biosimilar competitors that are covered under Medicare Parts B and D. On September 1, 2023, the Centers for Medicare & Medicaid Services will publish the first 10 Medicare Part D drugs selected for the price negotiation program. Further, drug manufacturers must pay rebates to the federal government if they increase prices for certain drugs that exceed the rate of inflation. Additionally, the IRA seeks to reduce the beneficiary cost sharing by capping cost-sharing for a month’s supply of insulin at $35 for Medicare prescription drug beneficiaries as well making cost sharing for recommended preventive vaccines free.
Additionally, CMS has significant regulatory authority to promulgate regulations and impose other compliance requirements via its authority to set coverage and reimbursement rates for Medicare and oversees the implementation of Medicaid at the state level. CMS could modify or impose coverage restrictions or modify reimbursement rates on any pharmaceutical product. For example, on January 8, 2021, CMS approved Tennessee’s Medicaid section 1115 demonstration application, granting the state the unprecedented ability to implement a closed drug formulary without foregoing the state’s entitlement to rebates under the Medicaid Drug Rebate Program. Implementation of a closed formulary could mean that certain pharmaceutical products could be excluded from coverage under Medicaid. It is unclear whether the Biden Administration will reverse or modify Tennessee’s section 1115 demonstration approval, but the administration has voiced significant concerns with the closed formulary provision of the section 1115 demonstration waiver.
Within CMS, the Center for Medicare and Medicaid Innovation (“CMMI”), as established by the ACA, has broad authority to design, implement, and test new health care payment models that could potentially lower health care spending while maintaining quality or increase quality without increasing spending. CMMI has considered implementing models that could have a significant adverse effect on pharmaceutical reimbursement. For example, on November 27, 2020, CMMI finalized a mandatory Medicare Part B drug payment model that would have aligned payment for drugs with international reference prices, entitled the Most Favored Nation (“MFN”) Model. However, the MFN Model was enjoined by a federal court on December 28, 2020, for failure to comply with rulemaking procedural requirements, and CMMI ultimately rescinded the model. While the MFN Model was rescinded, in response to President Biden’s October 14, 2022 Executive Order entitled Lowering Prescription Drug Costs for Americans, on February 14, 2023, the HHS Secretary selected three drug affordability and accessibility models for CMMI to test, which would broadly impact Part D, Medicaid, and those drugs approved under the FDA’s accelerated approval process. These are still under development, and additional models are likely to be developed and considered in the future.

Finally, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act, but the manufacturer must develop an internal policy and respond to patient requests according to that policy.
Compliance with other Federal and State laws or requirements; Changing legal requirements
If any products that we may develop are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, labeling, packaging, distribution, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to we may be subject.
The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products. This will include new requirements stemming from the enactment of the Drug Supply Chain Security Act, which became effective in November 2023.
Other U.S. environmental, health and safety laws and regulations
We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.
Government regulation of drugs outside of the United States
In order to legally market, sell and distribute any of our products outside of the United States, we would need to comply with numerous and varying legal and regulatory requirements in other countries related to the safety and efficacy of our products, and governing, among other things, clinical trials, marketing authorization or identification of an alternate regulatory pathway. For instance, in the European Economic Area (“EEA”) (comprised of the 27 EU Member States plus Iceland, Liechtenstein and Norway), medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.
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Centralized procedure: If pursuing marketing authorization of a product candidate for a therapeutic indication under the centralized procedure, following the opining of the EMA Committee for Medicinal Products for Human Use (“CHMP”) the European Commission issues a single marketing authorization valid across the EEA. The centralized procedure is compulsory for human medicines derived from biotechnology processes or advanced therapy medicinal products (such as gene therapy, somatic cell therapy and tissue engineered products), products that contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune diseases and other immune dysfunctions, viral diseases, and officially designated orphan medicines. For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the EMA, as long as the medicine concerned contains a new active substance not yet authorized in the EEA, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EEA. Under the centralized procedure the maximum timeframe for the evaluation of an MAA (marketing authorization application) by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is 150 days, excluding clock stops.
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National authorization procedures: There are also two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

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Decentralized procedure: Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure.

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Mutual recognition procedure: In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country. Following this, additional marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In the EEA, new products for therapeutic indications that are authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.
The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the United States. In the EEA a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication. An orphan product can also obtain an additional two years of market exclusivity in the EU for pediatric studies. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior; (ii) the applicant consents to a second orphan medicinal product application; or (iii) the applicant cannot supply enough orphan medicinal product.
Similar to the United States, the various phases of non-clinical and clinical research in the European Union are subject to significant regulatory controls.
The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.
In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted to go into application in 2019. The Clinical Trials Regulation is directly applicable in all the EU Member States, repealing the Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until any new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial Sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.
The collection and use of personal health data in the European Union, previously governed by the provisions of the Data Protection Directive, is now governed by the General Data Protection Regulation, (“GDPR”), which became effective on May 25, 2018. While the Data Protection Directive did not apply to organizations based outside the EU, the GDPR has expanded its reach to include any business, regardless of its location, that provides goods or services to residents in the EU. This expansion would incorporate any clinical trial activities in EU members states. The GDPR imposes strict requirements on controllers and processors of personal data, including special protections for “sensitive information” which includes health and genetic information of data subjects residing in the EU. GDPR grants individuals the opportunity to object to the processing of their personal information, allows them to request deletion of personal information in certain circumstances, and provides the individual with an express right to seek legal remedies in the event the individual believes his or her rights have been violated. Further, the GDPR imposes strict rules on the transfer of personal data out of the European Union to the United States or other regions that have not been deemed to offer “adequate” privacy protections. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EU Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of global revenues, or €20,000,000, whichever is greater. As a result of the implementation of the GDPR, we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules.
There is significant uncertainty related to the manner in which data protection authorities will seek to enforce compliance with GDPR. Additionally, if we utilize third party distributors, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom we have limited control.
Payment and reimbursement
Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization.
In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade, i.e., arbitrage between low-priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.
Employees
As of December 31, 2023, we had 3 full-time employees. Additionally, we have retained and may retain in the future, a number of expert consultants and vendors that help navigate us through and execute the different aspects of our business. None of our employees are represented by labor unions or covered by collective bargaining agreements and have not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded our business operations. We consider our relationship with our employees to be good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees, advisors, and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Facilities
We believe that our current facilities are adequate for our current needs and that suitable additional or substitute space at commercially reasonable terms will be available as needed to accommodate any future expansion of our operations.

Legal proceedings
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. As of the date of this prospectus, we were not a party to any material legal matters or claims. In the future, we may become party to legal matters and claims in the ordinary course of business, the resolution of which we do not anticipate would have a material adverse impact on our financial position, results of operations or cash flows, however, there is no certainty that any such future litigation that may arise would not have a material financial impact on our business.

Management
Executive Officers and Directors
The following table sets forth certain information about our directors and executive officer.
Name	Age	Position
Peter McDonald	50	Chief Executive Officer, Interim Principal Financial and Accounting Officer
Ivan Bergstein	58	Chairman
Kenneth Hoberman	59	Vice-Chairman
Mark Sard	59	Director
Daniel Hume	57	Director
Alan Forman	58	Director
Ken Zuerblis	64	Director
Executive Officer
Peter McDonald — Chief Executive Officer, Interim Principal Financial and Accounting Officer
Peter McDonald has over 20 years of experience in the biotechnology, finance and banking industry. From 2014 until 2022, he served as a key member of the Stemline (formerly NASDAQ: STML; now Menarini-Stemline) team from the IPO to drug commercialization in both US and ex-US. As SVP, Corporate and Business Development at Stemline, he was responsible for critical aspects of the company including operations, finance, business development, investor relations, and scientific and corporate communications. He was an instrumental member of the team that sold the company and helped its growth from IPO to a valuation of almost 10X. Prior to Stemline, Mr. McDonald was an analyst at Auriga USA, a fund focused on private and public equity investments in global healthcare companies. Prior to Auriga, Mr. McDonald was a sell side analyst responsible for coverage of small and mid-cap biotechnology, diagnostic and life science tools companies at several firms. Mr. McDonald holds a BS in Chemistry from the State University of New York at Geneseo and an MBA from Fordham University. Mr. McDonald joined the Company in April 2023 and was appointed Chief Executive Officer in April 2023.
Management
Stephen Lichaw — Vice President of Business Development
Mr. Lichaw has over 25 years of experience in healthcare finance and banking. He has held various positions including Analyst, Head of Institutional Sales/Trading, and Vice President of Investment Banking at Ladenburg Thalmann. He also served as Vice-President in the Investment Banking Group at H.C. Wainwright, Managing Director at the Stern Aegis Group of Aegis Capital, and President of Cayuga Advisors. Mr. Lichaw holds an M.B.A. from The Johnson School of Business at Cornell University and a B.S. in Economics & Finance from the Barney School of Business, University of Hartford. Mr. Lichaw joined the Company in August 2022.
Matt Hoberman — Vice President of Operations
Matt Hoberman was part of the Stemline (formerly NASDAQ: STML; now Menarini-Stemline) team from 2018 until 2022, where he served as a key member of the business and corporate development team. He contributed to all aspects of company activities, including operations, business development (both in and out licensing), investor relations, and scientific communications and strategy. He was also part of the team that headed up the integration of Stemline with its acquirer immediately following the acquisition. Matt Hoberman received his BSE magna cum laude in Industrial Engineering, with studies in biology, from University of Michigan. Matt Hoberman joined the Company in June 2022.

Non-Employee Directors
Ivan Bergstein, MD — Chairman
Dr. Bergstein has been a member of our Board since inception. Ivan Bergstein is an entrepreneur, innovator, and experienced biopharmaceutical executive and board member with over 25 years in the industry. Dr. Bergstein currently serves as the Chief Executive Officer of Stemline (formerly NASDAQ: STML; now Menarini-Stemline), a company he founded. Stemline was acquired in June 2020 by a global pharmaceutical company. Under Dr. Bergstein’s leadership, Stemline completed a successful initial public offering and Stemline’s lead drug, ELZONRIS®, received regulatory approval from the FDA and EMA and was commercially launched in both the United States and Europe for the treatment of patients with an orphan hematologic malignancy. At Menarini-Stemline, ORSERDU™ was approved by the FDA and commercially launched in the United States for the treatment of patients with ER+/HER-2-/ESR1-mutated advanced or metastatic breast cancer. Dr. Bergstein received a BA in mathematics from the University of Pennsylvania, was elected to the Pi Mu Epsilon National Mathematics Honor Society and was captain of the U of Penn varsity wrestling team. He then received an MD from the Mount Sinai School of Medicine where he was elected to the Alpha Omega Alpha Honor Medical Society, received the Merck Award for Clinical Excellence, and subsequently completed an internship in general surgery. He became the Jerome A. Urban Post-Doctoral Research Fellow at the Cornell University Medical College where he studied and published work relating to Wnt genes in human breast cancer. He completed an internal medicine residency and hematology-oncology fellowship at the New York Presbyterian Hospital — Weill Medical College of Cornell University, where he studied and published work on gene therapy manipulations of the sonic hedgehog pathway. Dr. Bergstein has also authored numerous peer-reviewed publications, book chapters, and patents. Dr. Bergstein has been selected to serve on our Board of Directors based on his extensive experience in the biopharmaceutical industry and in-depth understanding of our business.
Ken Hoberman — Vice-Chairman
Mr. Hoberman has been a member of our Board since inception. Ken Hoberman is a seasoned biopharmaceutical executive and has been a key member of the founding/early-stage creation of several companies. Mr. Hoberman currently serves as the Chief Operating Officer of Stemline (formerly NASDAQ: STML; now Menarini-Stemline), where he was a integral member of the management team that obtained US and EU approvals of its lead drug, ELZONRIS®. Mr. Hoberman also co-led efforts to guide Stemline from inception through an IPO and, then as a public company, and ultimately through its acquisition by a global pharmaceutical company. He currently serves on the Board of TG Therapeutics, Inc. (NASDAQ: TGTX), which has received FDA approval for Briumvi® in multiple sclerosis, and Nuvectis Pharma, Inc. (NASDAQ: NVCT), a clinical stage company developing drugs for personalized medicine. He also headed up corporate and business development and was a key member of the executive team at Keryx Biopharmaceuticals (NASDAQ: KERX), which acquired, developed, and ultimately gained FDA approval of Auryxia® in kidney disease. During his career, Mr. Hoberman helped secure multiple sources of capital, equity investments through public and private offerings, and has extensive experience in finance, accounting, clinical, regulatory, manufacturing, human resources, commercialization, investor relations, corporate governance, and global business development including mergers and acquisitions, strategic alliances, and partnerships. He executed a $100 million strategic alliance and originated, negotiated, and closed dozens of licensing and operational contracts, helping to grow several companies’ market capitalization to over $1 billion. Mr. Hoberman led teams that originated, in-licensed, and developed products approved and commercialized in the US, Europe and Japan. He received a BSBA in Finance from Boston University and completed post-baccalaureate studies at Columbia University. Mr. Hoberman has been selected to serve on our Board of Directors based on his extensive experience in the biopharmaceutical industry and in-depth understanding of our business.
Mark Sard — Director
Mr. Sard has been a member of our Board since November 2022. Mark Sard has spent more than 30 years in venture capital, private equity, and underwriting. Currently, Mr. Sard is a Founder and Principal at Frontier Equities VC, a generalist venture capital firm that invests in early- to mid-stage companies. Past investments, with successful exits, include Glaceau/Vitaminwater sold to Coca Cola and Nurture Inc./

Happy Baby sold to Group Danone. Mr. Sard also structured over $3 billion in financing for companies with valuations from $10 million to Fortune 500 corporations. Previously, Mr. Sard was the Director of Acquisitions for a boutique investment management firm with over $2 billion in assets, sourcing over $500 million in institutional investments. Mr. Sard was an early investor and advisor to Stemline and, subsequently, became a key member of the board of directors, including sitting on its audit committee. In his tenure, he advised the company on accounting and financial matters, governance, and the sale of the company. Mr. Sard received a BA in economics from the University of Pennsylvania, with additional coursework in advanced applied mathematics. We believe that Mr. Sard is qualified to serve on our Board of Directors due to his substantial financial, investment and advisory experience.
Daniel Hume — Director
Mr. Hume has been a member of our Board since November 2022. Daniel Hume is currently a managing partner at Kirby McInerney, LLP. Mr. Hume’s law practice focuses on securities law regulation, structured finance, antitrust, and civil litigation. Mr. Hume is member of the Board of Directors of TG Therapeutics, Inc. (Nasdaq: TGTX). Mr. Hume served as a key member of the Board of Directors of Stemline Therapeutics, Inc. (Nasdaq: STML), having advised the company on multiple matters including legal, financial, human resources, governance, and ultimately around the sale of the company. Mr. Hume is admitted to the New York State Bar and federal courts around the country, including the United States Supreme Court. Mr. Hume received a BA in philosophy and graduated magna cum laude from the State University of New York at Albany. He earned a JD from the Columbia University Law School, where he served as Notes Editor for the Columbia Journal of Environmental Law. We believe that Mr. Hume is qualified to serve on our Board of Directors due to his substantial financial and legal experience as well as his experience on several other Boards, some within the pharmaceutical industry.
Alan Forman — Director
Mr. Forman has served as a member of our Board of Directors since May 2023. Formerly, Mr. Forman was a Director of Investments at the Yale University Investments Office, the team charged with managing the University’s $40 billion dollar endowment fund. Mr. Forman has been a leader at the Investment Office for more than three decades during which time the office has become one of the top performing institutions in the world. While at the institution, he has executed billions of dollars of transactions across numerous investment cycles and industries. Mr. Forman currently serves on the Board of Directors of JBG Smith, a NYSE-listed company. From the firm’s listing until May of 2022, he chaired JBGS’ Nominating and Corporate Governance Committee. He also serves on the firm’s Compensation Committee. Alan also served on the Board of Directors of two other publicly traded companies, Acadia Realty Trust and Stemline Therapeutics. He served on and chaired committees at both firms, as well as on the Board of Directors of Kimpton Group Holdings, which was ultimately sold to Intercontinental Hotels Group. He also served on the Investment Committee of Dartmouth College from 2010-2016. Mr. Forman received a B.A. from Dartmouth College and an M.B.A. degree from NYU’s Stern Graduate School of Business. We believe Mr. Forman is qualified to serve on our Board of Directors due to his extensive financial and management experience for both public and private entities and his experience serving as member of the board of directors of other companies.
Kenneth Zuerblis — Director
Mr. Zuerblis has served as a member of our Board of Directors since May 2023. Previously, Mr. Zuerblis served as Executive Vice President and Chief Financial Officer of Savient Pharmaceuticals, Inc. from September 2011 until May 2012. Prior to joining Savient, Mr. Zuerblis served as Chief Financial Officer and Senior Vice President at ImClone Systems from 2008 through 2009. In that role, he was responsible for the strategic planning and leadership of finance and related operations and helped lead all aspects of the sale of the company to Eli Lilly and Company. From 1994 through 2005, Mr. Zuerblis served as Chief Financial Officer of Enzon Pharmaceuticals, Inc., which developed the first three FDA approved products using PEGylation technology. He began his career at KPMG, LLP in 1982 where he held management positions of increasing responsibility. Mr. Zuerblis previously served on the board of directors of Stemline Therapeutics, Immunomedics, Inc., and XTL Biopharmaceuticals, Inc. Mr. Zuerblis currently serves on the board of directors of Resverlogix Corp., which is publicly traded on the Toronto Stock Exchange, and Zenith

Epigenetics, Inc., a private biotechnology company based in Calgary, Canada. Mr. Zuerblis earned his B.S. in Accounting from Seton Hall University and was a Certified Public Accountant in the State of New Jersey. We believe Mr. Zuerblis is qualified to serve on our Board of Directors due to his extensive accounting and financial experience and years of executive leadership in the biopharmaceutical industry.
Board Selection and Diversity
On August 6, 2021, the SEC approved amendments to the Listing Rules of NASDAQ related to board diversity. New Listing Rule 5605(f) will require each NASDAQ-listed company, subject to certain exceptions, (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the company does not have at least two directors on its board who self-identify in the categories listed above. In addition, new Listing Rule 5606 requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s current board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+.
The table below provides certain highlights of the composition of our Board members. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).
Board Diversity Matrix (March 11, 2024)
Board Size Total Number of Directors:
	Female	Male	Non Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+		0
Did not Disclose Demographic Background		0
Election of Officers and Family Relationships
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board Composition
Our certificate of incorporation, as amended, provides that our board of directors shall consist of between one and six directors. Currently our board of directors consists of Ivan Bergstein, Kenneth Hoberman, Daniel Hume, Mark Sard, Alan Forman, and Kenneth Zuerblis.
Our bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 66.67% of the votes that all our stockholders entitled to vote. Our bylaws provide that our board of directors is classified in three different classes.
Our current and future executive officers and significant employees serve at the discretion of the board. Our board may also choose to form certain committees, such as a compensation committee and an audit committee.

Director Independence
Our board of directors has determined that, upon closing of the offering Daniel Hume, Alan Forman, Mark Sard, and Kenneth Zuerblis will be independent directors. In making this determination, our board of directors applied the standards set forth in the rules of Nasdaq and in Rule 10A-3 under the Exchange Act. Our board of directors considered all relevant facts and circumstances known to it in evaluating the independence of these directors, including their current and historical employment, any compensation we have given to them, any transactions we have with them, their beneficial ownership of our capital stock, their ability to exert control over us, all other material relationships they have had with us and the same facts with respect to immediate families.
Board Leadership Structure
Our corporate governance guidelines provide our board of directors with flexibility to select the appropriate leadership structure at a particular time based on what our board of directors determines to be in the best interests of the Company.
Board Oversight of Risk
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year our management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our board of directors will not have a standing risk management committee but will rather administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee will coordinate the board of director’s oversight of our internal control over financial reporting, disclosure controls and procedures, related-party transactions and code of conduct and corporate governance guidelines. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking as well as succession planning as it relates to our Chief Executive Officer. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.
Code of Business Conduct and Ethics
Upon completion of this offering, we will adopt a written code of business conduct, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the closing of this offering, a copy of the code will be posted on our website at www.lirumtx.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the Nasdaq Capital Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.
Board Committees
Our board of directors has established an audit committee and compensation committee, each of which will operate pursuant to a charter to be adopted by our board of directors and will be effective upon the closing of this offering. Our board of directors may also establish other committees from time to time to assist the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee intends to adopt a written charter that will satisfy the applicable rules and regulations of the Sarbanes-Oxley Act, the SEC and Nasdaq Listing Rules, which we will post on our website at www.lirumtx.com upon the completion of this offering.
Audit Committee
Our audit committee will be formed upon a successful IPO and will consist of Daniel Hume, Alan Forman, Mark Sard, and Kenneth Zuerblis, with Kenneth Zuerblis serving as chair. Our board of directors has determined that each member of the audit committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our board of directors has determined that Kenneth Zuerblis qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC. In making this determination, our board has considered prior experience, business acumen and independence. The audit committee’s responsibilities include:
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evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

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reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

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monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

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prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

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reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

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reviewing, with our independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

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preparing the report that the SEC requires in our annual proxy statement;

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reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

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reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

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reviewing on a periodic basis our investment policy; and

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reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Compensation Committee
Our compensation committee consists of Daniel Hume, Alan Forman, Mark Sard, and Kenneth Zuerblis, with Daniel Hume serving as chair. Our board of directors has determined that each of the members of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the Nasdaq independence requirements. The functions of this committee include, among other things:
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reviewing and approving our philosophy, policies and plans with respect to the compensation of our chief executive officer;

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making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

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reviewing and assessing the independence of compensation advisors;

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overseeing and administering our equity incentive plans;

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reviewing and making recommendations to our board of directors with respect to director compensation; and

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preparing the Compensation Committee reports required by the SEC, including our “Compensation Discussion and Analysis” disclosure.

We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Nominating and Corporate Governance Matters
Our board of directors does not currently have a nominating and corporate governance committee or other committee performing a similar function, nor do we have any formal written policies outlining the factors and process relating to the selection of nominees for consideration for membership on our board of directors by our directors or our stockholders. Our board of directors has adopted resolutions in accordance with the rules of The Nasdaq Stock Market authorizing a majority of our independent members to recommend qualified director nominees for consideration by the board of directors. Our board of directors believes that it is appropriate for us to not have a standing nominating and corporate governance committee because of a number of factors, including the number of independent members who want to participate in consideration of candidates for membership on our board of directors and in matters that relate to the corporate governance of our company. Upon completion of this offering, our board of directors will consist of six members, four of whom will be independent. Our board of directors considered forming a nominating and corporate governance committee consisting of several of the independent members of our board of directors. Forming a committee consisting of less than all of the independent members was unattractive because it would have omitted the other independent members of our board of directors who wanted to participate in considering qualified candidates for board membership and to have input on corporate governance matters related to our company. Since our board of directors desired the participation in the nominations process of all of its independent directors, it therefore decided not to form a nominating and corporate governance committee and instead authorized a majority of the independent members of our board of directors to make and consider nominations for membership to our board of directors. The independent members of our board of directors do not have a nominating and corporate governance committee charter but act pursuant to board of director resolutions as described above. Each of the members of our board of directors authorized to recommend director nominees is independent within the meaning of the current “independent director” standards established by The Nasdaq Stock Market rules. Our board of directors intends to review this matter periodically and may in the future elect to designate a formal nominating and corporate governance committee.

Director Compensation
None of our directors have received any compensation for services rendered to us. Upon the completion of this offering, our directors will be compensated pursuant to our Plan, further discussed below under the heading “Executive Compensation.” Our directors will receive an annual cash retainer and each member of the Compensation Committee and Audit Committee will also receive an additional annual fee for membership on each committee. Chairs of each of the Compensation Committee and the Audit Committee will also receive an additional payment for their services. Each of the aforementioned payments will be determined following the completion of this offering. Directors will also receive equity grants as part of their membership on the Company’s Board. Such grants be determined following the completion of this offering. The Board will have full discretion with respect to these grants and as well as future annual grants.
Dr. Bergstein and Mr. Hoberman, as Chairman and Vice-Chairman, respectively, as well as founders and stockholders in the Company, coupled with their experience as founders and senior management and board members of private and public biotechnology companies, are in a unique position as members of the Board of Lirum to provide ongoing input to the Company relating to its strategic initiatives and business affairs. In exchange for these services, the Board approved an annual equity grant of restricted stock to each of Dr. Bergstein and Mr. Hoberman equal to 0.75% of the Company’s total outstanding shares on each grant date on a fully-diluted basis upon the closing of the IPO and each subsequent anniversary thereafter. Each grant will vest in equal annual amounts over a period of three years following the date of grant. Dr. Bergstein and Mr. Hoberman will also receive compensation as non-employee directors under the Company’s director compensation program.

Executive Compensation
Overview
The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section provides an overview of the compensation to be awarded to, earned by, or paid to our principal executive officer for the current fiscal year.
Our executive compensation program is based on a pay for performance philosophy. Compensation for our principal executive officer is composed primarily of the following main components: base salary, bonus, and equity incentives in the form of stock options. Like all full-time employees, our principal executive officer is eligible to participate in our health and welfare benefit plans. As we transition from a private company to a publicly traded company, we intend to evaluate our compensation philosophy and compensation plans and arrangements as circumstances require.
Perquisites
We generally do not provide perquisites to our executives, other than company-paid executive life insurance and executive long-term disability insurance premiums, reimbursement for relocation expenses and certain other de minimis perquisites to our executive officers, including our named executive officers.
Executive Employment Agreement
Peter McDonald
Annual Base Salary
Mr. McDonald’s annual base salary will be between $250,000, and $450,000, depending on the conditions described in his employment agreement, and will be paid monthly in equal installments, commencing as of the earlier of: i) the Company raising at least an aggregate amount of $5 million in future private transactions or ii) the consummation of this offering (the “Effective Date”). On an annual basis, as of the first of January following the Effective Date, and in any event on each January 1 thereafter, the amount of Mr. McDonald’s salary shall be increased by no less than the greater of (1) the amount determined by the Company’s Compensation Committee, or (2) the relevant consumer price index. Mr. McDonald did not receive any cash compensation in 2023.
Annual Bonus
Mr. McDonald’s annual bonus target will be 35% of his annual base salary, based on the achievement of corporate goals and objectives determined by the Board of the Compensation Committee. The Board or Compensation Committee shall have the discretion to pay Mr. McDonald an annual performance bonus in excess of the target for performance exceeding goals, which bonus may be awarded without proration in the event of a partial contract year.
Equity Awards
Mr. McDonald will be eligible for grants of equity awards under the Company’s long-term equity incentive plan.
Termination Provisions
In the event that Mr. McDonald is terminated without Cause, for Good Reason, Death or Disability, as each such term is defined in Mr. McDonald’s employment agreement, all unvested shares of restricted stock and options shall be immediately accelerated and become fully vested and unrestricted/exercisable. Upon termination for Cause, all unvested shares of restricted shock shall expire and terminate.
If Mr. McDonald resigns for Good Reason or is terminated due to Death or Disability, or otherwise terminated without Cause, then Mr. McDonald or his estate or beneficiaries, in the case of Death or Disability, will receive a one-time payment equal to two years of Mr. McDonald’s then annual base salary, plus a bonus payment equal to the annual bonus earned in the preceding year (if not already paid), the pro rata portion of the target bonus earned in the current year, benefits and expense reimbursement due to Mr. McDonald, payment in lieu of any accrued but unused vacation time, payment of any unreimbursed expenses, and continued coverage through the longest applicable limitations period under the Company’s directors and officers insurance policies, all such payments to be made within 60 (sixty) days of the date of termination. In addition, for a period of eighteen (18) months following the termination date the Company will pay to Mr. McDonald in accordance with the Company’s usual payroll practice as in effect from time to time, a cash payment equal to the cost the Company would have incurred had Employee continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents under the group health plan(s) sponsored by Company covering Employee and his eligible dependents at the time of the termination of employment.
Notwithstanding the above, the Company may terminate Mr. McDonald’s employment hereunder at any time, immediately, for Cause, upon written notice to Mr. McDonald. If Mr. McDonald’s employment is terminated for Cause, he shall be entitled to receive (i) the unpaid portion of his base salary then in effect accrued through the effective date of the termination of his employment hereunder, and (ii) payment for any unused vacation days which have accrued through the effective date of the termination of Mr. McDonald’s employment, in each case to be paid within 30 (thirty) days after such effective date.
In the event that a “Change of Control” (as such term is defined in the Company’s Global Equity Incentive Plan, as amended from time to time, or a successor plan) occurs during Mr. McDonald’s employment, regardless of whether Mr. McDonald’s employment is terminated, Mr. McDonald shall receive payment of the termination benefits described above as if his employment had been terminated on the effective date of the Change of Control. Following the Change of Control, Mr. McDonald shall not be entitled to receive such termination benefits upon a future termination of his employment; provided that he shall remain eligible to receive (i) any accrued benefits upon any such subsequent termination, and (ii) cash payments, paid in periodic installments in accordance with the Company’s usual payroll practices, for a period of 18 months, equal to the cost the Company would have incurred had Mr. McDonald continued group medical, dental, vision and/or prescription drug benefit coverage for himself and/or his eligible dependents under any Company sponsored group health plan covering Mr. McDonald and his eligible dependents at the time of the termination of employment.
Employee Benefits and Stock Plans
Lirum Therapeutics, Inc. 2024 Equity Incentive Plan
Incentive Plan.   On            , 2024 (the “Effective Date”), our stockholders adopted the Lirum Therapeutics, Inc. 2024 Equity Incentive Plan, which will continue in effect for ten years from the Effective Date, or if the stockholders approve an amendment to the Plan that increases the number of Shares (as defined in the Plan) subject to the Plan, the tenth anniversary of the date of such approval. The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”) or, at the discretion of the Board of Directors from time to time, the Plan may be administered by the Board. The material terms of the Plan are described below.
Purpose.   The purpose of the Plan is to promote the success, and enhance the value, of Lirum Therapeutics, Inc., by linking the personal interests of employees, officers, directors, advisors and consultants of the Company or any Affiliate (as defined in the Plan) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors, advisors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Awards.   Subject to the powers of the Board, the Committee has the exclusive power, authority and discretion to (1) grant Awards (as defined in the Plan); (2) designate Participants (as defined in the Plan); (3) determine the type or types of Awards to be granted to each Participant; (4) determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate; (5) determine the terms and conditions of any Award granted under the Plan; (6) prescribe the form of each Award Certificate (as defined in the Plan); (7) decide all other matters that must be determined in connection with an Award; (8) establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan; (9) make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; (10) amend any Award Certificate as provided under the Plan; and (11) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan. The total number of shares allocatable under the Plan will be 15,000,000 upon the closing of this offering.
Permissible Awards.   The Plan authorizes awards in any of the following forms:
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Stock Options.   The Committee is authorized to grant Options (as defined in the Plan) to Participants. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award as set forth in the Plan) shall not be less than the Fair Market Value (as defined in the Plan) as of the Grant Date (as defined in the Plan). Except as otherwise provided in the Plan provisions relative to changes in capital structure, without the prior approval of stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled or surrendered in exchange for Options, Stock Appreciation Rights (as defined in the Plan) or other Awards with an exercise or base price that is less than the exercise price of the original Option, (iii) an Option may not be cancelled or surrendered in exchange for other Awards if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option, and (iv) an Option may not be cancelled or surrendered for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested; and the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) any other “cashless exercise” arrangement. Except for Nonstatutory Stock Options (as defined in the Plan) granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option. No Option shall provide for Dividend Equivalents (as defined in the Plan).

The terms of any Incentive Stock Options (as defined in the Plan) granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option will automatically become a Nonstatutory Stock Option.
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Stock Appreciation Rights.   The Committee is authorized to grant Stock Appreciation Rights (“SARs”) to Participants. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of (1) the Fair Market

Value of one Share on the date of exercise; over (2) the base price of the SAR as determined by the Committee and set forth in the Award Certificate, which will not be less than the Fair Market Value of one Share on the Grant Date. Except as otherwise provided in the Plan provisions relative to changes in capital structure, without the prior approval of stockholders of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled or surrendered in exchange for Options, SARs or other Awards with an exercise or base price that is less than the base price of the original SAR, (iii) a SAR may not be cancelled or surrendered in exchange for other Awards if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR, and (iv) a SAR may not be cancelled or surrendered for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR. The Committee will determine the times at which a SAR may be exercised in whole or in part. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date. No SAR will provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR. No SAR will provide for Dividend Equivalents.
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Restricted Stock and Stock Units.   The Committee is authorized to make Awards of Restricted Stock (as defined in the Plan), Restricted Stock Units (as defined in the Plan) or Deferred Stock Units (as defined in the Plan) to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock (as defined in the Plan) are paid in settlement of such Awards. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under the Plan) and subject to the same vesting provisions as provided for the host Award, or (iii) will be credited by the Company to an account for the Participant and accumulated without interest until the date on which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends be paid or distributed until the vesting restrictions of the underlying Award lapse. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service (as defined in the Plan) during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date.

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Performance Awards.   The Committee is authorized to grant any Award under the Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to in the Plan as Performance Awards (as defined in the Plan). The Committee has complete discretion to determine the number of Performance Awards granted to each Participant and to designate the provisions of such Performance Awards as provided in the Plan. The Committee may establish, modify or amend performance goals for Performance Awards which may be based on any criteria selected by the Committee. Any Dividend Equivalents granted with respect to a Performance Award shall be subject to provisions relative to the grant of Dividend Equivalents.

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Dividend Equivalents.   The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards (as defined in the Plan) granted under the Plan, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents entitle the Participant to receive payments equal to ordinary cash dividends with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under the Plan) and subject to the same vesting provisions as provided for the host Award, or (ii) will be credited by the Company to an account for the Participant and accumulated without interest until the date on which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends be paid or distributed until the vesting restrictions of the underlying Award lapse.
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Stock or Other Stock-Based Awards.   The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value per Share (or net asset value per Share) or the value of securities of or the performance of specified Parents (as defined in the Plan) or Subsidiaries (as defined in the Plan). The Committee shall determine the terms and conditions of such Awards. Any Dividend Equivalents granted with respect to a Stock or other Stock-Based Award will be subject to provisions relative to the grant of Dividend Equivalents.

Provisions Applicable to Awards.
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Limitations on Transfer.   No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may permit other transfers (other than transfers for value) as provided under the Plan. Notwithstanding the foregoing limitations, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.

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Stock Trading Restrictions.   All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any Exchange (as defined in the Plan) or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

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Acceleration.   The Plan contains provisions for the acceleration of Awards upon death or Disability (as defined in the Plan), and provides the Committee the ability to determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee declares.

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Change in Control.   Unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon a Change in Control (as defined in the Plan) of the Company: (1) all outstanding Options and SARs, or portions thereof, that are solely subject to time-based vesting requirements or restrictions shall become vested and exercisable as of the date of the Change in Control; (2) all other outstanding Awards, or the portions of such outstanding Awards, that are solely subject to time-based vesting requirements or restrictions shall become vested, and such restrictions shall lapse as of the date of the Change in Control; and (3) the vesting or payout opportunities attainable under all outstanding Options, SARs and other Awards, or the portions thereof, that are solely subject to performance-vesting requirements or restrictions shall be deemed to have been fully earned as of the date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) an assumed achievement of all relevant performance goal at the greater of (i) the “target” level or (ii) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period. The remainder of each such Option, SAR or other Award (the non-vested portion) shall be forfeited and canceled as of the date of the Change in Control.
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Forfeiture Events.   Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.

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Substitute Awards.   The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation.

Adjustments.   A Participant’s right to purchase shares under the Plan will be adjusted upon the occurrence of certain events, as described below.
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Mandatory Adjustments.   In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under the Plan shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under the Plan shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

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Discretionary Adjustments.   Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in the Plan), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the fair market value of the underlying Stock, as of a specified date associated with the transaction (or the per-shares transaction price), over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance

Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
Governing Law.   To the extent not governed by federal law, the Plan is governed by the laws of Delaware.
Company Risk Assessment
Our board of directors has established a compensation committee which will operate pursuant to a charter to be adopted by our board of directors and which will be effective upon the closing of this offering To date, our board of directors has reviewed the relationship between our risk management and compensation policies and believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our named executive officers to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation policies are reasonably likely to have a material adverse effect on our Company.

Certain Relationships and Related Person Transactions
Except as described herein, we have not been involved in a transaction or series of similar transactions that:
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the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end; and

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any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

On November 2, 2022, we received $250,000 from Ivan Bergstein and $250,000 from Kenneth Hoberman in exchange for issuing to each individual a convertible promissory note whereby we promised to pay Messrs. Bergstein and Hoberman, or their successors or assigns, the principal amount at any time after a written demand for payment by the holder or any time after the date that is 36 months subsequent to the issuance of the maturity date, plus accrued interest on the outstanding unpaid principal balance at the rate of prime plus 1.00% per annum, computed on the basis of a 365 day year (the “Notes”). On January 11, 2023, we received an additional $125,000 from Ivan Bergstein and $125,000 from Kenneth Hoberman in exchange for issuing to each individual a convertible promissory note on the same terms as the Notes. In connection with a private placement we completed in February 2023, these Notes were converted into Company common stock.
Policies and Procedures for Transaction with Related Persons
Prior to the consummation of this offering, our board of directors will adopt a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.
Indemnification Agreements
In connection with this offering, we intend to enter into new agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Principal Stockholders
The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2023, and as adjusted to reflect the sale of our common stock offered by us in this offering, for:
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each person, or group of affiliated persons, who is known by us to be the beneficial owner of five percent or more of our outstanding common stock (on an as-converted to common stock basis);

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each of our directors;

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each of our named executive officers; and

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all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 11, 2024. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership prior to this offering on shares of common stock outstanding as of March 11, 2024. We have based our calculation of the percentage of beneficial ownership after this offering on shares of common stock outstanding immediately after the closing of this offering. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, convertible securities or other rights, held by such person that are currently exercisable or will become exercisable within 60 days of March 11, 2024, are considered outstanding. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Lirum Therapeutics, Inc., 590 Madison Avenue 21st Floor, New York, NY 10022.
Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned
		Prior to this Offering	After this Offering
5% and Greater Stockholders:
Ivan Bergstein*	8,733,204
Kenneth Hoberman*	8,383,227
Peter McDonald*	3,000,000
Named Executive Officers and Directors:
Alan Forman	175,000
Daniel Hume	85,000
Mark Sard	175,000
Kenneth Zuerblis	75,000
All executive officers and directors as a group (7 persons)	20,626,431

*
Messrs. Ivan Bergstein and Kenneth Hoberman are directors of the Company and Mr. Peter McDonald is a named executive officer of the Company.

Description of Capital Stock
The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, (the “Certificate of Incorporation”), and amended and restated bylaws, (the “Bylaws”), which will be effective immediately upon the closing of this offering. We refer in this section to our certificate of incorporation, as amended as our certificate of incorporation.
General
Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock will be undesignated.
As of December 31, 2023, 32,066,431 shares of our common stock were outstanding and held of record by 63 stockholders.
Common Stock
Following the completion of our initial public offering, the holders of our common stock will be entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.
Preferred Stock
Upon the closing of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.
Anti-takeover effects of Delaware law and certain provisions of our certificate of incorporation and amended and restated bylaws
Upon the closing of this offering, our Certificate of Incorporation and Bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies
Upon the closing of this offering, our Certificate of Incorporation and Bylaws will provide that directors may be removed only for cause and then only by the affirmative vote of a majority of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Written consent of stockholders
Upon the closing of this offering, our Certificate of Incorporation and Bylaws will prohibit stockholders from acting via written consent.
Amendment to certificate of incorporation and bylaws
Upon the closing of this offering, any amendment of our Certificate of Incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws or the affirmative vote of the holders of a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors.
Delaware anti-takeover statute
Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Choice of Forum
Upon the closing of this offering, our Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a breach of fiduciary duty by one or more of our directors, officers or employees, (iii) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (the “Delaware Forum Provision”); provided, however, that this forum provision will not apply to any causes of action arising under the Exchange Act or the Securities Act. In addition, our bylaws provide that any stockholder is deemed to have consented to the Delaware Forum Provision. We recognize that the Delaware Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Stock Exchange Listing
We have applied to list our common stock on The Nasdaq Capital Market under the proposed trading symbol “LRTX”.
Transfer Agent and Registrar
The Transfer Agent and Registrar for our common stock will be Continental Stock Transfer & Trust.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders
The following discussion is a summary of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:
•
a nonresident alien individual;

•
a corporation or other organization taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under laws other than the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is not subject to U.S. federal income tax on a net income basis; or

•
a trust the income of which is not subject to U.S. federal income tax on a net income basis and that (1) is not subject to the primary supervision of a court within the United States or over which no U.S. persons have authority to control all substantial decisions and (2) has not made an election to be treated as a U.S. person.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.
This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, generally property held for investment.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any U.S. state, local or non-U.S. taxes, the alternative minimum tax, the Medicare contribution tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:
•
insurance companies;

•
tax-exempt or governmental organizations;

•
financial institutions;

•
brokers or dealers in securities;

•
regulated investment companies;

•
pension plans;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•
certain U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.
Distributions on our common stock
Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale or Other Taxable Disposition of Our Common Stock.” Any such distributions will also be subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements — FATCA.”
Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty between the United States and such holder’s country of residence.
Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a reduced rate specified by an applicable income tax treaty between the United States and such holder’s country of residence.
A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or a successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.
Gain on sale or other taxable disposition of our common stock
Subject to the discussions below under “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements — FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income or withholding tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
•
we are, or have been, at any time during the five-year period preceding such sale of other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” as described below, unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup withholding and information reporting
We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.
Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.
Withholding and information reporting requirements — FATCA
Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (FATCA), generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or, subject to the discussion of certain proposed U.S. Treasury regulations below, gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. However, the U.S. Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In the preamble to such proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.
Federal estate tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

Underwriting
ThinkEquity is acting as representative of the underwriters (the “Representative”). On            , we entered into an underwriting agreement with the Representative (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell, and each underwriter named below has severally agreed to purchase, the number of shares of common stock listed next to each underwriter’s name in the following table, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus.
Underwriters	Number of Shares
ThinkEquity LLC

Total
The underwriters have committed to purchase all of the shares offered by us in this offering, other than those covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.
The underwriters are offering the shares subject to prior sale when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.
The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of the prospectus. After the shares are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.
Over-Allotment Option
We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to         additional shares of our common stock (15% of the shares sold in this offering) at the initial public offering price, less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional shares of our common stock in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering. If this option is exercised in full, the total offering price to the public will be $         million and the total net proceeds to us, will be $         million.
Discounts and Commissions
The Representative has advised that the underwriters propose to offer the shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer the shares to securities dealers at that price less a concession of not more than        per share, of which up to        may be re-allowed to other dealers.
The following table summarizes the public offering price, underwriting discounts and commissions, and proceeds to us before expenses, assuming both no exercise and full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$
Underwriting discounts and commissions (7%)(1)	$
Proceeds, before expenses, to us	$

(1)
We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $30,000 to the Representative, which will be applied against the Representative’s accountable out-of-pocket expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that are payable by us in connection with this offering. We have agreed to reimburse the Representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $125,000, the fees and expenses related to the use of book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, out of pocket fees and expenses of the Representative for marketing and roadshows for the offering not to exceed $10,000, up to $10,000 for data services and communications expenses, up to $30,000 for the Representative’s market making and trading, and clearing firm settlement expenses for the offering, and the costs associated with preparing bound volumes of the public offering materials and any commemorative mementos or lucite tombstones for the offering in an amount not to exceed $3,000.
We expect that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately         .
Representatives’ Warrants
We have agreed to issue to the Representative, upon the closing of this offering, warrants to purchase up to an aggregate of          shares of our common stock (5% of the shares of common stock sold in this offering, but excluding any shares sold upon exercise of the underwriters’ over-allotment option) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at a per share price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, commencing on the six-month anniversary of the effective date of the registration statement of which this prospectus is a part and expiring on the date that is five years following the date that such warrants become exercisable.
The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Representative’s Warrants.

Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, for a period of twelve (12) months from the date of this prospectus, and with respect to any other holder of outstanding shares, for a period of six (6) months from the date of this prospectus, not to engage in any of the following, whether directly or indirectly, without the Representative’s consent: offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, our common stock or any securities convertible into or exercisable or exchangeable for our common stock (the “Lock-Up Securities”); enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities, subject to customary exceptions; or publicly disclose the intention to do any of the foregoing.
Right of First Refusal
For eight (8) months from the closing date of this offering, the Representative will have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such eight (8) month period, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.
Pricing of the Offering
Prior to this offering, there was no established public market for our common stock. The public offering price was negotiated between us and the underwriters. In determining the price, we considered our history and prospects, our business potential and earnings prospects, an assessment of our management, general securities market conditions at the time of the offering, and such other factors that we deemed relevant.
An active trading market for the shares of our common stock may not develop. It is also possible that the Shares will not trade in the public market or above the initial public offering price following the closing of this offering.
Indemnification
We have agreed to indemnify the underwriters against liabilities relating to this offering that may arise under the Securities Exchange Act of 1934 and from any breach of the representations and warranties contained in the Underwriting Agreement. We have further agreed to contribute to payments that the underwriters may be required to make for these liabilities.
Electronic Offer, Sale and Distribution of Shares
This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares that the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that the underwriters purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that the underwriters purchase in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Other Relationships
The underwriters and their affiliates may in the future provide various advisory, investment and commercial banking and other services for us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have not yet had, and have no present arrangements with any of the underwriters for any further services.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•
to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societa e la Borsa, or “CONSOB”), pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors (“Qualified Investors”), as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, as amended (“Regulation no. 1197l”); and

•
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Regulation no. 1197l.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended, Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007, and any other applicable laws; and

•
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.
This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company. In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal Matters
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Alston & Bird LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriter by Sullivan & Worcester, LLP, New York, New York.
Experts
The balance sheets of Lirum Therapeutics, Inc. as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
Where You Can Find More Information
We have filed with the SEC a registration statement on Form S-1 (File Number 333-           ) under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
Upon the completion of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.lirumtx.com and upon completion of the offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Lirum Therapeutics, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Lirum Therapeutics, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ EisnerAmper LLP
We have served as the Company’s auditor since 2023.
EISNERAMPER LLP
Iselin, New Jersey
March 11, 2024

Lirum Therapeutics, Inc.
Balance Sheets
	December 31,
	2023	2022
Assets
Current assets:
Cash	$4,008,999	$174,413
Deferred financing cost	560,375	235,385
Total current assets	4,569,374	409,798
Total assets	$4,569,374	$409,798
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$798,486	$234,561
Accrued expenses	1,381,271	1,595,702
Total current liabilities	2,179,757	1,830,263
Convertible promissory notes – related party	—	500,000
Total liabilities	2,179,757	2,330,263
Commitments and contingencies (Note 5)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 32,066,431 and 25,000,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	32,066	25,000
Additional paid in capital	6,503,714	—
Accumulated deficit	(4,146,163)	(1,945,465)
Total stockholders’ equity (deficit)	2,389,617	(1,920,465)
Total liabilities and stockholders’ equity (deficit)	$4,569,374	$409,798
The accompanying notes are an integral part of these financial statements.

Lirum Therapeutics, Inc.
Statements of Operations
	For the Years Ended December 31,
	2023	2022
Operating expenses:
Research and development	$1,702,445	$1,783,812
General and administrative	492,051	124,634
Loss from operations	2,194,496	1,908,446
Interest expense on convertible promissory notes – related party	6,202	10,228
Loss before provision for income taxes	2,200,698	1,918,674
Provision for income taxes	—	—
Net loss	$2,200,698	$1,918,674
Net loss per share, basic and diluted	$(0.07)	$(0.08)
Weighted-average shares outstanding of common stock, basic and diluted	31,311,387	25,000,000
The accompanying notes are an integral part of these financial statements.

Lirum Therapeutics, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance as of December 31, 2021	25,000,000	$25,000	$—	$(26,791)	$(1,791)
Net loss	—	—	—	(1,918,674)	(1,918,674)
Balance as of December 31, 2022	25,000,000	25,000	—	(1,945,465)	(1,920,465)
Issuance of common stock, net	6,300,000	6,300	5,738,050	—	5,744,350
Conversion of convertible promissory notes – related party	766,431	766	765,664	—	766,430
Net loss	—	—	—	(2,200,698)	(2,200,698)
Balance as of December 31, 2023	32,066,431	$32,066	$6,503,714	$(4,146,163)	$2,389,617
The accompanying notes are an integral part of these financial statements.

Lirum Therapeutics, Inc.
Statements of Cash Flows
	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(2,200,698)	$(1,918,674)
Changes in operating assets and liabilities:
Accounts payable	532,425	232,770
Accrued expenses	(573,001)	1,380,317
Net cash used in operating activities	(2,241,274)	(305,587)
Cash flows from investing activities:
Net cash provided by investing activities	—	—
Cash flows from financing activities:
Loan proceeds from related party	250,000	500,000
Payment of deferred financing cost	(10,000)	(20,000)
Proceeds from the issuance of common stock for cash, net	5,835,860	—
Net cash provided by financing activities	6,075,860	480,000
Net change in cash	3,834,586	174,413
Cash, beginning of period	174,413	—
Cash, end of period	$4,008,999	$174,413
Supplemental disclosure of non-cash financing activities:
Issuance of common stock due to conversion of related party promissory note	$766,430	$—
IPO related costs recorded as a component of deferred financing costs, accrued expenses and accounts payable	$314,990	$215,385
The accompanying notes are an integral part of these financial statements.

Lirum Therapeutics, Inc.
Notes to Financial Statements
DESCRIPTION OF BUSINESS AND LIQUIDITY
Business Description
Lirum Therapeutics, Inc. (the “Company” or “Lirum”) is an innovative biopharmaceutical company focused on the treatment of debilitating diseases through the acquisition, development, and commercialization of novel drug candidates with compelling mechanisms of action, regulatory pathways, and commercial opportunities.
Our lead candidate, LX-101, formerly 765IGF-MTX, is a novel, clinical-stage, next generation targeted therapy directed to the insulin-like growth factor-1 receptor with a differentiated mechanism of action. TheIGF-1/IGF-1R pathway has been implicated in a host of malignancies and autoimmune diseases and we believe represents a scientifically and medically rational target in both oncology and autoimmune indications.
LX-101 has been clinically evaluated by the licensor in Phase 1 trials of patients with advanced, pretreated cancer, where it was found to be well-tolerated and provided evidence of single agent activity. We are developing LX-101 in certain oncology and autoimmune indications, including thyroid eye disease (“TED”), and we are seeking to establish LX-101 as the standard of care for treating certain cancers and autoimmune diseases including TED.
Lirum Therapeutics, Inc., a Delaware corporation, was incorporated on November 16, 2021, and is headquartered in New York City, New York.
The success of the Company is dependent on obtaining the necessary regulatory approvals of its product candidates, marketing its products and achieving profitable operations. The continuation of the research and development activities and the commercialization of its products, if approved, are dependent on the Company’s ability to successfully complete these activities and to obtain additional financing through a combination of financing activities and operations. It is not possible to predict either the outcome of future research and development or commercialization programs, or the Company’s ability to fund these programs.
Liquidity
The Company has incurred operating losses since inception and has relied primarily on private equity and debt financing to fund its operations. As of December 31, 2023, the Company had an accumulated deficit of $4,146,163 and cash of $4,008,999. The Company expects to continue to incur substantial losses, and the success of the Company is dependent on obtaining the necessary regulatory approvals of its product candidate, marketing its products and achieving profitable operations. The continuation of the research and development activities and the commercialization of its products, if approved, are dependent on the Company’s ability to successfully complete these activities and to obtain additional financing through a combination of financing activities and operations. It is not possible to predict either the outcome of future research and development or commercialization programs, or the Company’s ability to fund these programs. The Company may never achieve profitability, and until then, the Company will need to continue to raise additional capital. We believe the cash balance available as of the date of this filing will be sufficient to find any working capital needs for the next 12 months after the report date.
1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Company has prepared its financial statements in accordance with accounting principles generally accepted in the United States of America as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) promulgated by the Financial Accounting Standards Board (“FASB”).

On January 26, 2023, the Company effected a 1-for-25,000 forward stock split (“Forward Split”) of the Company’s outstanding shares of common stock. Simultaneously, the Company amended the certificate of incorporation to increase the authorized number of common stock from 25,000,000 shares to 100,000,000 shares and the authorized number of preferred stock from 400 to 10,000,000 shares. All information included in these financial statements have been adjusted, on a retrospective basis for all periods presented, to reflect the Forward Split, unless otherwise stated.
Use of Estimates
The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP’’), which requires management to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include, but are not limited to, accruals for research and development expenses. Actual results could differ from those estimates, and such differences could be material to the financial statements.
Segment Information
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company has one operating segment.
2.   SIGNIFICANT ACCOUNTING POLICIES
Financial Instruments
Cash is reflected in the accompanying financial statements at fair value. The carrying amount of accounts payable and accrued expenses, including accrued research and development expenses, approximates fair value due to the short-term nature of those instruments.
Cash
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. As of December 31, 2023, all of the Company’s cash was held at one bank and none of the cash was in excess of the Federal Deposit Insurance Corporation insured amount of $250,000.
Deferred Financing Costs
Deferred financing costs consist of an upfront payment to ThinkEquity LLC for $30,000 as the placement agent and sole underwriter of the Company’s initial public offering (“IPO”). Additionally, deferred financing costs include costs incurred by the Company in relation to legal services provided by the Company’s general counsel in connection with the anticipated initial public offering in the amount of $498,875, and the work performed by the Company auditors related directly to the IPO of $31,500. The legal fees incurred throughout the initial filing process will become due only upon the completion of a successful IPO, which the Company has determined is probable to occur as of December 31, 2023 and 2022. As such, $498,875 and $215,385 of the unbilled legal costs have been recorded as deferred financing costs on the accompanying balance sheets.
Accrued Expenses
Accrued expenses consist of research and development related consulting expenses, accrued interest on convertible promissory notes, unbilled legal costs, and the upfront license fee due to IGF Oncology. As of December 31, 2023 and 2022, the Company had accrued expenses of $1,381,271 and $1,595,702, respectively, which were primarily made up of accrued costs related to the IGF License agreement and the McTavish Consulting agreement, as well as incremental IPO costs incurred as a result of the legal expense contingency the Company is party to with general counsel. Refer to Notes 3 and 5 for further information related to the components of accrued expenses.
Convertible Instruments
The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.
Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract,(b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.
The Company accounts for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.
If a security or instrument becomes convertible only upon the occurrence of a future event outside the control of the Company, or, is convertible from inception, but contains conversion terms that change upon the occurrence of a future event, then any contingent beneficial conversion feature is measured and recognized when the triggering event occurs and contingency has been resolved. As of December 31, 2023, the Company has not recognized any beneficial conversion features on its convertible instruments, and all convertible instruments previously held were converted during the year.
Patent Costs
All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the accompanying statements of operations.
Related Parties
The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.
General and Administrative
General and administrative expenses consist primarily of personnel costs including costs incurred in development and protection of intellectual property, professional service fees, and other general overhead and facility costs, including rent and insurance, which relate to the Company’s general and administrative functions.
Research and Development
Research and development expenses consist primarily of consulting, regulatory and manufacturing related costs, third-party license fees and external costs of vendors engaged to conduct preclinical development activities. These expenses are expensed as incurred and non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized in prepaid expenses and other current assets.

The Company enters into arrangements with contract research organizations in connection with pre-clinical and clinical trials. Such arrangements often provide for payment prior to commencing the project or based upon predetermined milestones throughout the period during which services are expected to be performed. As part of the process of preparing the Company’s financial statements, management is required to estimate prepaid and accrued clinical trial expenses. The date on which services commence, the level of services performed on or before a given date, and the cost of such services are often determined based on subjective judgments informed by the facts and circumstances know to management from the terms of the contract and the Company’s ongoing monitoring of service performance. The Company makes these judgments based upon the facts and circumstances known to management based on the terms of the contract and the Company’s ongoing monitoring of service performance.
In line with the guidance suggested under ASC 450, Contingencies, and ASC 730, Research and Development, all research and development expenses will be expensed as incurred. Development and regulatory milestone payments are accounted for by estimating the probability of milestone achievement. If and when products are commercialized and net sales are realized, royalties of net sales for each product will be a selling expense.
Stock Based Compensation
The Company accounts for share-based compensation in accordance with the fair value recognition provision of ASC 718, Compensation — Stock Compensation, which prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on the estimated grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).
Warrants
The Company issues warrants on its common shares in connection with equity financings as well as for compensation of intermediaries and advisors. The Company accounts for warrants as either equity instruments or as liabilities depending on the specific terms of the warrant agreements in accordance with ASC Topic 815, Derivatives and Hedging and Topic 480, Distinguishing Liabilities from Equity. When classified as equity, warrants are recorded within additional paid-in-capital.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and for operating loss and tax credit carryforwards. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.
The Company’s deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets if it is determined that it is more likely than not that all or a portion of the deferred tax asset will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent earnings results, expectations of future taxable income, carryforward periods available and other relevant factors. The Company records changes in the required valuation allowance in the period that the determination is made.
The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available as of the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information.

For those income tax positions where it is not more likely than not that a tax benefit will be sustained, the Company does not recognize a tax benefit in the financial statements. The Company records interest and penalties related to uncertain tax positions, if applicable, as a component of income tax expense.
Loss Per Share
Basic loss per share data for each period presented is computed using the weighted average number of shares of common stock outstanding during each such period. Diluted net loss per share is computed by giving effect to all potential shares of common stock to the extent they are dilutive. For the years ended December 31, 2023, and 2022, there were no common stock equivalents.
Emerging Growth Company
The Company intends to elect as an Emerging Growth Company, as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Recently Issued Accounting Pronouncements
The Company considers the applicability and impact of all accounting standard updates. ASUs not discussed in these financial statements were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred shares. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (i) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (ii) convertible debt instruments issued with substantial premiums for which the premiums are recorded as additional paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 became effective for the Company for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company has evaluated the potential impact of adopting ASU 2020-06 and determined it will not have a material effect on the Company’s financial statements and related disclosures.
3.   LICENSE AGREEMENTS
On January 12, 2022 (the “Effective Date”), the Company entered into an Exclusive License Agreement (the “IGF License Agreement) with IGF Oncology, LLC (“IGF”), a Delaware limited liability company. Under the IGF License Agreement, the Company was granted the exclusive license to research, develop, manufacture and commercialize IGF-MTX, CPE-54 and EGF-Benamustine (collectively, the “Compounds”).
We may terminate the license in whole or on a country-by-country and product-by-product basis upon prior written notice to IGF. If either we or IGF breach a material obligation under the agreement, and such obligation is not cured within a specified period of time following written notice from the other party, then the non-breaching party may terminate the agreement on a product-by-product basis.

Upfront Payments
The Company recorded the total consideration for the IGF License Agreement of $1,538,692 on the Effective Date for the upfront payments to be paid to IGF within accrued expenses and research and development expenses as of and for the year ended December 31, 2022. The Company paid $250,000 in November 2022 and $250,000 in January 2023 for the upfront payments under the IGF License Agreement. The remaining upfront payment of $1,038,692 was due upon the earlier of an equity financing completed by the Company totaling at least $10,000,000 or later than 18 months from the Effective Date.
On July 11, 2023, the IGF Agreement was amended to modify the consideration amounts and due dates which increased the total consideration for the IGF license agreement to $1,580,378 and replaced the previous remaining terms with (i) a payment of $500,000 upon the earlier of an equity financing totaling at least $10,000,000 or within eighteen (18) months of the Effective Date; and (ii) $580,378 upon the earlier of an equity financing totaling at least $10,000,000 or no later than twenty-four (24) months from the Effective Date. On July 12, 2023, the Company made a payment of $500,000 to IGF in accordance with the amended agreement terms. As a result of this amendment, the Company recorded an additional $41,686 to accrued expenses and research and development expenses on the accompanying financial statements as of and for the year ended December 31, 2023.
As of December 31, 2023, the Company has paid a total of $1,000,000 in upfront fees and has remaining upfront fees payable of $580,378 related to the IGF Agreement, which is presented as a component of accrued expenses on the balance sheet for the year ended December 31, 2023.
On January 12, 2024, the IGF Agreement was further amended to modify the consideration amounts and due dates by replacing the previous remaining terms with (i) $180,378 due upon the execution of the Amendment; (ii) $200,000 due plus daily compounded interest of 15% commencing on January 12, 2024, upon the earlier of Equity Financing totaling at least $10,000,000 or April 12, 2024; and (iii) $200,000 due plus daily compounded interest of 15% commencing on January 12, 2024, upon the earlier of equity financing totaling at least $10,000,000 or July 12, 2024.
Milestones and Royalties
IGF is eligible for milestone payments based on clinical and regulatory events, as well as for sales-based milestones. IGF is also eligible for a royalty based on all net sales, by us or our sublicensees, of products containing the licensed compound. The royalty rates for each product are tiered based on annual sales and range up to low double digits.
The royalty term for each licensed product in each country is the period commencing with first commercial sale of the applicable licensed product in the applicable country and ending on the expiration of the last to expire of any patent specified by the expiration of any extended exclusivity period in the relevant country.
Milestones in connection with clinical and regulatory events include: (i) treating a specified number of patients in a clinical trial for a specified condition, (ii) demonstration of favorable efficacy and safety during specified clinical trial phases, (iii) achieving either a specified clinical trial with respect to a relevant compound or filing a NDA with the FDA, (iv) successful trials in a specified phase with respect to a relevant compound, and (v) certain approvals by specified regulatory agencies with respect to a relevant compound. Clinical and regulatory event milestone payments under the License Agreement with IGF for LX-101 may be made for separate compounds and in the aggregate may amount to up to $61,000,000. In connection with the development of LX-101, the agreement provides for up to $20,000,000 in clinical and regulatory milestone payments. Sales based milestone payments include:

•
$5,000,000 payment upon achieving annual net sales for a relevant compound of $75,000,000,

•
$10,000,000 payment upon achieving annual net sales for a relevant compound of $150,000,000,

•
$20,000,000 payment upon achieving annual net sales for a relevant compound of $250,000,000, and;

•
$30,000,000 payment upon achieving annual net sales for a relevant compound of $500,000,000.

Each sales-based milestone may be achieved and incur payment for separate compounds.

IGF is also eligible for a royalty based on all net sales, by us or our sublicensees, of products containing the licensed compound. The royalty rates for each product are tiered based on annual sales and range from mid-single digits to 10%.
Tiers for royalty payments are:

(i)
between zero and $250,000,000 of annual worldwide sales for certain products,

(ii)
in excess of $250,000,000 and up to $500,000,000 of annual worldwide sales for certain products, and

(iii)
in excess of $500,000,000 of annual worldwide sales for certain products.

Royalties may be achieved and incur payments for separate compounds.
4.   CONVERTIBLE PROMISSORY NOTES — RELATED PARTY
On November 2, 2022, the Company and two of its Directors, Kenneth Hoberman and Ivan Bergstein (the “Holders”), entered into convertible promissory note agreements, in which the Company received an aggregate of $500,000 during the year, including $100,000 that was borrowed by the Company in May 2022. The Board of Directors elected to include the initial cash borrowings of $100,000 under the terms of the convertible note agreements entered into on November 2, 2022. The notes bore interest at a rate of prime plus 1.00% per annum and were set to mature on May 24, 2025.
On January 11, 2023, the Company issued an addendum to the convertible promissory notes, wherein the Holders agreed to advance the Company an additional $125,000 cash each, for an aggregate amount received of $250,000, in order to assist the Company in paying expenses. All the terms for this cash advance were the same as those under the previously outstanding convertible promissory notes.
The notes were convertible into shares of the class and series of equity securities issued by the Company in the earlier of (i) a private financing round led by an investment banker or (ii) an initial public offering of the Company resulting in the Company’s shares being listed on a national securities exchange (both defined as a “Qualified Equity Financing”) as is equal to the quotient (rounding up to the nearest whole share) obtained by dividing (a) the Conversion Amount by (b) the price at which a single share of the class and series of equity is sold to investors in a Qualified Equity Financing (“Conversion Price”). Otherwise, the holder had the option to convert at maturity (provided, the Company has not consummated the Qualified Equity Financing) the outstanding principal amount of its Note, and any accrued but unpaid interest thereon, into that number of shares of the Company’s Common Stock as is equal to the quotient (rounding up to the nearest whole share) obtained by dividing (a) the Conversion Amount by (b) Conversion Price. If a Qualified Equity Financing did not occur and the holder did not elect to convert the convertible promissory note, the outstanding principal balance and unpaid accrued interest on the convertible promissory note is due at maturity. Management evaluated the accounting guidance for embedded conversion features and ultimately determined that the embedded conversion feature did not require to be bifurcated under ASC Topic 815 Derivatives and Hedging and therefore, the convertible debt instrument was accounted for as a single liability measured at amortized cost. See Note 6 and Note 7.
On February 8, 2023, the outstanding principal balance and accrued interest on convertible promissory notes — related party of $750,000 and $16,430, respectively, were converted into 766,431 shares of common stock.
As of December 31, 2023 and 2022, there was accrued interest of $0 and $10,228, respectively, on the convertible promissory notes — related party. As of December 31, 2023 and 2022, the outstanding principal balance was $0 and $500,000, respectively.
5.   COMMITMENTS AND CONTINGENCIES
Legal
Periodically, the Company reviews the status of any significant matters that exist and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation. As of December 31, 2023 and 2022, there are no pending claims or litigation that are expected to materially affect the Company’s results going forward.
Legal Services Arrangement
The Company has an arrangement in principal with a law firm which assists the Company with general corporate matters and its planned IPO. The arrangement allows for the law firm to accrue for all work incurred in assisting the Company and will be due and payable upon the successful completion of an IPO. An IPO is defined as the Company’s common stock in an initial public offering pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission (“SEC”) and the listing of the common stock on a “national securities exchange” as defined in Section 6 of the Securities Exchange Act of 1934.
As of December 31, 2023 and 2022, the Company accrued an unbilled balance of $590,385 and $235,385, respectively. As of December 31, 2023, management has assessed the probability of a successful IPO as high in the near future. Therefore, the full unbilled amount has been accounted for as a component of deferred offering costs and accrued expenses.
License Agreements
The Company is party to a license agreement, which includes contingent payments. These payments will become payable if and when certain development, regulatory and commercial milestones are achieved. As of December 31, 2023, the satisfaction and timing of the contingent payments is uncertain and not reasonably estimable. See Note 3, “License Agreements.”
Director Compensation Agreement
Due to their extensive expertise and background in the life science industry, Dr. Ivan Bergstein and Mr. Ken Hoberman established an agreement with the Board on June 6, 2023. According to this agreement, upon the closing date of the initial public offering and each subsequent anniversary thereafter, the Company will award both individuals a specific number of restricted shares of Company common stock. This number will be equivalent to 0.75% of the total outstanding shares of the Company on each grant date, calculated on a fully-diluted basis. The vesting of each grant will occur in equal annual increments over a three-year period, contingent upon Dr. Bergstein’s and Mr. Hoberman’s continuous service with the Company.
McTavish Consulting Agreement
On July 12, 2023, the Company entered into a consulting agreement with the founder and President of IGF Oncology, with respect to ongoing services to the Company during the term of the license agreement. For these services, the consultant will be paid (i) $150,000 in cash or (ii) $150,000 in the value of the Company’s stock at the time of the offering in the Company’s discretion.
The total consideration amount has been recorded as a component of accrued expenses on the accompanying balance sheet as of December 31, 2023, and in the statement of operations as a component of research and development expenses for the year ended December 31, 2023.
On January 12, 2024, the consulting agreement was amended to increase the total consideration to (i) $225,000 in cash or (ii) $225,000 in the value of the Company’s stock at the time of the offering at the Company’s discretion.
6.   STOCKHOLDERS’ EQUITY (DEFICIT)
On November 16, 2021, the Company issued 1,000 shares of $0.001 par value common stock to the founders as part of its initial filing of incorporation in the State of Delaware.

On January 26, 2023, the Board of Directors unanimously voted to effect a 1-to-25,000 forward stock split of the Corporation’s outstanding shares of the common stock. Simultaneously, the Company amended the certificate of incorporation to increase the authorized number of common stock from 25,000,000 shares to 100,000,000 shares and the authorized number of preferred stock from 400 to 10,000,000 shares. See Note 1 regarding the application of the Forward Split to the accompanying financial statements.
On February 8, 2023, the Company issued 6,300,000 shares of common stock (the “Private Equity Financing”) for gross proceeds of $6,300,000 and after factoring in certain intermediary expenses, net proceeds of $5,835,850 of which $91,510 is accrued for as future amounts due to legal upon completion of the anticipated IPO. Additionally, on February 8, 2023, the Company converted the related party convertible promissory notes with an outstanding principal balance of $750,000 and accrued interest of $16,430 into 766,431 shares of common stock.
As of December 31, 2023 and 2022, the Company had 32,066,431 and 25,000,000 issued and outstanding shares of common stock, respectively, and no issued and outstanding shares of preferred stock.
Warrants
In connection with the Private Equity Financing which closed on February 8, 2023, the Company issued warrants to the placement agent to purchase 504,000 shares of common stock of the Company equal to 8% of the aggregate number of shares issued. The warrants have an exercise price of $1.25 per share and may be exercised at any time for five years or up until February 8, 2028. The Company accounts for the warrants as equity-classified and are reflected net as a component of additional paid in capital on the accompanying statements of changes in stockholders’ equity (deficit) for the years ended December 31, 2023 and 2022.
7.   INCOME TAXES
As of December 31, 2023 and 2022, the net deferred tax assets were zero as a result of a full valuation applied against them. The valuation allowance is recognized to reduce the deferred tax asset as it is more likely than not that a tax benefit will not be realized.
The reconciliation of income tax expense computed at the U.S. federal statutory rate to the income tax provision for the year ended December 31, 2023 and 2022 is as follows:
	For the Year Ended December 31,
	2023	2022
Income before income taxes	$(2,200,698)	$(1,918,674)
Taxes under statutory US tax rates	(462,147)	(402,922)
State taxes, net of federal benefit	(465,957)	—
Research & development credit	(28,935)	(107,029)
Non-deductible interest	1,301	2,148
Increase in valuation allowance	955,738	507,802
Income tax expense	$—	$—
The valuation allowance overall increased by $955,738 in the year ended 2023, with a total value of $1,469,166 at December 31, 2023. The Company has fully reserved for the deferred tax asset resulting from available net operating loss carryforwards. The increase in the Company’s net valuation allowance was caused by net operating losses from ongoing operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following:
	For the Year Ended December 31,
	2023	2022
Research & development expenses	$912,417	$337,140
Stock based compensation	8,203	5,250
Net operating loss carry-forwards	412,582	64,009
Research & development credits	135,964	107,029
Valuation allowance	(1,469,166)	(513,428)
Net deferred tax assets	$—	$—
The Company does not expect a significant change in the amount of unrecognized tax benefits over the next 12 months. However, any adjustments arising from certain ongoing examinations by tax authorities could alter the timing or amount of taxable income or deductions and these adjustments could differ from the amount accrued. The Company files corporate income tax returns in the United States and is subject to federal income tax examinations by tax authorizes for the tax years 2021 through 2023.
The utilization of the Company’s net operating losses to offset future taxable income may be subject to annual limitations under Section 382 of the Internal Revenue Code and similar state statutes as a result of ownership changes. The Company has not analyzed if such ownership changes have occurred as of December 31, 2023, and they may occur in the future.
8.   SUBSEQUENT EVENTS
The Company has evaluated all significant transactions occurring after the balance sheet date of December 31, 2023, and through the date of financial statement issuance. Except for the subsequent events discussed in Notes 3 and 5, no additional subsequent events have taken place that require disclosure.

Shares of Common Stock

PRELIMINARY PROSPECTUS

ThinkEquity
           , 2024
Through and including            , 2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II
Information Not Required in Prospectus
Item 13.   Other Expenses of Issuance and Distribution
The following table sets for the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq Capital Market, or Nasdaq, listing fee.
Amount to be Paid
SEC Registration Fees		$3,690.00
Legal fees and expenses	$	*
FINRA filing fee	$	*
Nasdaq listing fee	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Transfer agent fees and expenses	$	*

*
To be disclosed by amendment.

Item 14.   Indemnification of Directors and Officers
Section 145(a) of the Delaware General Corporation Law, or DGCL. provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.
As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, we have adopted provisions in our Amended and Restated Certificate of Incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•
any breach of their duty of loyalty to the corporation or the stockholder;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•
any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our Amended and Restated Certificate of Incorporation and our Bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our Bylaws would permit indemnification. We have secured such insurance.
We have entered into an underwriting agreement in connection with this offering, which provides for indemnification by the underwriter of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15.   Recent Sales of Unregistered Securities
Since November 16, 2021, we have made the issuances of our unregistered securities described below. Also included is the consideration received by us for each such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
On February 8, 2023, the Company closed an investment with certain investors to issue 6,300,000 shares of common stock at a price of $1.00 per share for a total investment amount of approximately $6,300,000. In conjunction with the private financing, the Company’s convertible promissory notes with a principal balance of $750,000 and accrued interest of $16,431 was converted into 766,431 shares of common stock. These securities were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder in a transaction by an issuer not involving any public offering.

Item 16.   Exhibits and Financial Statement Schedules Index
(a)
Exhibits.   The exhibits to the Registration Statement are listed in the Exhibit Index below and incorporated by reference herein.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation of Lirum Therapeutics, Inc.
3.2	Form of Amended and Restated Bylaws of Lirum Therapeutics, Inc.
4.1	Form of Common Stock Certificate
4.2	Form of Representatives Warrant
5.1	Opinion of Alston & Bird LLP♦
10.1	License Agreement between Lirum Therapeutics, Inc. and IGF Oncology, LLC dated January 12, 2022, as amended on January 11, 2023, July 11, 2023, and January 12, 2024*
10.2	First Amendment to the License Agreement between Lirum Therapeutics, Inc. and IGF Oncology, LLC
10.3	Second Amendment to the License Agreement between Lirum Therapeutics, Inc. and IGF Oncology, LLC
10.4	Third Amendment to the License Agreement between Lirum Therapeutics, Inc. and IGF Oncology, LLC
10.5	Employment Agreement with Peter McDonald
10.6	2024 Equity Incentive Plan+
23.1	Consent of EisnerAmper LLP
23.2	Opinion of Alston & Bird LLP (included in Exhibit 5.1)♦
24.1	Power of Attorney (included on signature page)
107	Filing Fee Exhibit Table

♦
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Certain confidential portions of this exhibit have been omitted pursuant to Item 601(b) of Regulation S-K.

Item 17.   Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
(a)
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

5.   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of March, 2024.
Lirum Therapeutics, Inc.

By:
/s/ Peter McDonald

Peter McDonald
Chief Executive Officer, President, and Interim Principal Financial & Accounting Officer
POWER OF ATTORNEY
We, the undersigned directors and officers of Lirum Therapeutics, Inc., hereby severally constitute and appoint Peter McDonald, acting singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Peter McDonald Peter McDonald	Chief Executive Officer, President, and Principal Accounting Officer (Principal Executive Officer & Interim Principal Financial and Accounting Officer)	March 11, 2024
/s/ Ivan Bergstein Ivan Bergstein	Chairman	March 11, 2024
/s/ Kenneth Hoberman Kenneth Hoberman	Vice-Chairman	March 11, 2024
/s/ Alan Forman Alan Forman	Director	March 11, 2024
/s/ Daniel Hume Daniel Hume	Director	March 11, 2024
/s/ Mark Sard Mark Sard	Director	March 11, 2024
/s/ Kenneth Zuerblis Kenneth Zuerblis	Director	March 11, 2024